UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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The Sands Regent

(Name of Registrant as Specified in its Charter)

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T  H  E    S  A  N  D  S    R  E  G  E  N  T

Dear Stockholder:

On behalf of the board of directors of The Sands Regent, I cordially invite you to attend a special meeting of stockholders to be held at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada on August 28, 2006 at 10:00 a.m. local time.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated May 16, 2006, among The Sands Regent, Herbst Gaming, Inc., and HGI-Casinos, Inc., a wholly-owned subsidiary of Herbst Gaming, and approve the merger contemplated by the merger agreement, and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. If the merger is completed, we will become a subsidiary of Herbst Gaming. In the merger, you will be entitled to receive $15.00 in cash, without interest, for each share of our common stock that you own.

After careful consideration, our board of directors unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are fair to and advisable and in the best interests of The Sands Regent and its stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Your vote is important. We cannot complete the merger unless the holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement and the merger. We encourage you to read the accompanying proxy statement, including the annexes, in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement.

If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

I enthusiastically support this transaction and join the other members of our board of directors in recommending that you vote for the adoption of the merger agreement.

Sincerely,

Ferenc B. Szony

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated July 25, 2006, and is first being mailed to stockholders on or about July 27, 2006.

T  H  E    S  A  N  D  S    R  E  G  E  N  T

345 NORTH ARLINGTON AVENUE

RENO, NEVADA 89501

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 28, 2006

To the Stockholders of The Sands Regent:

We will hold a special meeting of the stockholders of The Sands Regent at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada on August 28, 2006 at 10:00 a.m. local time. The purpose of the special meeting will be:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 16, 2006, by and among The Sands Regent, Herbst Gaming, Inc., and HGI-Casinos, Inc., a wholly-owned subsidiary of Herbst Gaming, and approve the merger contemplated by the merger agreement;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only holders of record of our common stock at the close of business on July 24, 2006, the record date for the special meeting, may vote at the special meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting.

A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days prior to the special meeting at our executive offices and principal place of business for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting and will also be available at the special meeting.

Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written notice of intent to demand payment to us before the vote is taken on the adoption of the merger agreement at the special meeting, they do not vote in favor of the merger and they otherwise comply with all requirements of Nevada law, which are summarized in the accompanying proxy statement and attached to it as Annex D.

Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, which requires no postage if mailed in the United States. Returning a signed proxy card will not prevent you from attending the meeting and voting in person if you wish to do so.

You may vote by completing and mailing the enclosed proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank or other nominee, you should check the voting form used by that firm to determine whether you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy by mailing the enclosed proxy card will ensure that your shares are represented at the special meeting. Please review the instructions in this proxy statement and the enclosed proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these options. If you do not vote in person, submit the proxy or instruct your broker on how to vote at the special meeting, the effect will be the same as a vote against the proposal to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

Pete Cladianos III

Secretary

July 25, 2006

Reno, Nevada

i

Annexes

Annex A	—	Agreement and Plan of Merger dated as of May 16, 2006 by and among The Sands Regent, Herbst Gaming, Inc. and HGI-Casinos, Inc.	A-1

Annex B	—	Stockholder Proxy and Voting Agreement	B-1

Annex C	—	Opinion of Houlihan Lokey Howard & Zukin	C-1

Annex D	—	Section 92A.300 – 92A.500 of the Nevada Revised Statutes	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of The Sands Regent. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement. In this proxy statement, the terms “Company,” “we,” “our,” “ours,” and “us” refer to The Sands Regent. We refer to Herbst Gaming, Inc., as Herbst Gaming, and HGI-Casinos, Inc., as Merger Sub.

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with Herbst Gaming. Under the merger agreement, we will become a wholly-owned subsidiary of Herbst Gaming and our common stock will no longer be listed on the NASDAQ Capital Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to adopt the merger agreement and approve the merger. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our stockholder, to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada on August 28, 2006, at 10:00 a.m. local time.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to adopt the merger agreement and approve the merger and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	All stockholders as of the close of business on July 24, 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting. If you want to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date.

Q:	As a stockholder, what will I be entitled to receive in the merger?

A:	At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon the exercise of options or warrants), other than shares held by us, our wholly-owned subsidiaries, Herbst Gaming or Merger Sub or by dissenting holders who properly exercise dissenters’ rights under Nevada law, will be automatically converted into the right to receive $15.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock.

Q:	If I also hold warrants or options to purchase shares of common stock, how will my warrants or options be treated in the merger?

A:	All outstanding options to purchase shares of common stock and all outstanding warrants for which valid consents have been received will be entitled to the excess, if any, of $15.00 over the applicable exercise price for each share underlying the option or warrant, less applicable tax withholdings.

Q:	Is the merger contingent upon Herbst Gaming obtaining financing?

A:	No. The completion of the merger is not contingent upon Herbst Gaming obtaining financing. Herbst Gaming has represented to us that it has access to, and will have at closing, sufficient funds available to complete the merger.

Q:	How does our board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary.

Q:	Why is our board of directors recommending that I vote “FOR” the proposal to adopt the merger agreement and approve the merger?

A:	Our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and proposed merger. Based on this review, our board of directors determined that the merger is advisable, fair to and in the best interests of us and our stockholders. In reaching its decision to approve and adopt the merger agreement and to recommend the adoption of the merger agreement by our stockholders, our board of directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. Our board of directors also considered each of the items set forth on pages 25 through 27 under “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of our stockholders is required to adopt the merger agreement and approve the merger?

A:	Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of our common stock that you own on July 24, 2006, the record date for the special meeting, you are entitled to cast one vote on each matter voted upon at the special meeting.

Q:	Have any stockholders of The Sands Regent agreed to vote in favor of the adoption of the merger agreement?

A:	Yes. Certain of our directors, officers and affiliates have entered into a stockholder proxy and voting agreement with Herbst Gaming in which they have agreed to vote their shares of our common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders held common stock representing approximately 25% of our outstanding common stock. For additional information about the stockholder proxy and voting agreement, see “Description of the Stockholder Proxy and Voting Agreement” on page 54. The stockholder proxy and voting agreement is attached to this proxy statement as Annex B.

Q:	Is the approval of the stockholders of Herbst Gaming or its subsidiaries required to effectuate the merger?

A:	No. Only the approval of Herbst Gaming as the sole stockholder of Merger Sub is required to effectuate the merger, which approval has already been obtained.

Q:	How do I cast my vote?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes, and carefully consider how the merger affects you. If you were a holder of record on July 24, 2006, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee. If you do not provide your broker, bank or nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. Please refer to the voting instruction card provided by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the adoption the merger agreement and approval of the merger and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	What will happen if I abstain from voting or fail to vote on the proposals or instruct my broker to vote on the proposals?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger and against the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if such a proposal to adjourn is necessary.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes, you may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	First, you can provide a written instrument or transmission to our corporate secretary prior to the special meeting stating that you revoke your proxy;

•	Second, you can complete and submit a later dated proxy in writing; or

•	Third, if you are a holder of record, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given; your attendance alone, however, will not revoke any proxy that you have previously given.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Am I entitled to dissenters’ rights?

A:

Yes. Under the Nevada Revised Statutes, holders of our common stock who do not vote in favor of the proposal to adopt the merger agreement and approve the merger will have the right to seek appraisal of the fair value of their shares, but only if they deliver a written notice of their intent to demand payment for their shares to us prior to the vote on the adoption of the merger agreement and they comply with the Nevada law procedures explained in this proxy statement, including by not voting in favor of the adoption of the merger agreement. For additional information about dissenters’ rights, see “The Merger—Dissenters’ Rights” on page 40.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of cash for each share of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash per share that you receive and your adjusted tax basis in that share. In addition, under certain circumstances, a portion of your merger consideration may be subject to withholding under applicable tax laws.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page 35 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. Promptly after the merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions. Alternatively, if you exercise dissenters’ rights, you will receive a dissenters’ notice from us instructing you where and when your certificates must be deposited.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We currently expect to complete the merger in the fourth quarter of calendar year 2006. However, we cannot predict the exact timing of the completion of the merger because the merger is subject to various approvals which are still pending as of the date hereof, including clearance by gaming authorities, including the State of Nevada Gaming Control Commission and the Nevada State Gaming Board.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please call our proxy solicitor, Georgeson Inc., at (212) 440-9800 (banks and brokers) or (866) 482-4969 (all others, toll free). If you would like additional copies, without charge, of this proxy statement you should contact:

The Sands Regent

Attn: Investor Relations

345 North Arlington Avenue

Reno, Nevada 89501

(775) 345-2200

OR

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 482-4969

SUMMARY

This summary term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of The Sands Regent or that you should consider before voting on the proposal to adopt the merger agreement and approve the merger. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement and approve the merger. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information about The Sands Regent, Herbst Gaming, Inc. and HGI-Casinos, Inc. (page 19)

The Sands Regent

345 North Arlington Avenue

Reno, Nevada 89501

(775) 348-2200

The Sands Regent operates casinos and tourist-based facilities through our wholly-owned subsidiaries: Zante, Inc., which owns and operates the Sands Regency Casino Hotel (the “Sands”) in downtown Reno, Nevada; Last Chance, Inc., which operates the Gold Ranch Casino and RV Resort (“Gold Ranch”) in Verdi, Nevada; Plantation Investments, Inc., which owns and operates Rail City Casino (“Rail City”) in Sparks, Nevada; and Dayton Gaming, Inc. which owns and operates the Depot Casino and Red Hawk Sports Bar (together, the “Depot”) in Dayton, Nevada.

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada 89118

(702) 889-7695

Herbst Gaming is a diversified gaming company that focuses on two business lines: slot route operations and casino operations. Its slot route operations involve the exclusive installation and operation of slot machines in certain strategic, high traffic, non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants. Herbst Gaming currently owns and operates approximately 7,100 slot machines in its slot route business and is one of the largest slot machine operators in Nevada. Its casino operations in Nevada consists of five casinos that focus on local gaming patrons, and includes the ownership and operation of Terrible’s Hotel & Casino in Las Vegas, Nevada and four other small casinos in southern Nevada operated under the Terrible’s name. Its Nevada casinos contain an aggregate of approximately 1,795 slot machines and 15 table games. As a result of its acquisition on February 1, 2005 of assets from Grace Entertainment, Inc., its casino operations also included what are now Terrible’s St. Jo Frontier Casino in St. Joseph, Missouri, Mark Twain Casino in LaGrange, Missouri, and Terrible’s Lakeside Casino Resort in Osceola, Iowa. These three properties have added approximately 2,217 slot machines and 44 table games to Herbst Gaming’s casino business.

HGI-Casinos, Inc.

c/o Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada 89118

(702) 889-7695

HGI-Casinos (or Merger Sub) is a direct wholly-owned subsidiary of Herbst Gaming. Merger Sub was created solely for the purpose of merging into The Sands Regent in the merger.

The Merger (page 19)

We have agreed to be acquired by Herbst Gaming pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge into The Sands Regent, with The Sands Regent continuing as the surviving corporation and a wholly-owned subsidiary of Herbst Gaming. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon exercise of options or warrants), other than shares held by us, our wholly-owned subsidiaries, Herbst Gaming or Merger Sub or by holders properly exercising dissenters’ rights under Nevada law, will be automatically converted into the right to receive $15.00 in cash, without interest and less any applicable withholding taxes, in the amounts indicated in the chart below.

Stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand payment for the fair value of their shares if the merger is completed, but only if they submit a written notice of their intent to demand payment for appraisal to us before the vote is taken on the adoption of the merger agreement at the special meeting and they comply with all requirements of Nevada law. After the merger is effected, each dissenting stockholder will no longer have any rights as a stockholder of The Sands Regent with respect to his or her shares, except for the right to receive payment of the fair value of his or her shares under Nevada law. For additional information about dissenters’ rights, see “The Merger—Dissenters’ Rights” on page 40.

Effect of the Merger on Stock Options and Warrants (page 43)

Subject to the consent of the holders of outstanding options to purchase shares of our common stock, all outstanding options to purchase shares of our common stock will be cancelled at the effective time of the merger. Upon cancellation of an option, the holder will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $15.00 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option, whether vested or unvested.

Subject to the consent of the holders of warrants to purchase shares of our common stock, all outstanding warrants to purchase shares of our common stock will be cancelled at the effective time of the merger. Upon cancellation of a warrant, the warrant holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $15.00 over the applicable warrant exercise price and (ii) the number of shares of common stock subject to the warrant.

The Special Meeting (page 15)

The special meeting of our stockholders will be held at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada, on August 28, 2006 at 10:00 a.m. local time. At the special meeting, you will be asked to vote on the proposal to adopt the merger agreement and approve the merger, and, if necessary, the proposal to adjourn the special meeting to solicit additional proxies.

Stockholders Entitled to Vote; Vote Required (page 15)

Only holders of record of our common stock at the close of business on July 24, 2006, the record date for the special meeting, may vote at the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. On the record date, there were 7,126,391 shares of our common stock entitled to vote at the special meeting.

Stockholder Proxy and Voting Agreement (page 54)

Concurrently with the execution of the merger agreement, Herbst Gaming entered into a stockholder proxy and voting agreement with certain of our officers, directors and affiliates under which these persons have agreed to vote their shares of our common stock in favor of the adoption of the merger agreement. As of July 24, 2006, the stockholders subject to the proxy and voting agreement held approximately 25% of our outstanding common stock. For additional information about the stockholder proxy and voting agreement, see “Description of the Stockholder Proxy and Voting Agreement” on page 54. The stockholder proxy and voting agreement is attached to this proxy statement as Annex B. We encourage you to read the stockholder proxy and voting agreement carefully and in its entirety.

Shares Owned by Our Directors and Executive Officers (page 16)

As of July 24, 2006, the record date for the special meeting, our directors and executive officers beneficially owned 47,502 shares of common stock (excluding all options, whether or not exercisable within 60 days) entitled to vote at the meeting, or approximately .67% of our total common stock outstanding on that date.

Market Price and Dividend Data (page 56)

Our common stock is listed on the NASDAQ Capital Market under the symbol “SNDS.” On May 16, 2006, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $13.82. On July 24, 2006, the last full trading day prior to the date of this proxy statement, our common stock closed at $14.46. See “Market Price and Dividend Data” on page 56.

Recommendation of Our Board of Directors (page 25)

Our board of directors, by the unanimous vote of all directors:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement, and declared the merger to be advisable to our stockholders;

•	determined that it was in the best interests of us and our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement; and

•	determined that the consideration to be paid to our stockholders in the merger was fair.

Our board of directors recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger, and, “FOR” the proposal to adjourn the meeting to solicit additional proxies. To review the background of the merger and the factors that our board of directors considered when deciding whether to approve the merger agreement and the transactions contemplated by the merger agreement, see “The Merger—Background to the Merger” on pages 20 through 24.

Interests of Our Directors and Executive Officers in the Merger (page 33)

When considering our board of directors’ recommendation that you vote in favor of the proposal to adopt the merger agreement and approve the merger, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. For example,

•	subject to the consent of the holder, each option (vested and unvested) to purchase shares of our common stock will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $15.00 over the applicable option exercise price and (ii) the number of shares subject to the option;

•	all forfeiture restrictions on shares of restricted stock will lapse immediately prior to the effective time of the merger, and the shares will be cancelled in exchange for $15.00 in cash, without interest and less any applicable withholding taxes;

•	Ferenc Szony, our Chief Executive Officer, Robert Medeiros, our Chief Operating Officer, and Cornelius Klerk, our Chief Financial Officer, have entered into employment agreements with Herbst Gaming that will become effective upon consummation of the merger and are expected to continue in their respective roles following consummation of the merger;

•	we have entered into change in control bonus agreements with Messrs. Szony, Medeiros and Klerk pursuant to which each executive may become entitled to receive a cash bonus upon completion of the merger;

•	our directors and officers will continue to be indemnified for acts and omissions occurring at or prior to the effective time of the merger and will have the benefit of director and officer liability insurance for 6 years after completion of the merger; and

•	any employees (including our officers) that continue employment with Herbst Gaming or its subsidiaries following the merger will continue to be provided for a period of 12 months following the effective time of the merger with benefits under employee benefit plans and policies (other than equity incentive plans) that are substantially similar, in the aggregate, to those provided by us and our subsidiaries prior to the effective time of the merger; such continuing employees will also receive credit for the purposes of eligibility and vesting for their service with us or any of our subsidiaries under the benefit plans of Herbst Gaming or its subsidiaries.

Our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Opinion of Houlihan Lokey Howard & Zukin (page 27 and Annex C)

In connection with the merger, our board of directors received a written opinion from Houlihan Lokey Howard & Zukin (“Houlihan Lokey”), as to the fairness, from a financial point of view, of the merger consideration to be received by our public stockholders. The full text of Houlihan Lokey’s written opinion, dated May 16, 2006, is attached to this proxy statement as Annex C. Holders of our common stock are encouraged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Houlihan Lokey’s opinion was directed to our board of directors in connection with its evaluation of the merger consideration, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger agreement. We paid Houlihan Lokey a fee of $250,000 for its services upon the delivery of its fairness opinion. No additional fee will be paid to Houlihan Lokey upon completion of the merger.

Delisting and Deregistration of Our Common Stock (page 35)

If the merger is completed, our common stock will no longer be listed on the NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934 (or Exchange Act), and we will no longer file periodic reports with the Securities and Exchange Commission.

Litigation Relating to the Merger (page 35)

On May 31, 2006, and June 28, 2006, purported stockholder class action lawsuits were filed on behalf of the holders of our common stock in Nevada district court, in the county of Washoe.

The Merger Agreement (page 43)

Conditions to the Completion of the Merger (page 50)

Our, Herbst Gaming’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	our stockholders must adopt the merger agreement and approve the merger;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (or the HSR Act);

•	receipt of all governmental entity consents required to be obtained, including all necessary approvals under any applicable gaming laws; and

•	the absence of any law or order of a governmental entity existing that prevents or prohibits the consummation of the merger.

Herbst Gaming’s and Merger Sub’s obligations to complete the merger are also subject to the satisfaction by us or waiver by them of the following conditions:

•	the accuracy of our representations and warranties, except where such inaccuracy would not reasonably be expected to result in a material adverse effect (other than representations and warranties relating to our outstanding securities, which must be true in all material respects);

•	we have materially complied with our obligations, covenants and agreements under the merger agreement;

•	a material adverse effect has not occurred with respect to us;

•	all outstanding warrants to purchase our common stock shall have been exercised in full and we shall have received consent to cancel the warrants in exchange for the merger consideration;

•	holders of no more than 10% of our common stock issued and outstanding immediately prior to the merger must not have properly demanded an appraisal of their shares under Nevada law prior to the consummation of the merger; and

•	certain contracts with our affiliates shall have been cancelled.

Our obligation to complete the merger is also subject to the satisfaction by Herbst Gaming and/or Merger Sub or waiver by us of the following conditions:

•	the accuracy of Herbst Gaming’s and Merger Sub’s representations and warranties, except where such inaccuracy would not reasonably be expected to have a material adverse effect on Herbst Gaming; and

•	Herbst Gaming’s and Merger Sub’s material compliance with their obligations, covenants or agreements under the merger agreement.

No Solicitation Covenant (page 47)

The merger agreement contains restrictions on our ability to solicit, initiate, participate in discussions or negotiations with, provide any non-public information to, or enter into an agreement with, a third party with respect to a proposal to acquire more than 25% of our outstanding common stock or a proposal to acquire a material portion of our assets or the assets of our material subsidiaries. The merger agreement does not, however, prohibit us or our board of directors from considering an unsolicited superior proposal from a third party and furnishing non-public information to, and engaging in discussions with, such third party, if (i) our board of directors determines in good faith that the acquisition proposal is, or is reasonably likely to result in, a superior proposal, (ii) after consulting with outside counsel, our board of directors determines that not taking such actions would reasonably be expected to result in a breach of its fiduciary duties and (iii) we provide to Herbst Gaming a copy of any material nonpublic information provided to such third-party.

Termination of the Merger Agreement (page 51)

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders as follows:

•	by our and Herbst Gaming’s mutual written consent;

•	by either Herbst Gaming or us if:

•	we do not complete the merger by February 15, 2007, provided that this date will be extended by three months if necessary to obtain required regulatory approvals and all other conditions to the completion of the merger have been satisfied or remain capable of being satisfied;

•	there exists any United States law that prohibits the merger or otherwise makes it illegal;

•	there exists any order or law of a governmental entity that prevents or prohibits the consummation of the merger that is final and nonappealable; or

•	our stockholders do not adopt the merger agreement and approve the merger at the stockholders meeting (or at any adjournment or postponement thereof) called for such purpose;

•	by us if:

•	prior to our stockholders’ adoption of the merger agreement and approval of the merger, our board of directors determines to accept a superior proposal, and after consulting with its outside legal advisors, determines in good faith that the failure to accept the superior proposal would result in a breach of its fiduciary duties to our stockholders; and

•	Herbst Gaming or Merger Sub materially breaches a material representation, warranty, covenant or agreement so that the related closing conditions cannot be satisfied and such breach is not or cannot be cured prior to the date on which the merger must be consummated after 10 business days’ notice from us; or

•	by Herbst Gaming if:

•	our board of directors (i) withdraws, modifies or changes its approval or recommendation of the merger agreement in a way that is adverse to Herbst Gaming, (ii) approves or recommends an acquisition proposal by a third party or (iii) enters into any letter of intent, agreement in principle or acquisition agreement with respect to an acquisition proposal with a third party; or

•	we materially breach a material representation, warranty, covenant or agreement so that the related closing conditions cannot be satisfied and such breach is not or cannot be cured prior to the date on which the merger must be consummated after 10 business days’ notice from Herbst Gaming or Merger Sub.

Termination Fees and Other Expenses (page 52)

Each party will pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay a termination fee of $5.0 million to Herbst Gaming if the merger agreement is terminated under the following circumstances:

•	our board of directors accepts a superior proposal;

•	our board of directors (i) withdraws, modifies or changes their approval or recommendation for the merger agreement, (ii) approves or recommends an acquisition proposal by a third party or (iii) enters into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal;

•	as a result of our failure to convene the special meeting, and prior to May 15, 2007, an acquisition proposal is announced and within 12 months following the termination we consummate an alternative transaction or enter into an agreement for an alternative transaction which is ultimately consummated;

•	an acquisition proposal is publicly announced prior to the special meeting and our stockholders do not adopt the merger agreement and approve the merger at the special meeting called for such purpose, and within 12 months following the termination of the merger agreement, we consummate an alternative transaction or enter into an agreement for an alternative transaction which is ultimately consummated; or

•	an intentional material breach of the merger agreement by us and we consummate an alternative transaction or enter into an agreement for an alternative transaction which is subsequently consummated within 12 months of the termination of the merger agreement.

If the merger agreement is terminated by either us or Herbst Gaming for our failure to obtain stockholder approval of the Merger Agreement, we will be required to pay Herbst Gaming up to $2.5 million for its actual and reasonably documented out-of-pocket expenses. In no event will the total termination fee payable by us to Herbst Gaming exceed $5.0 million.

Material U.S. Federal Income Tax Consequences (page 35)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, generally you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger and your adjusted tax basis in such shares. In addition, under certain circumstances, a portion of your merger consideration may be subject to withholding under applicable tax laws.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” beginning on page 35 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 38)

Antitrust (page 38)

Under the HSR Act, we cannot complete the merger until we and Herbst Gaming have notified the Antitrust Division of the U.S. Department of Justice (or Antitrust Division) and the U.S. Federal Trade Commission (or FTC) of the merger, furnished them with certain information and materials relating to the merger and the applicable waiting periods have terminated. We and Herbst Gaming filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on June 9, 2006. The FTC granted the parties early termination of the waiting period on June 22, 2006.

Gaming (page 38)

As a result of the merger, Herbst Gaming will own our gaming operations in Nevada. These gaming operations are subject to various licensing and other regulator requirements administered by various governmental entities. Some of these laws and regulations require that the applicable regulatory authorities approve the merger. We and/or Herbst Gaming have filed applications with the gaming authorities in Nevada in connection with the merger.

There can be no assurance that the governmental reviewing authorities will terminate the applicable statutory waiting periods or clear the merger at all or without restrictions or conditions. In addition, during or after the statutory waiting period and clearance of the merger, and even after completion of the merger, any state attorney general could challenge, seek to block or block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Furthermore, while we expect to receive applicable governmental clearances, we cannot assure you that other regulatory challenges to the merger will not be made. If a challenge is made, we cannot predict the result. We and Herbst Gaming have agreed to use commercially reasonable efforts to obtain as promptly as reasonably practicable all consents and waivers of any governmental entity or any other person required in connection with the merger. These commitments are subject to limitations as set forth in the merger agreement.

Paying Agent

U.S. Stock Transfer Corporation will act as the paying agent for the payment of the merger consideration.

Dissenters’ Rights (page 40)

Under Nevada law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may dissent from the merger and obtain fair value for their shares under Section 92A.300 – 92A.500 of the Nevada Revised Statutes. “Fair value” means the value of the shares immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly assert appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement and approve the merger;

•	you must deliver a written notice of your intent to demand payment to us in compliance with the Nevada Revised Statutes before the vote on the proposal to adopt the merger agreement and approve the merger occurs at the special meeting; and

•	upon receiving a dissenters’ notice from us, you must demand payment, certify that you are the beneficial owner and that you acquired beneficial ownership of the shares prior to the date of the first announcement to the news media or stockholders of the terms of the merger, and deposit your shares in accordance with the terms of notice.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under Nevada law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement and approve the merger, the submission of a proxy not marked “against” or “abstain” will result in the waiver of dissenters’ rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand payment for your shares. If you or your nominee fails to follow all of the steps required by Sections 92A.420 and 92A.440 of the Nevada Revised Statutes, you will lose your right of dissent. See “The Merger—Dissenters’ Rights” on page 40 for a description of the procedures that you must follow in order to exercise your dissenters’ rights.

Dissenting stockholders who properly perfect their dissenters’ rights will receive only the fair value of the shares as determined by Herbst Gaming plus interest, or if further contested pursuant to Section 92A.480 – 490 of the Nevada Revised Statutes, the amount determined by the court.

Annex D to this proxy statement contains the full text of Sections 92A.300 – 92A.500 of the Nevada Revised Statutes, which relates to your right of dissent. We encourage you to read these provisions carefully and in their entirety.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words. These forward-looking statements, including, without limitation, those projections regarding the completion of the merger, government consents and approvals and the outcome of the contingencies such as legal proceedings, are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

•	our ability to obtain the stockholder and regulatory approvals required for the merger;

•	the occurrence or non-occurrence of the other conditions to the closing of the merger;

•	the timing of the closing of the merger and receipt by stockholders of the merger consideration;

•	legislative or regulation developments that could have the effect of delaying or preventing the merger;

•	uncertainty concerning the effects of our pending transaction with Herbst Gaming; and

•	additional risks and uncertainties not presently known to us or that we currently deem immaterial.

You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

THE SANDS REGENT SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at the Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno, Nevada on August 28, 2006, at 10:00 a.m. local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on July 24, 2006, to consider and vote on the following proposals:

1. The adoption of the Agreement and Plan of Merger, dated as of May 16, 2006, by and among The Sands Regent, Herbst Gaming, Inc., and HGI-Casinos, Inc., a wholly-owned subsidiary of Herbst Gaming, and approval of the merger contemplated by the merger agreement;

2. The approval of the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

3. The transaction of any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Recommendation of Our Board of Directors

Our board of directors has determined that the terms of the merger agreement are advisable, fair to, in the best interests of our stockholders and has unanimously approved the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” any proposal to adjourn the special meeting to solicit additional proxies. See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Stockholders Entitled to Vote; Record Date; Vote Required

A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the special meeting. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum.

You may vote at the special meeting if you owned shares of our common stock at the close of business on July 24, 2006, the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote on the proposal to adopt the merger agreement and approve the merger is based on the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the adoption of the merger agreement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting authority or has not received instructions from the beneficial owner of the shares. Brokers and other nominees will not have discretionary authority on the proposal to adopt the merger agreement and approve the merger.

Approval of the proposal to adjourn the special meeting for the purpose of soliciting proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as voting against the approval of adjournment.

A list of our stockholders will be available for review for any purpose germane to the special meeting at our executive offices and principal place of business during regular business hours for a period of ten days before the special meeting and will also be available at the special meeting.

Shares Owned by Our Directors and Executive Officers

As of the record date for the special meeting, our directors and executive officers, beneficially owned 47,502 shares of common stock (excluding all options, whether or not exercisable within 60 days) entitled to vote at the meeting, or approximately .67% of our total common stock outstanding on that date.

Stockholder Proxy and Voting Agreement

Concurrently with the execution of the merger agreement, Herbst Gaming entered into a stockholder proxy and voting agreement with certain of our officers, directors and affiliates under which such persons have agreed to vote their shares of our common stock in favor of the adoption of the merger agreement. The stockholder proxy and voting agreement terminates upon the earliest to occur of (i) the date of termination of the merger agreement in accordance with its terms, (ii) the consummation of the merger or (iii) the date of any material modification, waiver or amendment to the merger agreement which reduces the merger consideration or extends the consummation of the merger beyond May 15, 2007. As of the record date, the stockholders party to the proxy and voting agreement held approximately 25% of our outstanding common stock. The stockholder voting agreement is attached to this proxy statement as Annex B. We encourage you to read the stockholder voting agreement carefully and in its entirety.

Voting; Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting.

Voting by Proxy

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement and approve the merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Only shares affirmatively voted for the proposal to adopt the merger agreement and approve the merger and the proposal to adjourn the special meeting to solicit additional proxies, if necessary, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our common stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes against the adoption of the merger agreement and votes against the proposal to adjourn the special meeting to solicit additional proxies, if necessary. Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes against the proposal to adopt the merger agreement and approve the merger and votes against the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Although it is not currently expected, if the proposal to adjourn the special meeting to solicit additional proxies, if necessary, is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

Any adjournment may be made without notice (if the adjournment is not for more than sixty days from the record date), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Revocation of Proxies

A stockholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

We and our proxy solicitation firm, Georgeson Inc., are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the payment of a fee of $10,000, plus reasonable expenses, to Georgeson Inc. for its services. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock held by them and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our executive officers and regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

Dissenters’ Rights

Under Nevada law, stockholders who do not wish to accept the consideration payable for their shares of common stock pursuant to the merger may dissent from the merger and obtain fair value for his shares under Section 92A.300 – 92A.500 of the Nevada Revised Statutes (set forth in full in Annex D of this proxy statement) by giving notice of intent to dissent prior to the stockholders vote. Fair value means the price of the shares immediately prior to the merger, as determined in a judicial proceeding. This right to dissent is subject to a number of restrictions and technical requirements. For more information on dissenters’ rights see below under “The Merger—Dissenters’ Rights.”

Other Business

We do not expect that any matter other than the proposal to adopt the merger agreement and approve the merger will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

The Sands Regent

Attn: Investor Relations

345 North Arlington Avenue

Reno, Nevada 89501

(775) 348-2200

OR

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 482-4969

PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our stockholders to adopt the merger agreement and approve the merger contemplated therein. If we complete the merger, we will become a wholly-owned subsidiary of Herbst Gaming, and our stockholders will have the right to receive $15.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger.

The Companies

The Sands Regent

We operate casinos and tourist-based facilities through our wholly-owned subsidiaries: Zante, Inc., which owns and operates The Sands Regency Casino Hotel (“Sands”) in downtown Reno, Nevada; Last Chance, Inc., which operates the Gold Ranch Casino and RV Resort (“Gold Ranch”) in Verdi, Nevada; and Plantation Investments, Inc., which owns and operates Rail City Casino (“Rail City”) in Sparks, Nevada. On March 31, 2005, we formed Dayton Gaming, Inc. for the purpose of acquiring the assets of the Depot Casino and Red Hawk Sports Bar (together, the “Depot”) in Dayton, Nevada. On September 1, 2005, we completed the acquisition.

We own and operate the casino and hotel towers at the Sands on an approximately 10.5 acre site in downtown Reno. The Sands has approximately 29,000 square feet of gaming space and a full selection of gaming alternatives, including 544 slot machines, 17 table games, keno, bingo, live poker and a sportsbook operated by an independent party. Additionally, the Sands resort complex has 833 hotel rooms, including 29 suites, a health spa, and a large outdoor swimming pool. Dining options at the Sands include Tony Roma’s, Famous for Ribs, restaurant; Cabana Café, a coffee house/deli-style restaurant; and The Steak Buffet. The property also has a Mel’s, the Original, diner style restaurant, and an Arby’s restaurant, both of which are franchises operated by third-parties. The facility also includes an entertainment cabaret, three cocktail lounges, a comedy club and approximately 12,000 square feet of convention and meeting space. Third-parties lease space from the Sands and operate a wedding chapel, a bicycle and ski rental shop, and a beauty shop. The Sands facility contains multiple parking areas, including a parking garage, with a total combined capacity for approximately 1,100 vehicles. A substantial portion of the Sands business, particularly our hotel customer base, is arranged through travel groups, both air and motor coach wholesalers, which offer economy rates, and are primarily from Western Canada, the Pacific Northwest and Northern California. Additionally, we have a slot route, which has slot machines in 10 locations in the greater Reno area.

We also own the business assets and lease the real property at Gold Ranch, which consists of approximately 27 acres. The real property lease has a twenty-year term with four five-year extension options ending in 2042. We possess the option to purchase the Gold Ranch real property. Gold Ranch offers approximately 243 slot machines in an 8,370 square foot casino, a family-style restaurant, a Jack-in-the-Box restaurant leased to and operated by a third-party, a bar, a 105-space RV park, a California lottery station, an ARCO gas station, and a convenience store. Gold Ranch’s guests include both tourists and local residents with local residents generating over half of the property’s casino patronage. Gold Ranch attempts to attract local residents through mid-week promotions geared toward enhancing local play mainly through lottery, casino, and restaurant programs. Tourist programs emphasize the RV park, casino and restaurant cross-promotions. Gold Ranch attempts to attract as much traffic as possible off Interstate 80, the major Nevada/California thoroughfare.

We own and operate the casino at Rail City on an approximately 7.2 acre site. Rail City has approximately 16,600 square feet of gaming space housing 650 slots, 6 table games, keno, a sportsbook operated by an independent party, a 24-hour family-style restaurant and a bar. Substantially all of Rail City’s customer base comes from northern Nevada and a majority of its customers reside in close proximity to the casino.

On September 1, 2005, we acquired the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada. We purchased all operating assets of the Depot, including all real property; two buildings on two parcels totaling approximately 4.5 acres with the Depot Casino, and a building and two parcels totaling approximately 0.5 acres with Red Hawk Sports Bar adjacent to the Depot.

Our principal offices are located at 345 North Arlington Avenue, Reno, Nevada 89501, and our telephone number is (775) 348-2200.

Herbst Gaming

Herbst Gaming is a diversified gaming company that focuses on two business lines: slot route operations and casino operations. Its slot route operations involve the exclusive installation and operation of slot machines in certain strategic, high traffic, non-casino locations, such as grocery stores, drug stores, convenience stores, bars and restaurants. It currently owns and operates approximately 7,100 slot machines in its slot route business and is one of the largest slot machine operators in Nevada. Its casino operations in Nevada consist of five casinos that focus on local gaming patrons, and include the ownership and operation of Terrible’s Hotel & Casino in Las Vegas, Nevada and four other small casinos in southern Nevada operated under the Terrible’s name. Its Nevada casinos contain an aggregate of approximately 1,795 slot machines and 15 table games. As a result of the acquisition on February 1, 2005 of assets from Grace Entertainment, Inc., as of that date its casino operations also included what are now Terrible’s St. Jo Frontier Casino in St. Joseph, Missouri, Terrible’s Mark Twain Casino in LaGrange, Missouri, and Terrible’s Lakeside Casino Resort in Osceola, Iowa. These three properties have added approximately 2,217 slot machines and 44 table games to Herbst’s casino business.

Herbst Gaming’s principal executive offices are located at 3440 West Russell Road, Las Vegas, Nevada 89118 and its telephone number is (702) 889-7695.

HGI-Casinos

Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Herbst Gaming. Merger Sub was organized solely for the purpose of entering into the merger agreement with The Sands Regent and completing the merger and has not conducted any business operations other than those incident to its formation. If the merger is completed, Merger Sub will cease to exist following its merger with and into The Sands Regent.

The mailing address of Merger Sub’s principal offices is c/o Herbst Gaming, 3440 West Russell Road, Las Vegas, Nevada 89118 and its telephone number is (702) 889-7695.

Background of the Merger

On January 22, 2006, a member of our board of directors received a telephone call from a representative of Herbst Gaming indicating Herbst Gaming’s interest in acquiring us in an all-cash transaction.

On January 27, 2006, certain members of our board of directors met with members of Herbst Gaming’s management at Herbst Gaming’s corporate offices in Las Vegas, Nevada. Following discussions among the parties at the meeting, Herbst Gaming indicated that it would prepare and send to our board of directors a letter outlining its interest in acquiring The Sands Regent.

On January 30, 2006, we received a letter from Herbst Gaming addressed to the chairman of our board of directors. The letter confirmed Herbst Gaming’s interest in acquiring The Sands Regent and indicated a potential valuation range for our common stock of $13.00 - $13.50 per share. The closing sales price of our common stock on January 27, 2006 was $10.73.

On February 2, 2006, our board of directors held a telephonic meeting to discuss the proposed transaction and whether we should enter into discussions with Herbst Gaming. Following a discussion, our board of directors determined that the company was not for sale, but that engaging in discussions with Herbst Gaming was in the best interest of our stockholders. In addition, the board established an ad hoc special committee consisting of Messrs. Larry Tuntland, Douglas Hayes and David Grundy to investigate and evaluate Herbst Gaming’s proposal, to enter into negotiations with Herbst Gaming and to assist the board in its evaluation and review of the proposed transaction. The ad hoc special committee was given the power to retain, on behalf of the board, financial and legal advisors to assist in the board’s evaluation of the terms of the proposed transaction. The board also authorized management and the special committee to enter into a confidentiality agreement, pursuant to which the company would agree to negotiate exclusively with Herbst Gaming for a period of sixty days. Later that day, we entered into the confidentiality agreement with Herbst Gaming.

On February 7, 2006, our board of directors held its regularly scheduled quarterly meeting. At the conclusion of the meeting, an executive session of the non-management members of the board was held during which the special committee provided an update on the proposed transaction to the non-management members of the board.

On February 9, 2006, the special committee met and interviewed two potential financial advisors, including Mercanti Securities, LLC (“Mercanti”). Following the meetings, the special committee retained Mercanti, on behalf of the company, as our financial advisor.

On February 14, 2006, we announced that the filing of our quarterly report on Form 10-Q for the three months ended December 31, 2005 and the release of our financial results for the same period would be delayed pending the conclusion of an internal review conducted under the direction of the audit committee of our board of directors relating to allegations made by a former employee of the company relating to the recording of the acquisition of the Dayton Casino, which was completed on September 1, 2005, and the recording of costs and expenses for the first two quarters of fiscal 2006.

During the period between February 14, 2006 and March 27, 2006, the parties remained in contact but substantive discussions with Herbst Gaming regarding its proposal to acquire the company were suspended pending the audit committee’s investigation.

On March 27, 2006, we made available to Herbst Gaming a data room containing certain due diligence information previously requested by Herbst Gaming. Later that night, certain of our representatives and certain representatives of Herbst Gaming had a dinner meeting during which our financial condition and operations were discussed.

On March 28, 2006, members of our management made a presentation to Herbst Gaming and its financial and legal advisors regarding our operations and financial performance.

On April 7, 2006, Herbst Gaming submitted a letter indicating that, subject to the completion of confirmatory due diligence and a mutually acceptable definitive agreement, Herbst Gaming would be willing to acquire all of our outstanding equity interests on the basis of a $13.75 per common share valuation.

On April 10, 2006, the special committee held a telephonic meeting with its legal and financial advisors to discuss the terms of the revised offer. The chairman of our board of directors also participated in the meeting. At the meeting, representatives of Latham & Watkins LLP reviewed a number of considerations with respect to the proposed transaction, including regulatory and antitrust considerations, timing, process, due diligence and confidentiality and advised the special committee regarding its fiduciary duties when considering the proposed transaction. Representatives of Mercanti reviewed the financial terms of the proposed transaction and presented financial analyses of Herbst Gaming’s revised proposal. Following a discussion, the special committee instructed Mercanti to inform Herbst Gaming’s representatives that its revised offer price was insufficient.

Between April 10, 2006 and April 18, 2006, representatives of Mercanti and Herbst Gaming’s financial advisors had telephonic conversations regarding Herbst Gaming’s revised offer.

On April 18, 2006, Herbst Gaming submitted a letter indicating its willingness to acquire all of our outstanding equity interests on the basis of a $14.25 per common share valuation.

On April 20, 2006, the special committee held a telephonic meeting with its financial and legal advisors to discuss the terms of the revised offer. At the meeting, representatives of Latham & Watkins LLP again reviewed the fiduciary duties of the special committee when considering the proposed transaction. Representatives of Mercanti reviewed the financial terms of the proposed transaction and presented financial analyses of Herbst Gaming’s revised proposal. Following a discussion, the special committee instructed Mercanti to again inform Herbst Gaming’s representatives that the increased offer price was insufficient.

On April 21, 2006, Mercanti informed Herbst Gaming’s financial advisors that the revised offer price was insufficient.

On April 24, 2006, Mercanti received a telephone call from members of Herbst Gaming’s management and its financial advisors during which Herbst Gaming offered to acquire us on the basis of a $15.00 per common share valuation subject to certain terms, including a termination fee of $7.5 million plus expense reimbursement of up to $2.5 million, a voting agreement for members of our management, board of directors and significant stockholders and limitations on our right to terminate the merger agreement after receiving shareholder approval. During this conversation, representatives of Herbst Gaming indicated to Mercanti that $15.00 per share consideration represented Herbst Gaming’s best and final proposal, that it would not agree to further increases in the consideration and that the increased offer price was conditioned upon our acceptance of the proposed termination fee.

Later that day, the special committee held a telephonic meeting with its financial and legal advisors to discuss the terms of the revised offer. At the meeting, representatives of Latham & Watkins LLP discussed the proposed terms of the revised offer. Representatives of Mercanti reviewed the financial terms of the revised offer and certain financial analyses related thereto. At the conclusion of the meeting, and after discussion, the special committee instructed its financial and legal advisors to inform Herbst Gaming through Herbst Gaming’s financial and legal advisors, respectively, that the $15.00 per share proposal was within an acceptable range such that the special committee felt that the parties could proceed to negotiation of a merger agreement but that the proposed terms of the merger agreement were unacceptable, including the proposed termination fee of $7.5 million and the proposed limitations on our right to terminate a potential merger agreement.

On April 26, 2006, representatives of Herbst Gaming communicated to our legal advisors that Herbst Gaming would be willing to reduce the proposed termination fee to $5.6 million. Our legal advisors responded that the special committee had previously determined that a termination fee at that level was unacceptable.

The special committee met telephonically later that day to receive an update from its financial and legal advisors on the status of the negotiations with Herbst Gaming. Mercanti and Latham & Watkins LLP informed the special committee that, following further negotiations with Herbst Gaming and its advisors, Herbst Gaming was willing to reduce the termination fee to $5 million. Herbst Gaming indicated that any further reduction in the termination fee would make the proposed transaction untenable to Herbst Gaming.

On April 27, 2006, our board of directors held a special telephonic meeting to discuss the status of the discussions with Herbst Gaming. At the meeting, representatives of Latham & Watkins LLP reviewed the fiduciary duties of the board when considering the proposed transaction and discussed with the board the proposed termination fee and the other terms of Herbst Gaming’s revised offer. Representatives of Mercanti made a presentation regarding certain financial analyses relating to the proposed transaction. Representatives of Mercanti and Latham & Watkins LLP also discussed the desirability of retaining an additional financial advisor to review and opine on the fairness of the financial terms of the proposed transaction. At the conclusion of the presentations, our management and board of directors discussed possible strategic alternatives available to us. Additionally, our board concluded that, although the price of our common stock had continued to rise in spite of our recent public disclosures regarding internal accounting problems, the proposed price constituted a meaningful premium to historical trading prices of our common stock. At the conclusion of the meeting, our board of directors authorized management and the special committee to continue discussions with Herbst Gaming with respect to a potential transaction. The board further authorized the special committee to interview and retain, on behalf of the board, an additional financial advisor for the purpose of reviewing and opining on the fairness of the financial terms of the proposed transaction.

On April 28, 2006, Herbst Gaming and its legal representatives forwarded a proposed merger agreement to our legal and financial advisors and us.

Also on April 28, 2006, the board engaged Houlihan Lokey to review and opine on the fairness, from a financial point of view, of the consideration offered by Herbst Gaming to our stockholders in the event that the negotiations between us and Herbst Gaming resulted in a merger agreement that was mutually acceptable.

On May 1, 2006, the special committee and its financial and legal advisors held a telephonic meeting to discuss the terms of the proposed merger agreement forwarded by Herbst Gaming. Prior to the meeting, the special committee was provided a draft of the merger agreement and a summary of the draft merger agreement prepared by our legal advisors. At the meeting, representatives of Latham & Watkins LLP again reviewed the fiduciary duties of the special committee when considering the proposed transaction. Representatives of Latham & Watkins LLP then reviewed the terms of the proposed merger agreement and discussed a number of matters relating to the transaction. Later that day, Herbst Gaming and its legal advisors delivered a proposed voting agreement to us and our legal and financial advisors.

On May 4, 2006, the special committee held a telephonic meeting with its legal and financial advisors to discuss our response to the proposed merger agreement. At the meeting, representatives of Latham & Watkins LLP discussed significant issues raised by the draft agreement, including (i) the definition of “material adverse affect”, which Herbst Gaming proposed would occur upon specified declines in our financial performance, which would enable Herbst Gaming to terminate the merger agreement, (ii) the requirement that we conduct Phase II environmental investigations and obtain title reports for each of our owned and leased property and if the results of these environmental investigations and title reports were not acceptable to Herbst Gaming then Herbst Gaming could either reduce the purchase price or terminate the merger agreement under specified circumstances, (iii) the proposed restrictions on our ability to discuss unsolicited alternative transactions with third parties, (iv) the ability of our board of directors to change its recommendation of the Herbst Gaming transaction to our shareholders, (v) the structure of the proposed termination fee and expense reimbursement provisions and (vi) the number and scope of the conditions we would need to satisfy in order to consummate the merger. The special committee then reviewed our proposed response on these issues. Following the meeting, representatives of Latham & Watkins LLP called representatives of Gibson, Dunn & Crutcher LLP, legal counsel to Herbst Gaming, to discuss our response to the proposed merger agreement. Later that day, we delivered a revised draft of the merger agreement to Herbst Gaming and its representatives.

On May 8, 2006, members of the special committee and our financial and legal advisors met with Herbst Gaming and its financial and legal advisors at Herbst Gaming’s corporate offices in Las Vegas, Nevada to discuss the terms of the merger agreement. At the meeting, certain provisions of the merger agreement were discussed, including the issues described in the preceding paragraph.

On May 9, 2006, our board of directors held a telephonic meeting to discuss the status of the discussions with Herbst Gaming. At the meeting, representatives of Latham & Watkins LLP reviewed with the board the significant issues discussed during the previous day’s meeting with Herbst Gaming. The special committee then updated the board on the status of the negotiations with respect to the proposed transaction documents and the status of Houlihan Lokey’s review of the financial terms of the proposed transaction.

On May 11, 2006, Herbst Gaming and its legal representatives delivered a revised merger agreement to us and our legal and financial advisors. Later that night, after reviewing the issues with and receiving input from members of the special committee, our legal advisors forwarded our response to the revised merger agreement and our comments to the voting agreement to Herbst Gaming and its representatives.

On May 12, 2006, the special committee held a telephonic meeting with its financial and legal advisors and members of our management to discuss the terms of the revised merger agreement received from Herbst Gaming. At the meeting, representatives of Latham & Watkins LLP again reviewed the fiduciary duties of the special committee when considering the proposed transaction. Representatives of Latham & Watkins LLP then reviewed the status of the negotiations of the proposed transaction and also discussed the resolution of certain open issues between the parties. Following this presentation, the special committee discussed the remaining open issues between the parties.

Between May 12, 2006 and May 16, 2006, representatives of Latham & Watkins LLP continued to discuss the terms of the revised merger agreement and voting agreement with representatives of Herbst Gaming and its advisors. On May 16, 2006, after the completion of Herbst Gaming’s due diligence review and following numerous discussions between Herbst Gaming, members of our management and the special committee, and our respective financial and legal advisors, all remaining issues with respect to the merger agreement and the voting were resolved in a manner acceptable to us.

Later on May 16, 2006, our board of directors held a meeting to consider the proposed transaction with Herbst Gaming. Prior to the meeting, our board of directors was provided with substantially final drafts of the merger agreement and the voting agreement and summaries of these agreements. At the meeting:

•	the special committee and representatives from Mercanti reviewed the history of the discussions between us and Herbst Gaming;

•	members of our management and the chairman of our board of directors discussed the strategic alternatives available to the company and the prospects of the company on a stand-alone basis;

•	representatives of Latham & Watkins LLP reviewed with our board its fiduciary duties when considering the proposed transaction;

•	representatives of Latham & Watkins LLP also reviewed with our board the terms and conditions of the merger agreement and the voting agreement;

•	representatives of Mercanti discussed certain financial aspects of the proposed transaction; and

•	representatives of Houlihan Lokey discussed certain financial analyses related to the proposed transaction and delivered its opinion described herein, which was subsequently confirmed in a written opinion dated May 16, 2006. See “—Opinion of Houlihan Lokey Howard & Zukin”.

After discussions with its financial and legal advisors, our board of directors unanimously determined it to be in our best interest and the best interests of our stockholders to enter into the merger agreement and consummate the merger on the terms and conditions set forth in the merger agreement. Our board of directors resolved unanimously to approve and adopt the merger agreement, the voting agreement and the other transactions contemplated by the merger agreement, and resolved unanimously to recommend that our stockholders vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement was executed by the parties on the evening of May 16, 2006. Our directors, officers and significant shareholders executed the stockholder voting agreement later that evening.

Prior to the opening of trading on the NASDAQ Capital Market on May 17, 2006, we issued a joint press release with Herbst Gaming announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

Our board of directors, by the unanimous vote of all directors:

•	approved and adopted the merger agreement and other transactions contemplated by the merger agreement;

•	determined that the terms of the merger agreement are advisable, fair to and in the best interests of our stockholders; and

•	determined that the consideration to be paid to our stockholders in the merger was fair.

Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

Reasons for the Merger

In reaching its determination to approve and adopt the merger agreement and the transactions contemplated thereby and to recommend that you vote in favor of the proposal to adopt the merger agreement and approve the merger, our board of directors consulted with our management, as well as our legal and financial advisors. These consultations included discussions regarding our strategic business plan, the historical prices for our common stock, our past and current business operations and financial condition, our future prospects and the potential merger with Herbst Gaming.

Our board of directors considered a number of positive factors in its deliberations:

•	the merger consideration of $15.00 per share of our common stock represents a meaningful premium to historical trading prices of our common stock. The per share common stock merger consideration represents a 8.5% premium over the closing price of our common stock on May 16, 2006, the last trading day prior to the announcement of the transaction; a 23.2% premium over our average common stock price for the three month period ended May 16, 2006; and a 43.7% premium over our average common stock price for the one year period ended May 16, 2006;

•	our board of directors concluded that the merger consideration was likely the highest price reasonably attainable for The Sands Regent’s stockholders in a merger or other acquisition transaction;

•	the conditions in the gaming industry generally and our business, operations, financial performance, financial condition, earnings and prospects on a stand-alone basis, as compared with the combined company after giving effect to the transaction, in light of the risks and potential rewards associated with alternatives reasonably available to us;

•	our belief that our growth prospects were dependent upon the acquisition of gaming facilities from third parties and the lack of attractive acquisition candidates in the foreseeable future;

•	the merger consideration consists solely of cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

•	management’s assessment after consultation with its financial advisors, that Herbst Gaming will have adequate capital resources to pay the merger consideration and Herbst Gaming’s representation to that effect;

•	there is no financing condition to the completion of the merger;

•	the potential impact on us of consolidation in the gaming industry generally and the expectation of increased competition in the Reno gaming market in the future from gaming companies with greater resources;

•

the stockholder proxy and voting agreement with certain of our directors, officers and affiliates terminates upon the termination of the merger agreement (including if our board of directors determines to complete a superior proposal made by a third party), which permits such stockholders to support a transaction involving a superior offer in such a case;

•	the view of our board of directors, after receiving advice of management and after consultation with our legal advisors, that regulatory approvals necessary to complete the merger are likely to be obtained;

•	Herbst Gaming is generally obligated to close the merger notwithstanding any breaches of our representations and warranties, unless those breaches would have a material adverse effect on us and our subsidiaries;

•	the fact that the merger would be subject to the approval of our stockholders and that if a higher offer were to be made prior to stockholder approval of the merger, our stockholders would be free to reject the transaction with Herbst Gaming;

•	the fact that the completion of the merger is subject to the adoption of the merger agreement by our stockholders and if a superior proposal for an alternative transaction were to be made by a third party prior to the adoption of the merger agreement by our stockholders at the special meeting, our board of directors can terminate the merger agreement and proceed with the alternative transaction;

•	our ability under the merger agreement to furnish information to and conduct negotiations with a third party, and to terminate the merger agreement if a third party makes a superior proposal for a business combination or acquisition, as more fully described under “The Merger Agreement—Covenants—No Solicitation of Acquisition Proposals” beginning on page 48;

•	the operating flexibility provided by the merger agreement to conduct our business between the signing of the merger agreement and the consummation of the merger;

•	under the merger agreement, changes to our business arising from the following will not be taken into account when determining whether Herbst Gaming may terminate the merger agreement due to a breach of a representation or warranty resulting in a material adverse effect on us and our subsidiaries, taken as a whole: (i) the effect of the public announcement of the merger agreement, (ii) the execution and delivery of the merger agreement, (iii) changes affecting the general economic or market conditions and (iv) changes that affect the gaming industry generally; and the availability of appraisal rights for stockholders who properly exercise these statutory rights;

•	our board considered the presentation by Houlihan Lokey Howard & Zukin on May 16, 2006, and its opinion that, as of May 16, 2006, and based on and subject to the matters set forth in its opinion, the consideration to be offered to holders of our common stock in the merger was fair, from a financial point of view, to such stockholders.

The Sands Regent board of directors also considered potential drawbacks or risks relating to the merger, including the following:

•	we will no longer exist as an independent company and our stockholders will no longer participate in our growth as an independent company and also will not participate in any synergies resulting from the merger;

•	the merger agreement precludes us from actively soliciting alternative proposals;

•	we are obligated to pay Herbst Gaming a termination fee of $5.0 million if we or Herbst terminates the merger agreement under certain circumstances, which may deter others from proposing an alternative transaction that might be more advantageous to our stockholders;

•	while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by our stockholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

•	the risk that the merger will not be approved by the appropriate governmental authorities;

•	certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders; and

•	the merger will be a taxable transaction and, as a result, our common stockholders generally will be required to pay taxes on any gains that result from their receipt of the cash consideration in the merger.

After taking into account all of the factors set forth above, as well as others, our board of directors unanimously agreed that the benefits of the merger outweigh the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of our stockholders. Our board of directors has unanimously approved the merger agreement and the merger and recommends that our stockholders vote to adopt the merger agreement and the merger at the special meeting.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and principle factors considered by our board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors. Our board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, the board of directors.

Opinion of Houlihan Lokey Howard & Zukin

Houlihan Lokey was retained by us to render an opinion as to whether the consideration to be received by our public stockholders in the connection with the merger is fair to our public stockholders from a financial point of view. The fairness opinion was prepared to assist our board of directors in evaluating the terms of the merger.

In connection with rendering its opinion, Houlihan Lokey, among other things:

•	reviewed our annual reports to stockholders and Securities and Exchange Commission filings on Form 10-K for the fiscal years ended June 30, 2001 through June 30, 2005, Securities and Exchange Commission filings on Form 10-Q for the periods ended September 30, 2005 and December 31, 2005, Securities and Exchange Commission filing on Form 8-K filed on May 8, 2006, and the draft form 10-Q dated March 31, 2006, which our management identified as being the most current financial statements available;

•	reviewed forecasts prepared by us for the fiscal periods 2006 through 2009;

•	met with the members of our board of directors to discuss the merger agreement and the transactions contemplated therein;

•	met with certain members of our senior management to discuss the merger agreement and the transactions contemplated therein and the operations, financial condition, future prospects, and our projected operations and performance;

•	met with representatives of Mercanti, our financial advisor, to discuss certain matters;

•	reviewed the following agreements and documents:

•	the merger agreement; and

•	proxy and voting agreement; and

•	conducted such other financial studies, analyses and inquiries as Houlihan Lokey deemed appropriate.

Houlihan Lokey assumed that the merger will be consummated in a timely manner and in accordance with the terms of the documents reviewed without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that individually or collectively would have a material effect on The Sands Regent or the consideration to be received by our public stockholders in connection with the merger. Without limiting the generality of the foregoing sentence, Houlihan Lokey specifically assumed that the number of outstanding shares (assuming exercise of all outstanding “in-the-money” options and warrants), the convertible debt, and the net debt amount used in Houlihan Lokey’s analysis would not materially differ from the estimates of such amounts.

Houlihan Lokey has no material prior relationship with us or our affiliates. In previous years, Houlihan Lokey provided limited consulting services to Herbst Gaming. The opinion is directed to our board of directors, addresses only the fairness, from a financial point of view, of the consideration to be received in the merger by our public stockholders and is not intended to constitute and does not constitute a recommendation as to how any public stockholder should vote on the merger, whether any such public stockholder should or should not exercise dissenters’ rights or any other matters relating to the merger. The consideration to be received by our public stockholders was determined on the basis of negotiations between our board of directors and Herbst Gaming, and was recommended and approved by our board of directors. Our public stockholders are urged to read the fairness opinion, attached as Annex C to this proxy statement, carefully and in its entirety.

In connection with its review, Houlihan Lokey considered financial projections. The financial projections were prepared by our management. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to our business, financial condition or results of operation, may cause the financial projections or the underlying assumptions to be inaccurate. As a result, the financial projections should not be relied upon as necessarily indicative of future results.

In arriving at its opinion, Houlihan Lokey reviewed key economic and market indicators, including, but not limited to, growth in the U.S. gross domestic product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey’s opinion is based on the business, economic, market and other conditions as they existed as of May 16, 2006 and on our financial projections that we provided to Houlihan Lokey. In rendering its opinion, Houlihan Lokey assumed and relied upon, without independent verification, the accuracy and completeness of all information supplied or otherwise made available to Houlihan Lokey, discussed or reviewed by or for Houlihan Lokey, or publicly available and Houlihan Lokey has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of our assets or liabilities or been furnished with any such evaluation, nor has Houlihan Lokey evaluated our solvency or fair value under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Houlihan Lokey has not assumed any obligation to conduct any physical inspection of our properties or facilities. With respect to the financial projections we furnished to or discussed with Houlihan Lokey, Houlihan Lokey has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of our management, at the time of their preparation, as to our expected future financial performance.

Houlihan Lokey was not asked to opine and does not express any opinion as to: (i) the fairness of any portion or aspect of the merger not expressly addressed in the opinion, (ii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of The Sands Regent, or any other party other than those set forth in the opinion, (iii) the relative merits of the merger as compared to any alternative business strategies that might exist for us or any other party or the effect of any other transaction in which we or any other party might engage, (iv) the tax or legal consequences of the merger to either us, our security holders, or any other party, or (v) whether or not we, our security holders or any other party is receiving or paying reasonably equivalent value in the merger.

The Houlihan Lokey opinion does not address our board of directors’ underlying business decision to recommend the merger, nor does it constitute a recommendation to our public stockholders as to how they should vote their shares in the merger. Furthermore, Houlihan Lokey was not requested to, and did not,

(a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise our board or any other party with respect to alternatives to the merger.

The summary set forth below describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in Houlihan Lokey’s fairness opinion. In its analyses, Houlihan Lokey made numerous assumptions with respect to us, the merger, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of businesses or securities of The Sands Regent are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Fairness Opinion

The May 16, 2006 opinion was rendered based upon a review of the merger agreement between Herbst Gaming, Merger Sub and us. The merger agreement contained a provision that allowed our board of directors to consider superior proposals, as defined in the merger agreement, subject to the payment of certain break-up fees and expense reimbursements to Herbst Gaming.

At the May 16, 2006 meeting of our board of directors, Houlihan Lokey rendered its oral opinion (later confirmed in writing) that as of such date, and based on and subject to the matters described in the fairness opinion, the consideration to be received by our public stockholders in the merger was fair to such stockholders from a financial point of view. The full text of the May 16, 2006 written opinion of Houlihan Lokey, which sets forth assumptions made, matters considered and limits on the review undertaken by Houlihan Lokey, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. The following summary of Houlihan Lokey’s opinion is qualified by reference to the full text of the opinion. The description of the opinion below sets forth the material terms of the opinion.

Houlihan Lokey used the methodologies described below to assess whether the consideration to be received by our public stockholders in the merger was fair to such stockholders from a financial point of view. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion in connection with the merger. Houlihan Lokey used the following analyses based upon its view that the approaches are appropriate and reflective of generally accepted valuation methodologies given our trading volume relative to total shares outstanding, the accessibility of comparable publicly traded companies, the availability of forecasts from our management, and available information regarding similar acquisitions in the casino and gaming industry.

Houlihan Lokey’s analyses included the calculation and comparison of the following: (i) an analysis of the premium being paid in the merger compared to historical public market prices of our stock; (ii) an analysis of our stock price as determined by Houlihan Lokey using a market multiple methodology described below, (iii) an analysis of our stock price as determined by Houlihan Lokey using a transaction multiple approach described below and (iv) an analysis of our stock price as determined by Houlihan Lokey using a discounted cash flow methodology described below.

Public Market Prices and Premium Paid

Houlihan Lokey reviewed the historical market prices and trading volume for our publicly held stock and reviewed publicly available analyst reports, news articles and press releases relating to The Sands Regent.

Houlihan Lokey analyzed our closing stock price through May 15, 2006. In addition, Houlihan Lokey reviewed the premium based upon our closing stock prices for the prior 1-day, 5-day, 30-day, 90-day, 52 week low, and 52 week high periods. The observed premiums ranged as follows:

	Offer Price	Closing Price	Premium
Prior 1-day	$15.00	$13.99	7.2%
Prior 5-day	$15.00	$13.81	8.6%
Prior 30-day	$15.00	$11.97	25.3%
Prior 90-day	$15.00	$10.03	49.5%

Prior 52 week low—5/12/05	$15.00	$8.51	76.3%
Prior 52 week high—5/12/06	$15.00	$13.99	7.2%

Market Multiple Methodology

Houlihan Lokey reviewed certain financial information of publicly traded comparable companies engaged in the casino and gaming industry selected solely by Houlihan Lokey. Houlihan Lokey deemed the selected companies to be reasonably comparable to us based on the industry in which we operate and our principal competitors. Houlihan Lokey selected five publicly traded companies with characteristics most similar to us based on publicly available information:

•	Ameristar Casinos, Inc.

•	Isle of Capri Casinos, Inc.

•	Monarch Casino & Resort, Inc.

•	MTR Gaming Group, Inc.

•	Pinnacle Entertainment, Inc.

Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information, including multiples of:

(i) enterprise value (“EV”, the equity value of the comparable company plus all interest-bearing debt, preferred securities, and minority interests less cash and cash equivalents) to latest twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization (“EBITDA”), and earnings before interest and taxes (“EBIT”); and

(ii) EV to projected next fiscal year (“NFY”) EBITDA and EBIT.

The analysis showed that the multiples exhibited by the comparable companies as of May 12, 2006 were as follows:

	EV / LTM EBITDA		EV / LTM EBIT		EV / NFY EBITDA		EV / NFY EBIT
Ameristar Casinos, Inc.	7.8	x	11.8	x	7.2	x	11.3	x
Isle of Capri Casinos, Inc.	9.8	x	18.3	x	9.7	x	18.3	x
Monarch Casino & Resort, Inc.	12.7	x	15.9	x	11.3	x	13.1	x
MTR Gaming Group, Inc.	8.0	x	15.7	x	8.3	x	NA
Pinnacle Entertainment, Inc.	19.5	x	52.6	x	9.8	x	17.2	x

Median	9.8	x	15.9	x	9.7	x	15.1	x
Mean	11.6	x	22.8	x	9.3	x	15.0	x

NA—Not Available.

Houlihan Lokey derived indications of our EV by applying selected EBITDA and EBIT multiples to our LTM results as well as to expected operating results for the next fiscal year ending June 30, 2007. The indications of operating enterprise value ranged from $129.3 million to $138.6 million, or $13.43 to $14.55 per share. Houlihan Lokey noted that the $15.00 per share consideration to be paid in the merger is above the range of values indicated by this analysis.

Selected Change-of-Control Transaction Multiple Approach

This valuation approach involves comparing us to certain other companies engaged in similar lines of business that have been acquired in a change-of-control transaction, yielding a market indication of the value of such companies. The change-of-control transactions were selected by Houlihan Lokey and Houlihan Lokey deemed the target companies in the selected transactions to be comparable to us or to be engaged in lines of business comparable to our own. By considering the enterprise value implied by the acquisition of such companies, and the resulting implied EBITDA and EBIT multiples, this valuation approach reflects the sentiment of acquirers.

Accordingly, in connection with this analysis, Houlihan Lokey reviewed certain financial information regarding transactions announced since 2004 of companies engaged in the casino and gaming industry. Transactions analyzed included:

•	Aztar Corporation

•	Riviera Holding Corporation

•	Kerzner International Limited

•	Isle of Capri Casinos Inc. / Bossier City and Vicksberg

•	Trump Casino

•	Argosy of Louisiana

•	Hilton Reno Resort & Casino

•	Motor City Casino

•	Golden Nugget Casino

•	Atlantic City Sands

•	Caesar’s Tahoe

•	Golden Nugget Laughlin

•	Argosy Gaming

•	Harrah’s East Chicago / Harrah’s Tunica / Atlantic City Hilton

•	Caesar’s Entertainment

•	Fitzgerald’s Casino

•	Mandalay Resort Group

•	Coast Casino’s Inc.

•	Mark Twain Casino (Acquired by Herbst Gaming, Inc.)

•	St. Joseph Riverboat Partners (Acquired by Herbst Gaming, Inc.)

•	Southern Iowa Gaming Company (Acquired by Herbst Gaming, Inc.)

•	Harrah’s Shreveport

This analysis resulted in indicated median and mean LTM EBITDA multiples of 8.0x and 8.6x, respectively, and median and mean LTM EBIT multiples of 13.6x and 14.7x, respectively. Houlihan Lokey also compared the EBITDA and EBIT multiples of the “single-state” operators and “multi-state” operators, which showed that casino operators that had operations in only one state generally received lower multiples than multi-state operators. Houlihan Lokey derived operating enterprise value indications for The Sands Regent by applying multiples to our LTM EBITDA and EBIT, yielding an operating enterprise value range of $115.0 million to $128.5 million, or $11.71 to $13.33 per share. Houlihan Lokey noted that the $15.00 per share consideration to be paid in the merger is above the range of values indicated by this analysis.

Houlihan Lokey noted that the accuracy of this valuation methodology is dependent on the extent to which the selected change-of-control transaction target companies are comparable to the company being analyzed. In our case, Houlihan Lokey observed that several of the target companies used in the analysis were of a different size than us, operated in geographic locations different from those we operate in, or operated in different economic environments than we do.

Discounted Cash Flow Approach

Houlihan Lokey calculated a range of enterprise values for The Sands Regent as the sum of the present values of (i) the estimated future free cash flows generated by us during the fiscal years ending 2006 through 2009 and (ii) our terminal value at the end of the projection period. The estimated future free cash flows were based on projections provided our management. Houlihan Lokey did not critically analyze or modify our management’s financial projections. The range of our terminal values were calculated based on projected 2009 EBITDA and a range of EBITDA multiples of 6.5x to 7.5x. Houlihan Lokey used discount rates ranging from 13.5% to 14.5% for us based on the estimated weighted average cost of our capital. This analysis indicated an operating enterprise value range of $113.5 million to $131.7 million, or $11.53 to $13.72 per share. Houlihan Lokey noted that the $15.00 per share consideration to be paid in the merger is above the range of values indicated by this analysis.

While the discounted cash flow approach is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including revenue growth rates, profit margins, working capital ratios, capital expenditures, terminal multiples and discount rates.

Determination of Fairness

After consideration of (i) the premium over the historical public market prices of our common stock, (ii) the multiples of comparable companies, (iii) the multiples paid in comparable change-of-control transactions, and (iv) the indicated value using the discounted cash flow methodology, Houlihan Lokey determined, based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, that the consideration to be received by our public stockholders in the merger is fair to such stockholders from a financial point of view.

We retained Houlihan Lokey based upon Houlihan Lokey’s experience in the valuation of businesses and their securities in connection with merger transactions, recapitalizations and similar transactions. Houlihan Lokey is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services and rendering fairness opinions in connection with mergers and acquisitions, leveraged buyouts, and business and securities valuations for a variety of regulatory and planning purposes, recapitalizations, financial restructurings and private placements of debt and equity securities.

We paid Houlihan Lokey a fee of $250,000 upon the rendering of its fairness opinion, plus reasonable out-of-pocket expenses. No portion of Houlihan Lokey’s fee is contingent upon the conclusion reached in the Houlihan Lokey opinion or the consummation of the merger. We have agreed to indemnify and hold harmless Houlihan Lokey or any employee, agent, officer, director, attorney, stockholders or any person who controls Houlihan Lokey, against and from all losses arising out of or in connection with its engagement by our board of directors. The foregoing summary does not purport to be a complete description of the analyses performed by Houlihan Lokey.

Mercanti Securities, LLC

We retained Mercanti to serve as our financial advisor to provide financial advice and assistance in connection with the transaction. For its services, we paid Mercanti a retainer fee of $100,000 and an additional fee of approximately $1,175,000 will be paid to Mercanti upon consummation of the merger.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. These interests are described below, and except as described below, our directors and executive officers have, to our knowledge, no material interest in the merger apart from those of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Accelerated Vesting and Cash Payout of Stock Options and Restricted Stock Awards

Stock Options.    Subject to the consent of the holder, all outstanding stock options (whether vested or unvested) we have granted to acquire shares of our common stock, including all such stock options held by our directors and executive officers, will automatically be cancelled at the effective time. Upon cancellation of an option, the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $15.00 over the applicable option exercise price and (ii) the number of shares of our common stock subject to the option, whether vested or unvested.

Restricted Stock.    Some of our executive officers and directors own restricted stock pursuant to our 2004 Equity Incentive Plan. At or immediately prior to the consummation of the merger, all restrictions on such shares of restricted stock (including all forfeiture restrictions) will immediately lapse, and the holders will be entitled to receive the full merger consideration for each share, without interest and less any applicable withholding taxes. Consequently, our executive officers and directors will be entitled to receive $15.00 for each share of restricted stock held by them upon consummation of the merger.

The following table shows the total number of option shares and unvested shares of restricted stock held by each director and executive officer that are expected to be cancelled in exchange for the right to receive the cash consideration described above. This information was prepared based on the total number of option shares and unvested shares of restricted stock held by each such individual as of June 30, 2006 and, where indicated, an additional number of shares of restricted stock that we anticipate granting to our non-employee directors, consistent with our customary year-end awards. The options have exercise prices ranging between $0.88 and $10.71 per share. The intrinsic value of the options is based on the difference between $15.00 (the per share merger consideration) and the actual exercise price of the individual’s options. The value of the restricted stock is based on $15.00 per share (the per share merger consideration).

	Cash to be Received in Connection with the Merger in Exchange for:
Name of Director or Executive Officer	Unvested Shares of Restricted Stock	Anticipated Grant of Restricted Stock(1)	Unvested Options to Purchase Our Shares	Vested Options to Purchase Our Shares	Total
Jon N. Bengtson	$52,500	$52,500	$0	$297,900	$402,900
Louis J. Phillips	52,500	52,500	0	616,544	721,544
Larry Tuntland	52,500	52,500	0	626,494	731,494
David R. Grundy	52,500	52,500	0	204,000	309,000
Doug Hayes	52,500	52,500	0	89,375	194,375
Ferenc B. Szony	150,000	0	0	3,418,800	3,568,800
Pete Cladianos III	0	0	0	0	0
Robert Medeiros	75,000	0	422,250	1,381,950	1,809,200
Cornelius Klerk	75,000	0	112,613	37,538	225,151

(1)	The foregoing table includes 17,500 shares of unvested restricted stock, 3,500 per non-employee director, that we anticipate issuing to our non-employee directors consistent with the company’s year-end director compensation program. The table does not include shares of restricted stock that may be granted pursuant to our fiscal 2006 bonus program.

Fiscal 2006 Bonus Program

Pursuant to our 2006 bonus program established at the commencement of fiscal 2006, bonuses are payable to our executive officers based on our actual performance against targeted operating income (net of corporate expenses), modified for individual performance. Each executive officer’s bonus opportunity is 67% of his base salary, of which approximately 60% is payable in cash and 40% in restricted stock awards that vest 25% per year, conditioned upon continued employment with us. Cash bonuses are generally paid 75% at the time of determination and 25% one year later, conditioned upon continued employment with us. The board has not yet determined fiscal 2006 bonuses. The maximum 2006 fiscal bonus (cash and stock) payable to Messrs. Szony, Medeiros and Klerk is $371,850, $190,950 and $170,850, respectively. Upon consummation of the merger, all shares of restricted stock issued as part of the 2006 bonus payment will become immediately vested and cashed out for the merger consideration as discussed above. In addition, the board may determine to accelerate the 25% deferred portion of the cash bonus to be payable upon consummation of the merger.

Employment Arrangements of Ferenc Szony, Robert Medeiros and Cornelius Klerk

Pursuant to the standard terms of our existing employment agreements with Ferenc Szony, our Chief Executive Officer, Robert Medeiros, our Chief Operating Officer, and Cornelius Klerk, our Chief Financial Officer, we may only terminate the executive’s employment (other than for death, disability or cause) upon twelve months written notice. However, in the event we enter into a change in control transaction (such as the merger), the existing employment agreements provide that the term of the employment agreements will be 24 months from the date of the change in control.

In connection with the merger, Messrs. Szony, Medeiros and Klerk each entered into a new employment agreement with Herbst Gaming. The new employment agreements will only become effective if the merger is consummated. The new employment agreements generally continue the salaries and bonus programs as currently in effect. Bonus program payouts under the new employment agreement, however, have been modified to remove the equity award component, which represents 40% of potential bonus payout and is currently payable in the form of restricted stock that vest 25% per year, and substitute cash payments that are payable 25% per year. Under the new employment agreements, each executive agreed to accept a severance package in lieu of the required termination notice period to which he is currently entitled. Accordingly, under the new employment agreements, the executive’s employment may be terminated at any time. However, if the executive’s employment is terminated for any reason other than death, disability or cause, the executive will be entitled to receive severance payments equal to 12 months base salary plus, as to Mr. Szony, an amount equal to the annual bonus otherwise payable, and as to Messrs. Medeiros and Klerk, 60% of the amount of the annual bonus otherwise payable. In addition, if the executive’s employment is terminated during the 12-month period following the consummation of the merger for any reason other than death, disability or cause, the executive will also be entitled to an additional amount of compensation based on the number of months remaining from the date of his termination until the first anniversary of the consummation of the merger. Such additional compensation would include the executive’s base salary and 60% of the annual bonus amount that otherwise would have been paid for such remaining months.

Set forth below is an estimate of the value of the severance benefits that would have been payable to Messrs. Szony, Medeiros and Klerk, under the new employment agreements with Herbst Gaming, assuming the consummation of the merger had occurred on June 30, 2006 and a qualifying termination of each executive’s employment immediately thereafter. This amount is in addition to the change in control bonuses described below and the does not include the values shown in the table above regarding the cash to be received in exchange for unvested shares of our restricted stock and stock options to purchase shares of our common stock.

Name	Estimated Value of Severance Benefits
Ferenc B. Szony	$987,900
Robert Medeiros	$507,300
Cornelius Klerk	$453,900

Change in Control Bonus Payments

In May 2006, we entered into change in control bonus agreements with each of Messrs. Szony, Medeiros and Klerk. Pursuant to such agreements, Messrs. Szony, Medeiros and Klerk will be entitled to receive a cash bonus of $200,000, $150,000 and $150,000, respectively, within 10 days following the consummation of the merger. Each executive’s right to receive his bonus is subject to his continued employment with us through consummation of the merger, unless he is terminated earlier without “Cause”.

For purposes of the change in control bonus agreements, “Cause” means:

•	the executive’s material breach of a fiduciary obligation to us;

•	the executive’s material violation of the Sands Board Policy Manual;

•	the executive’s material breach of his existing employment agreement including, without limitation, continual failure to perform substantially his duties with us, excessive absenteeism or dishonesty;

•	the executive’s arrest or indictment for, or written confession of, a felony or any crime involving moral turpitude under the laws of the United States;

•	the executive’s death;

•	a declaration by a court that the executive is mentally incompetent to manage his business affairs; or

•	the filing of any petition or other proceeding seeking to find the executive bankrupt or insolvent.

Indemnification, Insurance and Employee Benefits

The merger agreement provides for director and officer indemnification and insurance, and for the continuation of certain employee benefits. We describe these provisions in “The Merger Agreement—Indemnification and Insurance” and “The Merger Agreement—Employee Benefits.”

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act, and The Sands Regent will no longer file periodic reports with the Securities and Exchange Commission.

Litigation Relating to the Merger

On May 31, 2006, and June 28, 2006, purported stockholder class action lawsuits were filed on behalf of the holders of our common stock in Nevada district court, in the county of Washoe. The complaints name the company and members of our board of directors as defendants, and allege that the board of directors breached their fiduciary duties by adopting the merger agreement and approving the merger.

The complaints seek an injunction preventing the completion of the merger, invalidating the merger agreement, and directing the board to obtain a higher per share price for our common stock. They further seek the immediate disclosure of our quarterly results for the quarter ended March 31, 2006, imposition of a constructive trust, and other unspecified costs and damages, including reasonable attorneys’ fees and experts’ fees. We believe that the lawsuits are without merit and intend to vigorously defend the actions.

Material U.S. Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock who receive cash for their shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue

Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning the tax treatment of the merger, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This summary does not address all of the tax consequences that may be relevant to particular holders of our common stock in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar;

•	except to the extent specifically discussed below, Non-U.S. Holders (as defined below);

In addition, this discussion does not address any state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors regarding the specific tax consequences to you of the merger.

For purposes of this discussion, a “U.S. Holder” means a holder of our common stock that is:

•	a citizen or resident of the United States;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered U.S. Holders for federal income tax purposes, an individual citizen or resident of the United States;

A “Non-United States Holder” is a holder other than a United States Holder.

If a partnership or other pass-through entity holds our common stock, the tax treatment of a partner in the partnership or member in the other entity generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities holding our common stock, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger to them.

U.S. Holders

A U.S. Holder’s receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis in the shares of our common stock exchanged pursuant to the merger. Such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares of our common stock for more than one year at the time of the merger. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate stockholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations.

Non-U.S. Holders

Gain realized by Non-U.S. Holders on the exchange of shares of our common stock for cash in the merger generally will not be subject to United States federal income or withholding tax unless:

(i) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met;

(ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade of business in the United States; or

(iii) such shares of stock constitute a “United States real property interest” within the meaning of Foreign Investment in Real Property Tax Act, or “FIRPTA”.

A Non-U.S. Holder who is an individual described in clause (i) above will be subject to a flat 30% United States federal income tax on the gain derived from the merger, which may be offset by United States source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. A Non-U.S. Holder whose gain is described in clause (ii) above generally will be required to pay United States federal income tax on the net gain derived from the merger. If the Non-U.S. Holder is a corporation, then it may be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules.

It is possible that shares of our common stock constitute a “United States real property interest.” In such case, gain realized by a Non-U.S. Holder from the exchange of our common stock in the merger would not be subject to tax under FIRPTA as a sale of a “United States real property interest” if:

(i) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NASDAQ Capital Market; and

(ii) such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period preceding the merger or the holder’s holding period for such stock.

If gain on the exchange of our common stock in the merger were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to pay United States income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, under FIRPTA, the consideration received in the merger by a Non-U.S. Holder will be subject to income tax withholding at a rate of 10%, unless the Non-U.S. Holder establishes an exemption from such withholding. Such a Non-U.S. Holder may be entitled to a refund or credit against its United States tax liability, if any, with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on substitute IRS Form W-9 or successor form, (b) in the case of a Non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

Antitrust Authorities

Under the HSR Act, we cannot complete the merger until both parties have notified the Antitrust Division and the FTC of the merger, furnished them with certain information and materials and the applicable waiting periods have terminated or expired. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the merger. We and Herbst Gaming filed notification and report forms under the HSR Act on June 9, 2006. The FTC granted parties early termination of the waiting period on June 22, 2006.

Although we do not believe the transaction requires additional foreign regulatory approvals, we and Herbst Gaming have agreed to obtain additional regulatory approvals from, or make additional regulatory notifications to, various state and foreign competition authorities, if applicable.

Regulatory authorities (other than the Antitrust Division or the FTC) could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by Herbst Gaming of all or part of our shares or assets, or of other business conducted by Herbst Gaming, or their affiliates, or seeking to subject us, Herbst Gaming or our respective affiliates to operating conditions, before or after we complete the merger. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

Gaming Regulations

Both our gaming operations and those of Herbst Gaming are subject to extensive regulation, and each of us, and Herbst hold registrations, approvals, gaming licenses or permits in each jurisdiction in which we or they operate gaming activities. In each of these jurisdictions, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the merger.

Nevada Gaming Regulation.    The ownership and operation of casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board (collectively, the “Nevada Act”) and various local ordinances and regulations. The Sands Regent’s and Herbst Gaming’s respective gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission, the Nevada State Gaming Control Board and applicable local liquor and gaming authorities (collectively, the “Nevada Gaming Authorities”).

Regulations of the Nevada Gaming Commission provide that control of a registered publicly traded corporation such as The Sands Regent cannot be acquired through a tender offer, merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover whatsoever without the prior approval of the Nevada Gaming Commission. Herbst Gaming has filed the necessary applications seeking the necessary approvals with the Nevada State Gaming Control Board and the Nevada Gaming Commission. The Sands Regent also will file an application in connection with the merger. The Nevada State Gaming Control Board reviews and investigates applications for approval and makes recommendations on those applications to the Nevada Gaming Commission for final action. Herbst Gaming is currently registered as a publicly traded corporation and has been found suitable to own the shares of its subsidiaries that have licensed gaming facilities in Nevada. Accordingly, Herbst Gaming does not expect significant delays in obtaining necessary approvals. However, there can be no assurance that these approvals will be granted or will be granted on a timely basis or without burdensome conditions. Furthermore, any such approval, if granted, does not constitute a finding, recommendation or approval by the Nevada State Gaming Control Board or the Nevada Gaming Commission as to the merits of the merger. Any representation to the contrary is unlawful.

In seeking approval to acquire control of The Sands Regent, Herbst Gaming must satisfy the Nevada Gaming Commission as to a variety of stringent standards. The Nevada State Gaming Control Board and the Nevada Gaming Commission will consider all relevant material facts in determining whether to grant this approval, and may consider not only the effects of the merger but also any other facts that are deemed relevant. Such facts may include, among others, (1) the business history of the applicant, including its record of financial stability, integrity and success of its operations, as well as its current business activities, (2) the adequacy of the proposed financing, and (3) whether the merger will create a significant risk that The Sands Regent, Herbst Gaming or their subsidiaries will not satisfy their financial obligations as they become due or satisfy all financial and regulatory requirements imposed by the Nevada Act.

The Nevada State Gaming Control Board and the Nevada Gaming Commission will also consider whether the acquisition of control of The Sands Regent by Herbst Gaming is in the best interests of the State of Nevada under the multiple licensing criteria in the Nevada Act. Among other factors set forth in such multiple licensing criteria, they may consider whether the acquisition would pose problems or create a monopoly, and what the result of the acquisition of control will be in respect of the percentage of interest of Herbst Gaming to similarly situated competitors on a statewide, countywide and geographical basis in the following categories: total number of slot machines, total number of games, total number of tables, gross revenue, percentage tax, casino entertainment tax, number of rooms available for the public, number of employees hired and total payroll.

Herbst Gaming has filed applications with the Nevada State Gaming Control Board for approval of and acquisition of control of The Sands Regent and for amendment to its current Order of Registration. The Sands Regent has filed an application for registration as an intermediary company and has filed an application for deregistration as a publicly traded corporation. In addition, certain officers, directors and key employees of The Sands Regent at the time of completion of the merger who will be actively and directly involved in Herbst Gaming’s gaming activities may also be required to be found suitable or licensed by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing, a finding of suitability or registration for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require the submission of detailed personal and financial information followed by a thorough investigation. All individuals required to file applications for findings of suitability as officers and directors of Herbst Gaming at the time of completion of the merger have filed applications with the Nevada State Gaming Control Board and the Nevada Gaming Commission. There can be no assurances that these approvals will be granted or will be granted on a timely basis.

California Gaming Regulation.    Through Last Chance, we operate a California Lottery outlet at the Gold Ranch facility. As such, we are subject to certain regulatory and licensing requirements of the California State Lottery Commission (“CSLC”).

Given the on-line nature of the California Lottery operating system, the licensing requirements, while prudent, are less rigorous than the Nevada Gaming Commission. CSLC may terminate our lottery contract at will upon thirty days’ written notice, or less if deemed appropriate. Reasons for termination include, but are not limited to, failure to follow CSLC policy, failure to meet financial obligations owed to CSLC, failure to meet CSLC’s established sales requirements, failure to maintain CSLC’s equipment and property in a condition acceptable to CSLC, a change in CSLC’s operation and/or administration of the lottery, and the lottery retailer engages or engaged in or permits or permitted conduct on or off business premises, which may or does affect, undermine or unfavorably reflect upon the security, integrity, honesty and/or fairness of the operation and/or administration of CSLC and/or any lottery game.

Commitment to Obtain Approvals

We and Herbst Gaming have agreed to use commercially reasonable efforts to obtain as soon as practicable all necessary consents and approvals of any governmental entity and all material consents, registrations, approvals, permits and authorizations from any other person necessary to consummate the merger. We have also agreed with Herbst Gaming to use our respective commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting the merger agreement to which we or Herbst Gaming are a party. We have further agreed with Herbst Gaming to cooperate with one another in the preparation and filing of notices, reports and other filings to governmental entities, to inform the other of communications received by governmental entities, to permit the other to review communications from such party to governmental entities, consult with the other party in advance of any meeting or conference with such governmental authority, and to the extent permitted by the governmental entities, give the other the opportunity to attend and participate in such meetings and conferences.

Despite our general obligation to use commercially reasonable efforts to obtain necessary consents and approvals, we and Herbst Gaming are not required to offer or commit to divest any material business or assets or to agree to any limitation on the conduct of our operations in connection with obtaining necessary approvals to consummate the merger, and we have agreed to not enter into any such agreement with respect to our or any of our subsidiaries’ assets or businesses, without the prior written consent of Herbst Gaming.

Dissenters’ Rights

Holders of record of our shares of common stock who do not vote in favor of the adoption of the merger agreement or consent thereto in writing and who properly demand payment for their shares will be entitled to dissenters’ rights in connection with the merger under Sections 92A.300-92A.500 of the Nevada Revised Statutes (“NRS”).

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under NRS Sections 92A.300-92A.500 is qualified in its entirety by the full text of NRS Sections 92A.300-92A.500 which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their dissenters’ rights under NRS Sections 92A.300-92A.500. All references in NRS Sections 92A.300-92A.500 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock entitled to vote as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights.

To assert dissenters’ rights, stockholders must satisfy all of the following conditions in NRS Section 92A.420 and 92A.440:

•	Before the vote on the adoption of the merger agreement occurs at the stockholder meeting, each stockholder who wishes to assert dissenters’ rights must give written notice to The Sands Regent before the vote is taken, of the stockholder’s intent to demand payment for his or her shares if the merger takes place and shall not vote or cause or permit to be voted his or her shares in favor of the proposed merger. Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value within the meaning of NRS Section 92A.420.

•	A dissenting stockholder may NOT vote for approval of the merger agreement. If a stockholder returns a signed proxy but does not specify in the proxy a vote against adoption of the merger agreement or an instruction to abstain, the proxy will be voted FOR adoption of the merger agreement, which will have the effect of waiving the rights of that stockholder to have his shares purchased at fair value.

Abstaining from voting or voting against the adoption of the merger agreement will NOT constitute a waiver of a stockholder’s rights. After the vote is taken at the stockholder meeting, if the merger is approved, no later than 10 days after the merger takes place, a written dissenters’ notice and form, accompanied by a copy of NRS Sections 92A.300-92A.500 inclusive, will be sent to each stockholder who has given the written notice described above and did not vote in favor of the merger. The dissenters’ notice will state the results of the vote on the merger agreement, where the payment demand must be sent, and where and when share certificates, if any, must be deposited. It will set a date, not fewer than 30 nor more than 60 days after delivery of the notice, by which the payment demand must be received from the dissenting stockholder. The notice will include a form for demanding payment that will require the stockholder asserting dissenters’ rights to certify whether or not the stockholder acquired beneficial ownership of the shares before May 17, 2006, the date of the first announcement to the stockholders and the media of the terms of the proposed merger and that the stockholder did not vote in favor of the transaction. The notice will also inform holders of uncertificated shares to what extent transfer of the uncertificated shares will be restricted after the payment demand is received. Please note that shares acquired after May 16, 2006, referred to in this section as after-acquired shares, may be subject to different treatment in accordance with NRS Section 92A.470 than shares acquired before that date.

A stockholder who receives a dissenters’ notice must comply with the terms of the notice. A stockholder asserting dissenters’ rights who does so by demanding payment, depositing his certificates in accordance with the terms of the notice and certifying that beneficial ownership was acquired before May 17, 2006 will retain all other rights of a stockholder until these rights are cancelled or modified by the merger. A stockholder who receives a dissenters’ notice and does not comply with the terms of the notice is not entitled to payment for his shares.

Dissenters’ rights under NRS Section 92A.400 may be asserted either by a beneficial stockholder or a stockholder of record. A record stockholder may assert dissenters’ rights as to fewer than every share registered in his name only if he objects for all shares beneficially owned by any one person and notifies The Sands Regent in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. A beneficial stockholder may assert dissenters’ rights as to shares held on his behalf only if he submits to The Sands Regent the stockholder of record’s written consent before or at the time he asserts dissenters’ rights and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

After the merger takes place, or within 30 days after receipt of a payment demand, Herbst Gaming will pay in cash to each stockholder who complied with the terms of the dissenters’ notice the amount Herbst Gaming estimates to be the fair value of the shares, plus interest. The payment will be accompanied by The Sands Regent’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholder’s equity and the latest available interim financial statements; a statement of The Sands Regent’s estimate of the fair value of the shares; an explanation of how the interest was calculated; and a statement of the dissenter’s right to demand payment under NRS Sections 92A.300-92A.500. Within 30 days of payment or offered payment, if a dissenting stockholder believes that the amount paid is less than the fair value of the shares or that the interest due is incorrectly calculated, the stockholder may notify The Sands Regent in writing of his own estimate of the fair value of the shares and interest due. If this kind of claim is made by a stockholder, and it cannot be settled, The Sands Regent is required to petition the court to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand.

The costs and expenses of a court proceeding will be determined by the court and generally will be assessed against The Sands Regent, but these costs and expenses may be assessed as the court deems equitable against all or some of the stockholders demanding appraisal who are parties to the proceeding if the court finds the action of the stockholders in failing to accept Herbst Gaming’s offer was arbitrary, vexatious or not in good faith. These expenses may include the fees and expenses of counsel and experts employed by the parties.

All written notices of intent to demand payment of fair value should be sent or delivered to, Investor Relations, The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, on the one hand, and Herbst Gaming and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosures letters exchanged by the parties in connection with signing the merger agreement. While we do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and Herbst Gaming and Merger Sub and are modified in important part by the underlying disclosure letters.

The merger agreement provides that Merger Sub, a Nevada corporation and wholly-owned subsidiary of Herbst Gaming, will merge with and into us. We will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Herbst Gaming.

The closing date for the merger will be as soon as practicable after the satisfaction or waiver of all conditions to closing in the merger agreement. We anticipate that the merger will be completed in the fourth quarter of calendar year 2006. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied. See “—Conditions to the Merger.”

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Nevada, or at such later time as we and Herbst Gaming specify in the certificate of merger. We expect to make this filing at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us, our wholly-owned subsidiaries, Herbst Gaming or Merger Sub or by holders properly exercising dissenters’ rights under Nevada law) will be converted at the effective time of the merger into the right to receive $15.00 in cash, without interest and less any applicable withholding taxes.

If any of our stockholders perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “The Merger—Dissenters’ Rights.”

Treatment of Stock Options, Warrants and Restricted Stock

Subject to the approval of the holders, all outstanding options and warrants to purchase shares of our common stock will be cancelled at the effective time of the merger.

If the merger occurs, stock options, warrants and restricted stock will be treated as described below.

•	Subject to the consent of the holder, each stock option to purchase shares of our common stock which is outstanding as of the effective time of the merger will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $15.00 over the applicable option exercise price and (ii) the number of shares of common stock subject to such option, whether vested or unvested;

•	Subject to the consent of the holder, each outstanding warrant to purchase shares of our common stock as of the effective time of the merger will be cancelled and the holder will be entitled to receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $15.00 over the applicable option exercise price and (ii) the number of shares of common stock subject to such warrant; and

•	The restrictions on each share of restricted stock will lapse immediately prior to effective time of the merger and each share will be cancelled in exchange for $15.00 in cash, without interest and less any applicable withholding taxes.

Surrender of Stock Certificates; Payment of Shares; Lost Certificates

Prior to the completion of the merger, Herbst Gaming will appoint a paying agent for the benefit of the holders of our common stock and options and warrants to purchase our common stock. Concurrent with, or prior to the filing of the certificate of merger with the Secretary of State of Nevada, Herbst Gaming will deliver to the paying agent an amount in cash equal to the aggregate merger consideration.

As soon as reasonably practical after the effective time of the merger, Herbst Gaming or the paying agent will mail to each person who was a holder of record of our common stock immediately prior to the effective time of the merger a letter of transmittal containing instructions for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the paying agent of a certificate, together with a properly completed letter of transmittal, be entitled to receive the applicable cash payment for each share of our common stock represented by such certificate.

No interest will be paid or shall accrue on the cash payable upon surrender of any certificate.

If any certificate representing our common stock has been lost, stolen or destroyed, the paying agent will pay the merger consideration with respect to each share of our common stock formerly represented by such certificate upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, defaced or destroyed and, if required by Herbst Gaming, the posting by such person of a bond in such reasonable amount as Herbst Gaming may direct as indemnity against any claim that may be made against Herbst Gaming following the effective time of the merger with respect to such certificate.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, and that the officers designated by Herbst Gaming will be the officers of the surviving corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified, as the case may be.

Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our and our subsidiaries’ organization, good standing and qualification;

•	our and our subsidiaries’ capital structure;

•	stockholder voting agreements or registration rights relating to that capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, and the approval of our board of directors of the merger agreement;

•	the governmental filings required in connection with the merger;

•	the lack of violation of our charter documents or certain contracts as a result of entering into the merger agreement and consummation of the merger;

•	the filing of required company reports and other documents with the Securities and Exchange Commission, compliance of such reports and documents and with applicable requirements of federal securities laws, rules and regulations and the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents;

•	compliance with Securities and Exchange Commission and stock exchange rules and regulations;

•	the maintenance of disclosure controls and procedures to ensure timely and adequate reporting and compliance with the Sarbanes-Oxley Act of 2002;

•	the preparation of our financial reports in compliance with GAAP;

•	the lack of untrue, material information contained in this proxy statement provided by us;

•	the absence of certain liabilities not disclosed in our reports filed with the Securities and Exchange Commission, or that would have a material adverse effect on us;

•	the absence of a material adverse effect on our business, change in our capital structure or business operations, liabilities or results of operations since December 31, 2005;

•	the lack of litigation;

•	employee benefits and arrangements and labor matters;

•	our compliance with all laws and rules of any government;

•	our compliance with licenses and permits;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	title to our real properties and our rights to use leased properties;

•	title to our assets and personal property used in our business;

•	material contracts;

•	insurance;

•	affiliate transactions;

•	complimentaries;

•	the upkeep and confidentiality of our customer database; and

•	the quality and quantity of our inventories.

Many of our representations and warranties are qualified by a material adverse effect standard. Subject to certain exclusions, a material adverse effect means any circumstance, development, event, condition, effect or change that would be reasonably likely to materially adversely effect our ability to consummate the merger or affect the financial condition, business, assets or results of operations of us or our subsidiaries taken as a whole; provided, however, that any event or occurrence arising from any of the following shall not be considered when determining if a material adverse effect has occurred or is likely or expected to occur:

•	the effects or changes that are generally applicable to the gaming industry;

•	the effects or changes in economic or market conditions;

•	changes in our stock price or trading volume; or

•	the effect of the public announcement of the merger agreement.

Herbst Gaming and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their organization, good standing and qualification;

•	their corporate power and authority to enter into the merger agreement and consummate the merger and the approval of their respective boards of directors of the merger agreement;

•	the governmental filings required in connection with the merger;

•	no violation of their charter documents or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	the ownership of Merger Sub and the absence of business activities by Merger Sub other than its entry into the merger agreement and related agreements with us;

•	the lack of necessity to obtain the approval of the stockholders of Herbst Gaming to adopt the merger agreement and approve the merger; and

•	sufficient funds to pay the merger consideration.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that we and our subsidiaries will conduct our businesses in the ordinary and usual course and use commercially reasonable efforts to preserve our and our subsidiaries’ current business operations, keep available the services of our and our subsidiaries’ current officers and key employees and preserve our and our subsidiaries’ relationships with customers, suppliers and other significant business relations.

In addition we have agreed, with specified exceptions, to various restrictions, including restrictions on our and our subsidiaries’ ability to:

•	amend our certificate of incorporation or bylaws or the comparable governing instruments of any of our subsidiaries;

•	split, combine or reclassify our outstanding shares of capital stock;

•	declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock (other than dividends from our direct or indirect wholly-owned subsidiaries to us or a wholly-owned subsidiary in the ordinary course of business);

•	acquire or redeem, directly or indirectly, or amend any of our capital stock;

•	issue, sell, deliver or agree or commit to issue, sell or deliver any shares of, or securities convertible into or exchangeable or exercisable for, any shares of our capital stock except for (i) pursuant to stock options, awards or grants that were granted and outstanding prior to the signing of the merger agreement, (ii) pursuant to the exercise of warrants that were outstanding prior to the signing of the merger agreement, (iii) the issuance of restricted stock to our employees in the ordinary course of business consistent with past practice and (iv) the issuance of restricted stock to our directors in accordance with our customary year-end awards;

•	acquire, sell, lease, license or dispose of any property or assets other than obsolete equipment, inventory in the ordinary course of business or pursuant to existing commitment or contracts;

•	incur any long-term or short-term debt or issue debt securities, except for (i) expenditures that are within the permissible thresholds set forth in the merger agreement, (ii) debt incurred under our currently existing credit agreement to fund operations of the business in the ordinary course of business or (iii) loans and advances to our wholly-owned subsidiaries;

•	assume, guarantee endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

•	make any loans, advances or capital contributions to or investments in any other person;

•	mortgage or pledge any of our or our subsidiaries’ assets;

•	modify, amend or terminate any material contract other than in the ordinary course of business;

•	cancel or forgive any indebtedness owed to us or our subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other similar reorganization;

•	make deposits of cash or other property or take any action to fund or secure payment of compensation or benefits under employee benefit plans;

•	enter into any collective bargaining agreements;

•	make any change in our accounting principles, except as may be required by changes in applicable law or GAAP;

•	make or change any material tax election or settle any material tax liability;

•	enter into any new lease or sublease of real property or modify, amend or exercise any right to new any lease or sublease;

•	acquire (by merger, consolidation or acquisition of stock or assets) any other entity or equity interest in another entity;

•	enter into any contract which would reasonably likely result in a material adverse effect;

•	authorize or incur or commit to incur any capital expenditure at our Rail City Casino property which deviates by more than $200,000 individually or $1,000,000 in the aggregate from our budget for such expenditure;

•	settle or compromise any pending or threatened legal proceeding in excess of $200,000 individually or $1,000,000 in the aggregate;

•	revalue any of our properties or assets in any material respect;

•	convene any regular or special meeting of our stockholders other than for purposes of this merger agreement, except as required by applicable law;

•	adopt, amend or terminate any employee benefit plan;

•	increase the salary, wage, bonus or other compensation or benefits of any current or former directors, officers, employees, consultants or service providers, except in the case of employees that are not officers, we may take such actions as a result of offers for employment from third parties, assumption of new duties by the employee, annual year-end performance reviews consistent with past practices or to comply with Section 409A of the Code; and

•	authorize or enter into an agreement to do anything prohibited by the foregoing.

No Solicitation of Acquisition Proposals

We and our subsidiaries have terminated all discussions or negotiations with all third parties regarding any takeover proposal. We have agreed that we, our subsidiaries, and any of our respective directors, officers, or employees, representatives and agents will not, directly or indirectly:

•	solicit, initiate or take action to knowingly facilitate or encourage an acquisition proposal;

•	furnish any non-public information or afford any access regarding our properties, books or records, or those of our subsidiaries, or otherwise cooperate in any way with any third party which has made, or to our knowledge, is seeking to make, an acquisition proposal; or

•	discuss or negotiate with any third party that has made, or, to our knowledge, is seeking to make, an acquisition proposal.

Despite these general prohibitions, subject to the conditions described below, we may, at any time prior to the adoption of the merger agreement by our stockholders:

•	furnish information to a person making an unsolicited acquisition proposal; and

•	participate in discussions or negotiations with such person.

We may only take these actions if:

•	our board of directors determines in good faith that the acquisition proposal is, or is reasonably likely to result in, a superior proposal;

•	our board of directors determines in good faith, after consultation with our outside counsel, that failure to engage in negotiations or discussions with the bidder would reasonably be expected to result in a breach of the board’s fiduciary duties;

•	the acquisition proposal was not solicited by us, our subsidiaries, or our respective representatives;

•	we have made available to Herbst Gaming any material nonpublic information provided to such bidder; and

•	the bidder has entered into a confidentiality agreement that is not less favorable to us than the confidentiality agreement between us and Herbst Gaming.

Board Recommendation

Subject to the conditions described below, our board of directors may, at any time prior to the adoption of the merger agreement by our stockholders, withdraw or modify, in a manner adverse to Herbst Gaming, its recommendation contained in this proxy statement that the stockholders vote in favor of the adoption of the merger agreement and the merger. Our board of directors may only take these actions if:

•	such actions are taken in response to an acquisition proposal which our board of directors determines in good faith, after consultation with its independent financial advisors, constitutes a superior proposal;

•	after consultation with its independent financial advisors, our board of directors determines in good faith that the failure to take such action would result in a breach of its fiduciary duties to our stockholders; and

•	it has provided Herbst Gaming with prior written notice of its intent to take such action at least 3 business days prior to taking the action.

The covenant in the merger agreement generally prohibiting us from soliciting acquisition proposals does not prevent us from complying with Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to an acquisition proposal or from making any disclosure to our stockholders if, after consultation with its outside legal advisors, our board of directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties or violate applicable law.

We have also agreed to notify Herbst Gaming by the same time on the next business day, but in any event within 48 hours, of any acquisition proposal, request for confidential information or discussion relating to an acquisition proposal. We have also agreed to reveal the identity of the potential acquirer, and the details and status of any such requests, proposal or discussion.

An “acquisition proposal” means any proposal or offer, or indication of interest in making a proposal or offer, relating to:

•	the acquisition of more than 25% of the outstanding shares of our capital stock or capital stock of our subsidiaries; or

•	the acquisition of all or a material portion of our assets or the assets of our material subsidiaries.

A “superior proposal” means any unsolicited bona fide written offer that:

•	if accepted and consummated would result in a third party acquiring either (i) a majority of the outstanding shares of our capital stock or (ii) 50% of our and our subsidiaries’ consolidated assets;

•	our board of directors determines in good faith, after taking into account, among other things, all the terms and conditions of the acquisition proposal and the advice of our independent financial advisor, to be more favorable from a financial point of view to our stockholders;

•	for which financing, to the extent required, is then committed to the bidder; and

•	which in the good faith reasonable judgment of our board of directors, after consulting with our outside counsel and independent financial advisor, is likely to be consummated.

Stockholder Meeting

Under the merger agreement, we have agreed to use commercially reasonable efforts to convene a stockholders’ meeting as promptly as practicable after the date this proxy statement is cleared by the Securities and Exchange Commission in order to obtain the adoption of the merger agreement by our stockholders.

We have agreed to use commercially reasonable efforts to solicit proxies in favor of this merger and to take all other reasonable action necessary or advisable to secure adoption of the merger agreement by our stockholders.

Employee Benefits

Herbst Gaming has agreed to:

•	provide for a period of 12 months after the merger, benefits (excluding equity compensation) to our employees that continue employment with Herbst Gaming or its subsidiaries following the merger that are substantially similar, in the aggregate, to those provided by us immediately before the merger;

•	honor all of our employment, severance and termination agreements, plans and policies;

•	treat services rendered to us or any of our subsidiaries as if such service was rendered to Herbst Gaming or any of its subsidiaries for all purposes of determining eligibility to participate and vesting with respect to employee benefit plans; and

•	waive any pre-existing condition limitations under any Herbst Gaming welfare benefit plan in which our employees are eligible to participate following the merger, except to the extent such pre-existing condition limitation would have been applicable under our comparable welfare benefit plan immediately prior to the merger.

Efforts to Complete the Merger; Regulatory Matters

We, Herbst Gaming and Merger Sub have agreed to use commercially reasonable efforts to take all actions necessary or advisable to consummate the merger, including:

•	timely filing any notification required under the HSR Act, foreign antitrust rules or gaming laws with respect to the merger;

•	supplying as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, applicable foreign antitrust rules or gaming laws;

•	taking all other actions necessary to cause the expiration or termination of the applicable waiting period or to obtain consents under the HSR Act, foreign antitrust rules or gaming laws as soon as practicable;

•	contesting all lawsuits or other legal, regulatory or other proceedings adversely affect the ability of the parties to consummate the merger;

•	amending the merger agreement; and

•	executing additional instruments as necessary.

Under the terms of the merger agreement, neither we nor Herbst Gaming are required to divest any material business or assets or limit the conduct of our respective subsidiaries’ businesses.

Conditions to the Merger

Our, Herbst Gaming’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by our stockholders must be obtained;

•	the absence of any law or order preventing the consummation of the merger;

•	receipt of all consents of any governmental entity required to be obtained, including all necessary approval under any applicable gaming laws; and

•	the expiration or termination of the applicable waiting period under the HSR Act.

Herbst Gaming’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction by us or waiver by them of the following conditions:

•	the accuracy of our representations and warranties, except where such inaccuracy would not result in a material adverse effect (other than representations and warranties relating to our outstanding securities, which must be true in all material respects), and Herbst Gaming shall have received a certificate signed by an authorized representative to the foregoing effect;

•	we shall have performed in all material respects all obligations required to be performed by us under the merger agreement and Herbst Gaming shall have received a certificate signed by an authorized representative to the foregoing effect;

•	the absence of a change, event, occurrence or development which would constitute a material adverse effect on us;

•	we shall have received the consent of those individuals holding warrants to purchase shares of our common stock to cancel such warrants and all warrants shall have been exercised;

•	holders of no more than 10% of our common stock issued and outstanding immediately prior to the merger must not have properly demanded an appraisal of their shares under Nevada law prior to the consummation of the merger; and

•	the termination of certain contracts between us and our subsidiaries on the one hand, and our affiliates on the other hand.

Our obligations to complete the merger are subject to the satisfaction by Herbst Gaming and/or Merger Sub or waiver by us of the following conditions:

•	the accuracy of Herbst Gaming’s and Merger Sub’s representations and warranties, except where such inaccuracy would not result in a material adverse effect on Herbst Gaming and we shall have received a certificate signed by an authorized representative of Herbst Gaming and Merger Sub to the foregoing effect; and

•	Herbst Gaming and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement and we shall have received a certificate signed by an authorized representative of Herbst Gaming and Merger Sub to the foregoing effect.

Termination

The merger agreement may be terminated at any time before the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders as follows:

•	by our and Herbst Gaming’s mutual written consent;

•	by either Herbst Gaming or us if:

•	we do not complete the merger by February 15, 2007, provided that this date will be extended by three months if necessary to obtain required regulatory approvals and all other conditions to the completion of the merger have been satisfied or remain capable of being satisfied (except that this termination right is not available to a party whose breach has been a principal reason for merger not being consummated by this date);

•	there exists any United States law that prohibits the merger or otherwise makes it illegal;

•	there exists any order or other action taken by a governmental entity which prevents or prohibits the consummation of the merger that is final and nonappealable; or

•	our stockholders do not adopt the merger agreement and approve the merger at the special meeting (or at any adjournment or postponement thereof) called for such purpose; or

•	by us if:

•	prior to obtaining stockholder approval, our board of directors determines to accept a superior proposal whose final terms have been negotiated and, after taking into consideration any modifications to the terms of the merger agreement with Herbst Gaming, our board of directors continues to believe that such other proposal constitutes a superior proposal, and our board of directors determines in good faith, after consultation with outside legal advisors, that failure to accept such other proposal would result in a breach of its fiduciary duties to our stockholders; or

•	Herbst Gaming or Merger Sub materially breaches a material representation, warranty, covenant or agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured prior to the date on which the merger must be consummated after 10 business days’ notice from us, so long as we are not in breach of the merger agreement; and

•	by Herbst Gaming if:

•	our board of directors (i) withdraws, modifies or changes, in a manner adverse to Herbst Gaming or Merger Sub, its approval or recommendation of the merger, (ii) approves or recommends another acquisition proposal or (iii) enters into any letter of intent, agreement in principle, acquisition agreement or other agreement, other than a confidentiality agreement, with respect to an acquisition proposal; or

•	we materially breach any representation, warranty, covenant or agreement so that the related closing conditions cannot be satisfied and such breach cannot be cured prior to the date on which the merger must be consummated after 10 business days’ notice from Herbst Gaming or Merger Sub, so long as Herbst Gaming and Merger Sub are not in breach of the merger agreement.

Termination Fees and Other Expenses

Each party will pay its own fees and expenses in connection with the merger, whether or not the merger is consummated.

We will be required to pay to Herbst Gaming a termination fee of $5.0 million if the merger agreement is terminated because:

•	our board of directors accepts a superior proposal;

•	our board of directors has (i) withdrawn, modified or changed their approval or recommendation for the merger agreement, (ii) approved or recommended an acquisition proposal by a third party or (iii) entered into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any acquisition proposal;

•	of a failure to convene the special meeting, and prior to May 15, 2007, an acquisition proposal is announced and within 12 months following the termination we consummate an alternative transaction or enter into an agreement for an alternative transaction which is ultimately consummated;

•	of an acquisition proposal is publicly announced prior to the special meeting, and our stockholders do not adopt the merger agreement and approve the merger at the special meeting called for such purpose, and within 12 months following the termination of the merger agreement we consummate an alternative transaction or enter into an agreement for an alternative transaction which is ultimately consummated; or

•	an intentional material breach of the merger agreement by us and we consummate an alternative transaction or enter into an agreement for an alternative transaction which is subsequently consummated within 12 months of the termination.

For purposes of the termination fee payment, an “alternate acquisition” means any transaction that would constitute an “acquisition proposal” with the added requirement that the acquisition is for more than 50% of the outstanding shares of any class of our capital stock or the capital stock of our subsidiaries.

If the merger agreement is terminated by either party for our failure to obtain stockholder approval of the merger agreement, we will be required to pay Herbst Gaming up to $2.5 million for its actual and reasonably documented out-of-pocket expenses. In no event will the total termination fee payable by us to Herbst Gaming exceed $5.0 million.

Indemnification and Insurance

Herbst Gaming will, to the fullest extent permitted by law, cause the surviving corporation to indemnify, including any obligations to advance expenses to, our current and former directors, officers and employees against any costs or expenses, judgments, fines, losses, claims, damages or liabilities arising out of or pertaining to matters existing or occurring prior to the effective time of the merger.

The merger agreement requires that, for a period of six years after the effective time of the merger, Herbst Gaming will maintain in effect directors’ and officers’ liability insurance that is no less favorable than our current policy. However, Herbst Gaming will not be required to pay aggregate annual premiums for insurance in excess of 200% of the annual premium paid by us prior to the merger, but is nevertheless obligated to provide the most advantageous coverage as may be obtained for this amount. Herbst Gaming is also required to maintain indemnification provisions in the certificate of incorporation and bylaws of the surviving entity which are on the same basis as set forth in the current indemnification provisions in our organizational documents for a period of six years after the effective time of the merger. In lieu of the foregoing, we may in our sole discretion elect to purchase a “tail” or “runoff” policy that has an effective term of six years to cover each person currently covered by our directors’ and officers’ insurance policy on terms that are no less favorable than those currently in effect, provided that the premium for the “tail” or “runoff’ policy cannot exceed 200% of the annual premium we currently pay.

Additional Agreements

Upon reasonable notice, and except as may otherwise be required by applicable law, we have agreed to afford Herbst Gaming’s officers, directors, employees, counsel, accountants, agents and other representatives reasonable access, during normal business hours, to all of our executive officers, properties, books, contacts and records, and to furnish promptly to Herbst Gaming all information concerning our business, properties and personnel as may reasonably be requested.

Except as would violate applicable law, we and Herbst Gaming have agreed to consult with each other prior to issuing any press release or other public announcements with respect to the merger.

We and Herbst Gaming have agreed to give prompt notice to each one another of the occurrence of any event which would cause any representation or warranty in the merger agreement that is qualified as to materiality to be untrue or inaccurate in any respect or any other representation or warranty of such party to be untrue or inaccurate in any material respect, or any material failure by a party to comply with or satisfy any convent, condition or agreement to be complied with or satisfied under the merger agreement.

We agreed to use commercially reasonable efforts to prepare, file and have cleared by the Securities and Exchange Commission, this proxy statement and to use our commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the Securities and Exchange Commission with respect to this proxy statement.

We have agreed to use commercially reasonable efforts to obtain estoppel certificates from the landlords for our leased real property and from the optionors under each option to purchase real property to which we are a party.

We agreed to deliver to Herbst Gaming updated title reports for our owned and leased real properties within fifteen days of the execution of the merger agreement and have also agreed to assist Herbst Gaming in obtaining title insurance on certain of our significant owned and leased real properties. Additionally, we have agreed to assist Herbst Gaming in obtaining satisfactory title commitments, provided that we do not have to incur any mechanics lien or other indemnity to do so.

We have agreed to use commercially reasonable efforts to obtain Phase I Investigations for our properties if required by Herbst Gaming’s lender. If the Phase I Investigations contain recommendations for further investigation and Herbst Gaming’s lender requires further investigation as a condition to consummating the financing necessary to fund the deal, we will use commercially reasonable efforts to carry out a Phase II Investigation on each parcel of land requiring further investigation. In the event a Phase II Investigation shows that a property is not in compliance with environmental laws, we will be required to pursue any and all rights we may have for indemnification for the losses caused by the violations. We and Herbst Gaming have agreed to split the costs of these investigations equally.

DESCRIPTION OF THE STOCKHOLDER PROXY AND VOTING AGREEMENT

The following summary describes certain material provisions of the stockholder proxy and voting agreement, which is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. This summary may not contain all of the information about the stockholder voting agreement that is important to you. We encourage you to read the stockholder voting agreement carefully and in its entirety.

Concurrently with the execution of the merger agreement, Herbst entered into a stockholder proxy and voting agreement with certain of our directors, executives and affiliates (the “Holders”), which beneficially own, as of the record date for the special meeting, 1,805,483 shares of our common stock. As of the record date, the Holders held approximately 25% of our outstanding common stock.

Agreement to Vote and Proxy

Pursuant to the stockholder proxy and voting agreement, the Holders have agreed, until the termination of the stockholder proxy and voting agreement, to vote all of their shares of our common stock:

•	in favor of the adoption of the merger agreement and the merger;

•	against any proposal that is intended to, or is reasonably likely to result in any of the conditions of Herbst Gaming’s obligations under the merger agreement not being fulfilled; and

•	against any “acquisition proposal” (as defined below).

The stockholder proxy and voting agreement also prohibits the Holders from (i) transferring their shares, either by way of sale, assignment, pledge or otherwise, (ii) granting a proxy or power of attorney to any person other than Herbst Gaming or (iii) taking any other action that would make the representations or warranties made by the Holders in the stockholder proxy and voting agreement untrue.

Pursuant to the stockholder proxy and voting agreement, the Holders have irrevocably appointed Herbst Gaming as the sole and exclusive attorney and proxy of the Holders, with full power of substitution, to vote and exercise all voting rights covered by the stockholder proxy and voting agreement with respect to our common stock beneficially owned by the Holders.

For purposes of the stockholder proxy and voting agreement, “acquisition proposal” means any inquiry, proposal or offer relating to:

•	the acquisition of all or a material portion of our assets or the assets of our material subsidiaries; or

•	a merger, consolidation or other business combination, reorganization, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, which would result in any third party acquiring 25% or more of our capital stock or those of our subsidiaries.

Termination

The stockholder voting agreement will terminate upon the earliest to occur of:

•	the date of termination of the merger agreement in accordance with its terms;

•	the effective time of the merger; or

•	the date of any material modification, waiver or amendment to the merger agreement which reduces the merger consideration or extends the closing date of the merger past May 15, 2007.

PROPOSAL 2—AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting of stockholders, the number of shares of our common stock represented and voting in favor of adoption of the merger agreement is insufficient to adopt that proposal under the Nevada Law, we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the votes cast on the proposal. No proxy that is specifically marked “AGAINST” adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Our board of directors believes that if the number of shares of our common stock represented at the special meeting and voting in favor of adoption of the merger agreement is insufficient to approve that proposal, it is in the best interests of us and our stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of adoption of the merger agreement to bring about its approval.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Capital Market under the symbol “SNDS.” The table below shows, for the periods indicated, the range of high and low closing prices for our common stock as quoted on the NASDAQ Capital Market.

	High	Low
Year ended June 30, 2004:
First Quarter	$4.00	$2.92
Second Quarter	6.00	3.85
Third Quarter	8.80	5.75
Fourth Quarter	8.95	6.27
Year ended June 30, 2005:
First Quarter	$9.02	$7.22
Second Quarter	17.83	8.75
Third Quarter	12.23	9.03
Fourth Quarter	10.45	8.66
Year ended June 30, 2006:
First Quarter	$10.82	$9.31
Second Quarter	10.59	8.73
Third Quarter	12.08	9.75
Fourth Quarter	14.72	12.03
Year ended June 30, 2007:
First Quarter (through July 24, 2006)	$14.55	$14.40

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Capital Market on May 16, 2006, the last full trading day before the public announcement of the proposed merger, and on July 24, 2006, the latest practicable trading day before the printing of this proxy statement:

The Sands Regent Common Stock Closing Price
May 16, 2006	$13.82
July 24, 2006	$14.46

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information as of July 24, 2006, the record date, with respect to the beneficial ownership of our voting and equity securities by the following individuals or groups:

•	each person who is known by us to own beneficially more than 5% of our outstanding common stock;

•	each of our directors,

•	our Chief Executive Officer and our four most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at the end of our last completed fiscal year;

•	an individual that served as an executive officer during our last completed fiscal year but was not serving as an executive officer at the end of our last completed fiscal year; and

•	all of our directors and executive officers as a group.

The percentage of beneficial ownership is based on 7,126,391 shares of common stock having the right to vote as of the record date. Shares not outstanding but deemed beneficially owned by a person or group by virtue of the right of that person or group to acquire them within 60 days, whether by the exercise of options or warrants, are deemed outstanding in determining the number of shares beneficially owned by the person or group. Unless otherwise indicated, each of the stockholders named in the tables has sole voting and dispositive power with respect to the shares shown as beneficially owned by such stockholder.

Common Stock
	Shares Held (1)	Options Exercisable within 60 days	Total Shares Beneficially Owned	Percentage Beneficially Owned
Greater than Five Percent Beneficial Ownership
Pete Cladianos Jr., (3)	855,709	0	855,709	12.01%
Deborah Lundgren (5)	758,324	0	758,324	10.64%
David Belding (6)	668,711	40,846	709,557	9.90%

Executive Officers and Directors
Jon N. Bengtson	3,502	30,000	33,502	*
Louis J. Phillips	3,500	55,000	58,500	*
Larry Tuntland	3,500	55,000	58,500	*
David R. Grundy	3,500	22,500	26,000	*
Doug Hayes	8,500	17,500	26,000	*
Ferenc B. Szony (2)	10,000	250,000	260,000	3.52%
Pete Cladianos III (4)	0	0	16,909	*
Robert J. Medeiros (2)	10,000	125,000	135,000	1.86%
Cornelius Klerk (2)	5,000	8,750	13,750	*

Officers and directors as a group (9 persons)	47,502	563,750	628,161	8.17%

*	Less than 1%

(1)	Includes 3,500, 3,500, 3,500, 3,500, 3,500, 10,000, 5,000 and 5,000 shares of unvested restricted stock held by Messrs. Bengtson, Phillips, Tuntland, Grundy, Hayes, Szony, Medeiros and Klerk, respectively. The stock vests 25% per year on the anniversary of the date of the grants. Messrs. Bengtson, Medeiros and Hayes personally hold additional shares in the amount of 2, 5,000 and 5,000 shares, respectively. The address for each of Messrs. Bengtson, Phillips, Tuntland, Grundy, Hayes, Szony, Medeiros and Klerk is c/o The Sands Regent, 345 N. Arlington Ave., Reno, Nevada 89501.

(2)	This individual is also an executive officer of the company.

(3)	Includes shares held in trusts for the benefit of Pete Cladianos III, Antonia Cladianos II, Leslie Cladianos, and Allison Cladianos. Mr. Cladianos, as trustee for such trusts, exercises sole voting and investment power. The address for Mr. Cladianos Jr. is c/o The Sands Regent, 345 N. Arlington Ave., Reno, Nevada 89501.

(4)	Includes 16,909 shares in a trust for the benefit of Bradley Cladianos, son of Pete Cladianos III. The address for Mr. Cladianos III is c/o The Sands Regent, 345 N. Arlington Ave., Reno, Nevada 89501

(5)	Represents shares held by Ms. Lundgren and in various trusts for the benefit of her children as to which Ms. Lundgren is the trustee. Ms. Lundgren is the daughter of Katherene Latham, former Chairman of the board of directors, and niece of Pete Cladianos, Jr., former Vice Chairman of the board of directors. The address for Ms. Lundren is c/o Doug Damon, CPA, 5301 Longley Lane, Bldg. D-142, Reno, Nevada 89511.

(6)	Based on Schedule 13G dated March 25, 2004 as revised for debt to equity conversions by Mr. Belding. Mr. Belding currently owns 668,711 shares of Company common stock. The table includes an additional 40,846 shares of common stock deemed beneficially owned by Mr. Belding through his ownership of debt convertible into 77,301 shares of common stock and a warrant to purchase 100,000 shares of common stock. If Mr. Belding converted all such shares and exercised such warrant, he would hold 11.58% of outstanding shares, however, he is limited by agreement to ownership of not more than 9.9% of our outstanding shares. The address for Mr. Belding is P. O. Box 19278, Jean, Nevada 89019.

STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

We will hold our 2006 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the NASDAQ Capital Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2006 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary a reasonable period of time before we print and mail our 2006 annual meeting proxy materials. We will publicly notify you of the expected date that we plan to print and mail our 2006 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our board of directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2006 annual meeting proxy solicitation materials.

If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that is not to be included in our proxy statement, you must deliver the proposal in writing (and otherwise comply with the requirements in our bylaws relating to the submission of proposals) to: The Sands Regent, 345 North Arlington Avenue, Reno, Nevada 89501, Attention, Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The Sands Regent, Herbst Gaming and Merger Sub are not participants in the solicitation made by this proxy statement. None of The Sands Regent, Herbst Gaming or Merger Sub has any interest in the solicitation other than as a result of Herbst Gaming’s agreement to acquire all of the outstanding shares of our common stock pursuant to the terms of the merger agreement.

WHERE YOU CAN FIND MORE INFORMATION

Except where we indicate otherwise, we use the name “Herbst Gaming” in this proxy statement to refer to Herbst Gaming, Inc., and references to “us”, “we”, “our”, “ours” and similar expressions used in this proxy statement refer to The Sands Regent. We briefly describe Herbst Gaming and the other parties to the merger agreement under “The Merger—The Companies” on page 19. We also refer to our common stock, par value $0.10 as the “common stock.” All information contained in this proxy statement with respect to the parties to the merger agreement other than Herbst Gaming has been supplied by and is the responsibility of those other parties.

The Sands Regent and Herbst Gaming are each subject to the informational requirements of the Exchange Act. Each company files reports and other information with the Securities and Exchange Commission.

You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Section at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding The Sands Regent, Herbst Gaming and other registrants that file electronically with the Securities and Exchange Commission.

You may also read reports, proxy statements and other information relating to The Sands Regent at the offices of the National Association of Securities Dealers, Inc., Listing Section, 1735 K Street, Washington, D.C. 20006.

If you have questions about the special meeting or the merger with Herbst Gaming after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

The Sands Regent

Attn: Investor Relations

345 North Arlington Avenue

Reno, Nevada 89501

(775) 348-2200

OR

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 482-4969

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE SANDS REGENT,

HERBST GAMING, INC.

AND

HGI-CASINOS, INC.

DATED AS OF MAY 16, 2006

A-i

(Continued)

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 16, 2006 is by and among The Sands Regent, a Nevada corporation (the “Company”), Herbst Gaming, Inc., a Nevada corporation (“Parent”), and HGI-Casinos, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective boards of directors of the Company, Parent and Merger Sub have approved, upon the terms and subject to the conditions of this Agreement, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (as such, the “Surviving Corporation”);

WHEREAS, the respective boards of directors of the Company and Merger Sub have determined that the Merger is advisable and fair to, and in the best interests of, their respective stockholders and have approved this Agreement, the Merger and the transactions contemplated hereby, subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of Company Common Stock (as defined below) are entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which, among other things, such persons will agree to vote all of his or her shares of Company Common Stock in favor of adopting and approving this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

ARTIC LE I

DEFINITIONS

Section 1.1 Usage. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) all references to “dollars” or “$” refer to currency of the United States of America; (vi) the term “or” is not exclusive; and (vii) ”include,” “including” and their derivatives mean “including without limitation.”

Section 1.2 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.2:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal or offer, or any indication of interest in making a proposal or offer, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company or any of its material Subsidiaries or 25% or more of any class of equity securities of the Company or any of the Company’s Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, including any single step or multi-step transaction or series of related transactions, with respect to either the Company or any of the Company’s Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning ascribed to such term in the preamble hereof.

“Alternative Transaction” has the meaning ascribed to such term in Section 7.2(b).

“Articles of Merger” has the meaning ascribed to such term in Section 2.2.

“Assets” has the meaning ascribed to such term in Section 3.20.

“Associate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

“Authorized Representatives” has the meaning ascribed to such term in Section 5.5(a).

“Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2005.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificates” has the meaning ascribed to such term in Section 2.10(b).

“Closing” has the meaning ascribed to such term in Section 2.3.

“Closing Date” has the meaning ascribed to such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Collective Bargaining Agreement” means any agreement or arrangement between or applying to, one or more employees and a trade union, works council, group of employees or any other employee representative body, for collective bargaining or other negotiating or consultation purposes.

“Company” has the meaning ascribed to such term in the preamble hereof.

“Company Common Stock” means the common stock, par value $0.10 per share, of the Company.

“Company Disclosure Schedule” has the meaning ascribed to such term in Article III.

“Company IP” means all Intellectual Property that is used or held for use by the Company or any of its Subsidiaries.

“Company IP Agreements” has the meaning ascribed to such term in Section 3.21(c).

“Company Material Adverse Effect” means any circumstance, development, event, condition, effect or change that, individually or when taken together with all other circumstances, developments, events, conditions, effects and changes, had or has or, with the passage of time, would be reasonably likely to have a material adverse effect on (a) the ability of the Company to consummate the Merger on or prior to the Outside Date or (b) the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than (i) the effects, after the date hereof, of changes that are generally applicable to the gaming industry, (ii) the effects, after the date hereof, of changes in general economic or market conditions, (in the case of each of clauses (i) and (ii), other than any change that had or has or with the passage of time, would be reasonably likely to have a significantly disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole), (iii) any change in the Company’s stock price or trading volume, in and of itself, or (iv) the effect of the public announcement of this Agreement, the transactions contemplated hereby or the consummation of such transactions.

“Company Securities” has the meaning ascribed to such term in Section 3.4(d).

“Company Stockholders Meeting” has the meaning ascribed to such term in Section 5.3(a).

“Confidentiality Agreement” has the meaning ascribed to such term in Section 5.5(c).

“Consent” has the meaning ascribed to such term in Section 3.5(b).

“Contract” means any agreement, contract, lease, instrument, note, option, warranty, binding purchase order, license, sublicense or legally binding commitment of any nature, whether written or oral.

“Copyrights” means copyrights, extensions or renewals thereof, and all software and other works of authorship.

“Current Option” means each Stock Option that is outstanding immediately prior to the Effective Time.

“Current Policy Coverage” has the meaning ascribed to such term in Section 5.10(b).

“Dissenting Shares” has the meaning ascribed to such term in Section 2.13.

“Effective Time” has the meaning ascribed to such term in Section 2.2.

“Employee Plans” has the meaning ascribed to such term in Section 3.17(a).

“Environmental Law” means any and all applicable Laws and regulations promulgated thereunder, relating to the protection of the environment (including, without limitation, ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

“Equity Compensation Plans” means the Company’s Second Amended and Restated Stock Option Plan for Executive and Key Employees, the Company’s Equity Incentive Plan of 2004, the Non-Qualified Stock Option Agreement, dated as of May 11, 1998, by and between the Company and Louis J. Phillips and any other plan or arrangement under which the Company grants equity-based awards.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to such term in Section 3.17(a).

“Estoppel Certificate” has the meaning ascribed to such term in Section 5.14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Gaming Laws” means, with respect to any person, any Federal, state or local statute, law, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated casino and gaming activities and operations of such person and its subsidiaries, including the rules and regulations established by the Nevada Gaming Authorities.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, tribunal or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including, without limitation, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Persons” has the meaning ascribed to such term in Section 5.10(a).

“Intellectual Property” means all Copyrights, Patents, Trademarks, domain name registrations, Trade Secrets, all other intellectual property of any type or nature, all embodiments or copies of any of the foregoing, and any applications, registrations and applications for registration therefor or thereof.

“knowledge of the Company” means the actual knowledge of Ferenc B. Szony, Robert Medeiros, Cornelius T. Klerk and each of the general managers of the Company’s properties.

“Laws” means any laws, statutes, ordinances, regulations, rules and orders of any Governmental Entity.

“Leased Real Property” means each parcel of real property, space in improvements or other interest in real property leased by the Company or any of its Subsidiaries, including all real property parcels, improvements or other interests listed as “Leased Real Property” on Section 3.19(a) of the Company Disclosure Schedule.

“Leases” has the meaning ascribed to such term in Section 3.19(b).

“Legal Proceeding” means any action, claim, suit, litigation, proceeding (public or private), arbitration, criminal prosecution, audit or investigation by or before any Governmental Entity, including the Nevada Gaming Authorities.

“Lender” has the meaning ascribed to such term in Section 5.17(a).

“Letter of Transmittal” has the meaning ascribed to such term in Section 2.10(b).

“Liabilities” means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Licensed Company IP” means all Company IP other than the Owned Company IP.

“Lien” means any claim, lien, pledge, option, charge, security interest, deed of trust, mortgage, encumbrance or other adverse claim of any kind.

“Material Contract” has the meaning ascribed to such term in Section 3.11(a).

“Merger” has the meaning ascribed to such term in the recitals hereof.

“Merger Sub” has the meaning ascribed to such term in the preamble hereof.

“Nevada Gaming Authorities” means the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Washoe County Liquor and Gaming Licensing Board, the City of Reno and any other applicable state, city, county, local or municipal Governmental Entities.

“NRS” means the Nevada Revised Statutes, as the same exists or may hereafter be amended.

“Option Agreements” has the meaning ascribed to such term in Section 3.19(c).

“Option Consideration” has the meaning ascribed to such term in Section 2.11(a).

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Entity that is binding on any Person or its property under applicable Law.

“Outside Date” has the meaning ascribed to such term in Section 7.1(b).

“Owned Company IP” has the meaning ascribed to such term in Section 3.21(a).

“Owned Real Property” means each parcel of real property owned by the Company or any of its Subsidiaries, including all real property parcels listed as “Owned Real Property” on Section 3.19(a) of the Company Disclosure Schedule.

“Parent” has the meaning ascribed to such term in the preamble hereof.

“Parent Expense Reimbursement” has the meaning ascribed to such term in Section 7.2(c).

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Merger prior to the Outside Date.

“Patents” means inventions, patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations and extensions thereof.

“Paying Agent” has the meaning ascribed to such term in Section 2.10(a).

“Payment Fund” has the meaning ascribed to such term in Section 2.10(a).

“Per Common Share Amount” has the meaning ascribed to such term in Section 2.9(a).

“Permits” has the meaning ascribed to such term in Section 3.13.

“Permitted Encumbrances” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens imposed by law, such as landlord’s, mechanics’, laborers’, carriers’, materialmen’s, suppliers’ and vendors’ Liens arising in the ordinary course of business for sums not yet due and payable, or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (c) Liens created pursuant to the Company’s existing credit agreement and (d) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as presently conducted.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, firm, joint venture, joint-stock company, Governmental Entity or other entity.

“Phase I Investigation” has the meaning ascribed to such term in Section 5.17(b).

“Phase II Investigation” has the meaning ascribed to such term in Section 5.17(b).

“Proxy Statement” has the meaning ascribed to such term in Section 3.8.

“Real Property Leases” means (a) the leases, subleases and licenses of real property as to which the Company or any of its Subsidiaries is the lessor, sublessor or licensor and (b) the leases, subleases and licenses of real property as to which the Company or any of its Subsidiaries is the lessee, sublessee or licensee, in each case, together with any assignments, amendments, modifications, extensions and guaranties thereof and any purchase options, rights of first offer, rights of first refusal and other similar rights granted in connection with any such lease, sublease or license.

“Repurchase Rights” has the meaning ascribed to such term in Section 2.11(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning ascribed to such term in Section 3.6.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of the Company Common Stock.

“Significant Real Property” has the meaning ascribed to such term in Section 5.16(a).

“Stock Options” means all options to purchase Shares granted under the Equity Compensation Plans.

“Stockholder Approval” has the meaning ascribed to such term in Section 3.24.

“Subsidiary” means, with respect to any Person, any corporation or other legal entity of which 50% or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such Person.

“Subsidiary Securities” has the meaning ascribed to such term in Section 3.2(c).

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal for at least a majority of the outstanding equity securities of the Company or 50% or more of the consolidated assets of the Company and its Subsidiaries and (a) on terms which the board of directors of the Company determines in good faith, after taking into account, among other things, all the terms and conditions of the Acquisition Proposal and the advice of the Company’s independent financial advisor, to be more favorable from a financial point of view to the Company’s stockholders in their capacity as such than those provided hereunder (and any proposal by Parent to amend the terms of this Agreement), (b) for which financing, to the extent required, is then committed to the Third Party making such Acquisition Proposal and (c) which, in the good faith reasonable judgment of the board of directors of the Company, after consultation with the Company’s outside counsel and independent financial advisor, is reasonably likely to be consummated.

“Supporting Materials” has the meaning ascribed to such term in Section 7.2(c).

“Survey” has the meaning ascribed to such term in Section 5.16(d).

“Surviving Corporation” has the meaning ascribed to such term in the recitals hereof.

“Tax Returns” means any report, return (including information return), claim for refund, or statement relating to Taxes or required to be filed with any Tax authority (domestic or foreign), including any schedule or attachment thereto, and including any amendments thereof.

“Tax” or “Taxes” means all taxes of whatever kind or nature, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts), whether disputed or not, imposed by any Governmental Entity or Tax authority (domestic or foreign).

“Termination Fee” has the meaning ascribed to such term in Section 7.2(b).

“Third Party” means any Person or group other than Parent, Merger Sub and their Affiliates.

“Title Commitment” has the meaning ascribed to such term in Section 5.16(b).

“Title Policy” has the meaning ascribed to such term in Section 5.16(a).

“Trade Secrets” means all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person.

“Trademarks” means all trademarks, trade dress, service marks, certification marks, logos, trade names, and other designations of source, origin, sponsorship, endorsement or certification.

“Treasury Shares” means the Shares held by the Company as treasury stock.

“Voting Agreement” has the meaning ascribed to such term in the preamble hereof.

“Voting Company Debt” means any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

“Warrants” has the meaning ascribed to such term in Section 3.4(c).

“Warrant Consideration” has the meaning ascribed to such term in Section 2.12(a).

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the NRS, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

Section 2.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, the parties hereto shall cause the Articles of Merger (the “Articles of Merger”) with respect to the Merger to be filed with the Secretary of State of the State of Nevada on the Closing Date in such form as is required by, and executed in accordance with, the relevant provisions of the NRS. The Merger shall be effective at such time as the Articles of Merger is duly filed with the Secretary of State of the State of Nevada in accordance with the NRS or at such later time as Parent and the Company may agree upon and set forth in the Articles of Merger (the “Effective Time”).

Section 2.3 Closing of the Merger. Unless this Agreement shall have been terminated and the Merger shall have been abandoned pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the third Business Day following the day on which the last of the conditions set forth in Article VI is satisfied or waived (other than delivery of items to be delivered at the Closing), at the offices of Gibson, Dunn & Crutcher LLP, 333 South Grand Avenue, Los Angeles, CA 90071, unless another time, date or place is agreed to in writing by the parties hereto.

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 92A.250 of the NRS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.5 Articles of Incorporation and Bylaws. At the Effective Time, the articles of incorporation of Merger Sub shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and such articles of incorporation. At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the articles of incorporation of the Surviving Corporation and such bylaws.

Section 2.6 Board of Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successor have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.7 Officers of the Surviving Corporation. The individuals set forth on Schedule 2.7 shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

Section 2.8 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any certificates, deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such certificates, deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.9 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:

(a) Company Common Stock. Each Share (other than Shares owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub, Treasury Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $15.00 (the “Per Common Share Amount”) in cash and without interest thereon (subject to any applicable withholding tax), upon surrender of the corresponding Certificate in accordance with Section 2.10.

(b) Capital Stock of Merger Sub. Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

(c) Cancellation of Treasury Shares and Parent and Merger Sub-Owned Stock. Each Treasury Share and each Share held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(d) Cancellation and Retirement of Shares. As of the Effective Time, all Shares (other than Dissenting Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except, in all cases other than Shares to be canceled in accordance with Section 2.9(c), the right to receive the Per Common Share Amount upon surrender of such certificate in accordance with Section 2.10.

Section 2.10 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint an institution reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) in accordance with an agreement reasonably satisfactory to the Company to receive the funds necessary to make the payments contemplated by Section 2.9, 2.11 and 2.12, and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of Shares, Current Options, and Warrants for exchange in accordance with this Article II, cash in an amount sufficient to make payments of the Per Common Share Amount upon surrender of Certificates and Option Consideration and Warrant Consideration (such aggregate cash consideration being deposited hereinafter referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make payments out of the Payment Fund as provided for in this Article II and the Payment Fund shall not be used for any other purpose. All expenses of the Paying Agent shall be paid by Parent or the Surviving Corporation.

(b) Exchange Procedures for Company Common Stock. As soon as reasonably practicable after the Effective Time, Parent shall mail, or shall cause the Paying Agent to mail, to each holder of record of a certificate or certificates (collectively, the “Certificates”) which immediately prior to the Effective Time represented Shares (other than Shares held by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub immediately prior to the Effective Time, Treasury Shares and Dissenting Shares) (i) a letter of transmittal (a “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Per Common Share Amount. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor by check an amount in cash, without interest, equal to the Per Common Share Amount for each Share formerly represented by such Certificate. Such payment of the Per Common Share Amount shall be sent to such holder by the Paying Agent promptly after receipt by the Paying Agent of such Certificate, together with such Letter of Transmittal duly executed, and such other customary documents as may reasonably be required by the Paying Agent, and the Shares formerly represented by such Certificate so surrendered shall forthwith be canceled. The right of any stockholder to receive the Per Common Share Amount, shall be subject to and reduced by any applicable withholding obligation as set forth in Section 2.14. No interest will be paid or will accrue on any cash payable upon the surrender of a Certificate.

(c) No Further Ownership Rights in Capital Stock. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Share Amount in respect of the Shares formerly represented by such Certificate as contemplated by this Section 2.10. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented by such Certificates. After the Effective Time, there shall be no further registration of transfers of Shares on the records of the Company, and if Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided for, and in accordance with the procedures set forth, in this Article II.

(d) Unregistered Transfer of Capital Stock. If payment of the Per Common Share Amount is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable.

(e) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Common Share Amount payable pursuant to this Article II.

(f) Investment of Payment Fund. The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid as directed by Parent. To the extent that there are losses with respect to such investments, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments so as to ensure that the Payment Fund is maintained at a level sufficient to make such payments.

(g) Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the former holders of Company Common Stock one year after the Effective Time shall be delivered to Parent upon demand. Any such holders who have not complied with this Article II prior to that time shall thereafter look only to Parent, and Parent shall thereafter be liable, for payment of the Per Common Share Amount (subject to abandoned property, escheat and similar Laws). Any such portion of the Payment Fund remaining unclaimed by holders of Shares immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of all claims or interest of any Persons previously entitled thereto.

(h) No Liability. None of Parent, Merger Sub, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.11 Equity Compensation.

(a) Cancellation of Stock Options. At or immediately prior to the Effective Time, each Current Option, whether or not fully vested, shall be cancelled and in lieu thereof, the holder of each such Current Option will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any of the Per Common Share Amount over the exercise price per Share under such Current Option multiplied by (ii) the number of Shares subject to such Current Option, whether or not fully vested, immediately prior to the Effective Time, without interest (the “Option Consideration”), reduced by any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign tax law. On or prior to the Closing Date, the Company (and its board of directors) shall obtain any consent of the holders of a Current Option required to cancel such Current Option in exchange for the right to receive the Option Consideration.

(b) Restricted Stock. At or immediately prior to the Effective Time, all outstanding rights of the Company to acquire unvested Shares issued pursuant to the Equity Compensation Plans, whether or not exercisable at such time shall lapse, and such unvested Shares shall be fully vested and cease to be subject to forfeiture and repurchase by the Company, and any transfer and escrow restrictions. Such Shares shall be subject to any income or employment taxes required to be withheld under the Code or any provision of state, local or foreign Tax law.

(c) Amendment and Administration of Equity Arrangements. As soon as reasonably practicable following the date of this Agreement and conditional upon the Closing, the Company (and its board of directors, or the appropriate committee thereof) shall take all requisite actions and/or adopt such resolutions as may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.11, including, without limitation, amending each of the Equity Compensation Plans if and to the extent necessary and practicable, to reflect the transactions contemplated by this Section 2.11.

(d) Withholding Taxes. In accordance with this Section 2.11, the Surviving Corporation will promptly pay or cause to be paid any amounts withheld pursuant to this Section 2.11 for applicable foreign, federal, state and local taxes to the appropriate Governmental Entity on behalf of such holders of the applicable Current Options and the unvested Shares issued pursuant to the Equity Compensation Plans.

Section 2.12 Warrants. At or immediately prior to the Effective Time, each Warrant as to which the consent of the holder thereof has been obtained shall be cancelled and in lieu thereof, the holder of each such Warrant will be entitled to receive from the Surviving Corporation an amount in cash equal to the product of (i) the excess, if any of the Per Common Share Amount over the exercise price per Share under such Warrant multiplied by (ii) the number of Shares subject to such Warrant immediately prior to the Effective Time, without interest (the “Warrant Consideration”). On or prior to the Closing Date, the Company (and its board of directors) shall use commercially reasonable efforts to obtain any consent of the holders of the Warrants required to cancel the Warrants in exchange for the right to receive the Warrant Consideration or to take such other actions that may be required in order to give effect to and accomplish the transactions contemplated by this Section 2.12.

Section 2.13 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and perfected appraisal rights under Sections 92A.300 through 92A.500 of the NRS (the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Per Common Share Amount but instead shall be entitled to receive such payment from the Surviving Corporation with respect to such Dissenting Shares as shall be determined pursuant to the NRS; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost such holder’s right to appraisal and payment under the NRS, each such Share held by such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the Per Common Share Amount in accordance with Section 2.9(a), and such Share shall no longer be a Dissenting Share. The Company shall give prompt notice to Parent of any written demands received by the Company for appraisals of any Shares and attempted withdrawals of such demands and any other instruments served pursuant to Section 92A.440 of the NRS and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 92A.320 of the NRS, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Shares, offer to settle or settle any demands or approve any withdrawal of any such demands.

Section 2.14 Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number, class or series of shares by reason of any stock dividend, subdivision, reclassification, recapitalization, stock split, combination or exchange of shares, then the Per Common Share Amount payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.15 Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares or Stock Options pursuant to the Merger any amounts as are required to be deducted and withheld under the Code, the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Warrants or Stock Options in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except, with respect to any Section of this Article III, as set forth in the section of the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Schedule”) that specifically relates to such Section or in another section of the Company Disclosure Schedule to the extent it is reasonably apparent from the text of such disclosure that such disclosure is applicable to such Section, or as disclosed by the Company in any publicly available report or document filed with the SEC prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of (a) the articles of incorporation and bylaws or other constituent documents, as amended to date, of the Company and each of its Subsidiaries and (b) the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings and actions taken by written consent of the stockholders, the boards of directors of the Company and each of its Subsidiaries and each committee of the board of directors of the Company and each of its Subsidiaries since January 1, 2003 to the extent that such written materials are available for such meetings. None of the Company or any of its Subsidiaries is in violation of its articles of incorporation, bylaws or other applicable constituent documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.2 Subsidiaries.

(a) Section 3.2(a)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Except for the Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) All of the outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted, other than Permitted Encumbrances.

(c) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any shares of any Subsidiary of the Company. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.3 Authorization. The Company has all requisite power and authority to execute and deliver this Agreement and the Voting Agreement and subject, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the Voting Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby, other than in the case of the consummation of the Merger, obtaining the Stockholder Approval. Other than with respect to obtaining the Stockholder Approval in order to consummate the Merger, the Company has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement, the Voting Agreement and to perform the obligations and consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Voting Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity. On or prior to the date hereof, the board of directors of the Company has duly and unanimously adopted resolutions (i) adopting this Agreement and declaring the Merger and the other transactions contemplated by this Agreement advisable and (ii) resolving to recommend that the Company stockholders approve this Agreement. All such resolutions are in full force and effect and have not been amended or superseded as of the date hereof.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) Twenty Million (20,000,000) Shares and (ii) Five Million (5,000,000) shares of preferred stock, par value $0.10 per share. As of March 31, 2006: (A) 7,115,204 Shares were issued and outstanding, (B) no shares of preferred stock were issued and outstanding and (C) there were 2,403,000 Treasury Shares. All outstanding Shares are validly issued, fully paid, nonassessable and free of any preemptive rights. Since March 31, 2006, the Company has not issued any Shares other than pursuant to the exercise of Stock Options granted under an Equity Compensation Plan.

(b) The Company has reserved 1,610,000 Shares for issuance under the Equity Compensation Plans, of which 10,000 Shares have been reserved for issuance pursuant to Equity Compensation Plans other than the

Company’s Second Amended and Restated Stock Option Plan for Executive and Key Employees and the Company’s Equity Incentive Plan of 2004. As of March 31, 2006, with respect to the Equity Compensation Plans, there were outstanding Stock Options with respect to 652,000 Shares and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.1(b) or other rights or awards under any of the Equity Compensation Plans. Section 3.4(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all outstanding Stock Options, the number of Shares subject to each such Stock Option and the grant dates, expiration dates, exercise prices and vesting schedule of each such Stock Option. All outstanding Stock Options are evidenced by the Stock Option agreements set forth in Section 3.4(b) of the Company Disclosure Schedule, and no Stock Option agreement contains terms that are inconsistent with, or in addition to, the terms contained therein.

(c) The Company has reserved 436,000 Shares for issuance pursuant to certain warrants to purchase Company Common Stock, of which (i) 100,000 Shares have been reserved for issuance pursuant to that certain Warrant to Purchase Common Stock, dated April 25, 2004, held by David R. Belding with an exercise price of $7.82 per share and (ii) 336,000 Shares have been reserved for issuance pursuant to those certain Warrants to Purchase Common Stock, dated November 12, 2004, held by various holders with an exercise price of $10.66 per share (the items in clauses (i) and (ii) being referred to collectively as the “Warrants”). As of the date hereof, except as disclosed in Section 3.4(c) of the Company Disclosure Schedule, no portion of the Warrants has been exercised by the holders thereof and other than pursuant to such Warrants, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any warrants for the purchase of the capital stock of the Company. Copies of the Warrants have been filed with the SEC, and no existing warrant agreement contains terms that are inconsistent with, or in addition to, the terms contained therein.

(d) Except as set forth in this Section 3.4 or as disclosed in Section 3.4(d) of the Company Disclosure Schedule, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company (including any Voting Company Debt), (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any Voting Company Debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) or (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the Shares. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(e) Except as disclosed in Section 3.4(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, or granting any preemptive rights, antidilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

Section 3.5 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or other constituent documents of the Company or any of its Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 3.5(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any Contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 3.5(b) and, in the case of the consummation of the Merger, to obtaining the Stockholder Approval, violate or conflict with any Order or Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No consent, approval, order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Entity is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) the filing and recordation of the Articles of Merger with the Secretary of State of the State of Nevada and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) compliance with and such filings as may be required under applicable Gaming Laws (including those promulgated by the Nevada Gaming Authorities), (iii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws, and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.6 SEC Reports. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, the Company has filed all forms, reports and documents with the SEC that have from and after January 1, 2003 been required to be filed by it (such forms, reports and documents, the “SEC Reports”). Each SEC Report complied, as of its filing date, as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such SEC Report was filed, except as disclosed in any such SEC Report. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any SEC Report. Neither the Company nor, to the knowledge of the Company, any of its executive officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

Section 3.7 Financial Statements.

(a) The consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports comply as to form in all material respects with the rules and regulations promulgated by the SEC with respect thereto and have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto) except, in the case of unaudited interim financial statements, as may be permitted by the Exchange Act, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, provided that the unaudited interim financial statements may not contain footnotes and are subject to normal year-end adjustments, in each case as permitted by GAAP and the applicable rules and regulations promulgated by the SEC.

(b) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the Company’s system of internal accounting controls.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including without limitation any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e) Except as set forth in Section 3.7(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has, on or after January 1, 2003, engaged in questionable accounting or auditing practices (except for any of the foregoing that have been resolved without any material impact). Since January 1, 2003, no current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s board of directors or any committee thereof or to any director or executive officer of the Company.

(f) To the Company’s knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries on or after January 1, 2003. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 3.8 Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the solicitation of proxies from stockholders at the Company Stockholders Meeting and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding any of the foregoing, the Company does not make any representations or warranties with respect to information supplied by Parent, Merger Sub or any of their officers, directors, representatives, agents or employees for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities other than (a) Liabilities reflected or otherwise reserved against on the Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries included in the SEC Reports filed prior to the date of this Agreement, (b) Liabilities under this Agreement, (c) Liabilities incurred in connection with the transactions contemplated by this Agreement, (d) executory obligations under any contract to which the Company is a party or is bound (i) entered into prior to December 31, 2005 or (ii) that are entered into after December 31, 2005 in the ordinary course of business and consistent with past practice and not in violation of Section 5.1 and (e) other Liabilities the existence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.10 Absence of Certain Changes. Since December 31, 2005, except for actions expressly contemplated or permitted by this Agreement and except as disclosed in Section 3.10 of the Company Disclosure Schedule, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice and there has not been:

(a) any Company Material Adverse Effect;

(b) other than cash dividends made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, any split, combination or reclassification of any shares of capital stock, or any declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary;

(c) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any Assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(d) any change in any method of accounting or accounting principles or practice by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(e) any amendment of the Company’s articles of incorporation or bylaws;

(f) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities;

(g) (A) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities by the Company or any of its Subsidiaries (including Voting Company Debt) except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (B) any event of default or default under the Company’s or any of its Subsidiary’s existing credit facilities or outstanding loans, (C) any assumption, guarantee or endorsement of the obligations of any other Person (except wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (D) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than customary loans or advances to employees or wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (E) any mortgage or pledge of the Company’s or any of its Subsidiaries’ assets, tangible or intangible, or any creation of any Lien thereupon (other than Permitted Encumbrances)

(h) any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(i) any acquisition (by merger, consolidation, or acquisition of stock or assets) by the Company or any of its Subsidiaries of any corporation, partnership or other business organization or division thereof or any equity interest therein for consideration in excess of $250,000;

(j) any sale, assignment, transfer, lease or other disposition or agreement to sell, assign, transfer, lease or otherwise dispose of any of the assets of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(k) any material Tax election or the institution of or any compromise or settlement of any proceeding or proposed adjustment with respect to any material Tax liability of the Company or any of its Subsidiaries;

(l) (A) any adoption, material amendment (excluding any amendment intended to cause any Employee Plan to comply with the requirements of Section 409A of the Code or any other applicable Law or to cause any Employee Plan to be exempt from such requirements) or termination of any Employee Plan, or (B) any increase in the compensation or benefits payable or that could become payable by the Company or its Subsidiaries to (i) officers or directors of the Company or any Subsidiary; (ii) any other employee of, or consultant to, the Company or any Subsidiary whose annual cash compensation is Seventy-Five Thousand Dollars ($75,000) or more other than in the ordinary course consistent with past practices; or (iii) all or any class of employees of the Company or any Subsidiary other than in the ordinary course consistent with past practices, except as required by Law or under the terms of any Employee Plan as in effect as of the date of this Agreement;

(m) any waiver, direct or indirect, by the Company or any of its Subsidiaries or payment of any material debt, liability or other obligation, except for payments made in the ordinary course of business consistent with past practices;

(n) any (A) issuance, sale or disposition of any capital stock or other equity interest in the Company or any of its Subsidiaries, except upon the exercise of Stock Options and Warrants in accordance with the terms thereof, or (B) issuance or grant of any options, warrants or other rights to purchase any capital stock or equity interests or securities exchangeable or exercisable for or convertible into the same, or (C) any other change in the authorized or issued and outstanding capitalization of the Company or any of its Subsidiaries;

(o) any amendment, alteration or modification in any material term of any currently outstanding Stock Option, warrants or other rights to purchase any capital stock or other equity interests in the Company or any securities exchangeable or exercisable for or convertible into the same (other than amendments required to permit the cancellation of Stock Options or the lapse of the Repurchase Rights as provided in Section 2.11 and excluding any amendment intended to cause any such Stock Option, warrant or other right to comply with the requirements of Section 409A of the Code or any other applicable Law or to cause any such Stock Option, warrant or other right to be exempt from such requirements); or

(p) any revaluation by the Company or any of its Subsidiaries of any of the material assets of the Company or such Subsidiary.

Section 3.11 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment, severance or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof and other than offer letters) with any current or former executive officer or other employee of the Company or its Subsidiaries or member of the board of directors of the Company;

(iii) any Contract or agreement for the purchase of Shares or Warrants exercisable for Shares, other than pursuant to the Equity Compensation Plans;

(iv) any guaranty or stand-alone indemnification agreement (in each case, under which the Company has continuing obligations as of the date hereof), other than any guaranty by the Company of any of its Subsidiary’s obligations;

(v) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or (B) prohibiting the Company or any of its Subsidiaries from engaging in business with any Person;

(vi) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise;

(vii) any mortgages, indentures, guarantees, loans, advances, capital contributions or investments or credit agreements, security agreements, promissory notes or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $200,000, other than (A) accounts receivables and payables and (B) loans to wholly-owned Subsidiaries, in each case in the ordinary course of business;

(viii) any material joint venture, alliance or partnership agreements or joint development or similar agreements with any third party;

(ix) any Contract with any Governmental Entity which has a remaining term in excess of one year or is not cancelable (without material penalty, cost or other liability) within 180 days;

(x) any Contract with any officer or director of the Company or any Subsidiary (other than any employment, severance or consulting agreement described in (a)(ii) above);

(xi) any Contract granting a Lien upon any asset of the Company or any Subsidiary securing indebtedness or other obligations, in each case in excess of $200,000;

(xii) any currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xiii) any Contract relating to construction or improvements at or adjacent to the Company’s Rail City Casino in Sparks, Nevada, in each case in excess of $200,000;

(xiv) any other agreement, contract or commitment that provides for payment obligations by or to the Company or any of its Subsidiaries of $200,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of 90 days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xiii) above;

(xv) the Option Agreements;

(xvi) the Real Property Leases; and

(xvii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xvi) above.

(b) Section 3.11(b) of the Company Disclosure Schedule sets forth a list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.11(a) that describes such Material Contract. The Company has, or caused to be, delivered or made available to Parent or Merger Sub, true and complete copies of the Material Contracts requested by either of them.

(c) Each Material Contract is valid and binding on the Company (or such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.12 Compliance with Laws. The Company and each of its Subsidiaries is in compliance with all Laws (including Gaming Laws) and Orders applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such violations or noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.12 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Sections 3.6, 3.7(b) and 3.8, (b) applicable Laws with respect to Taxes, which are covered in Sections 3.15 and 3.17, (c) Environmental Laws, which are covered in Section 3.16 or (d) applicable laws with respect to Employee Plans, which are covered in Section 3.17.

Section 3.13 Permits. The Company and its Subsidiaries and each of their respective “key persons” (as defined under applicable Gaming Laws) have, and are in compliance with the terms of, all permits, licenses, authorizations, consents, approvals and franchises from Governmental Entities required to conduct their businesses as currently conducted, including any permit, license or authorization from any Nevada Gaming Authority (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.14 Litigation. Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of the respective properties of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.15 Taxes.

Each of the Company and its Subsidiaries has duly and timely filed all material Tax Returns required to be filed by it, each of the Company and its Subsidiaries has duly paid or made adequate provision in accordance with GAAP in the Balance Sheet for the payment of all material Taxes which have become due as of the date thereof, and have withheld from their employees all material Taxes required to have been withheld and have paid over all such material Taxes to the proper governmental authority, and all such filed Tax Returns are accurate and complete in all material respects. There are no disputes pending or, to the knowledge of the Company, threatened, related to, or claims asserted for, material Taxes or assessments upon the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries does not have specific and adequate contingency reserves to the extent required by GAAP. There are no material liens for Taxes upon any property or assets of the Company or its Subsidiaries, other than liens for Taxes that are not delinquent. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Taxes of the Company or any of its Subsidiaries for any period. No claim has ever been made by any taxing authority in any jurisdiction where the Company or any of its Subsidiaries currently does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a material distribution intended to qualify under Section 355(a) of the Code. Neither the Company nor any of its Subsidiaries is a party to any Tax sharing, allocation or indemnification agreement or arrangement, other than any such customary agreements with customers, vendors, lessors or the like entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent or of which such Subsidiary was the common parent) or has any material liability for the Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law). Neither the Company nor any of its Subsidiaries has engaged in, or is a party to, any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 that has not been reported in accordance with Treasury Regulation Section 1.6011-4.

Section 3.16 Environmental Matters. Except as set forth on Section 3.16 of the Company Disclosure Schedule:

(a) the existing Owned Real Property and Leased Real Property and all activities and conduct of the Company related thereto comply with Environmental Laws in all material respects;

(b) there has been no disposal, release, or threatened release of Hazardous Substances on, under, in or from the Owned Real Property and the Leased Real Property or otherwise related to the operations of the Company, that to the knowledge of the Company has subjected or may reasonably subject the Company to any material liability under any Environmental Law;

(c) the Company has not disposed or arranged for disposal of Hazardous Substances on any third party property that to the knowledge of the Company has subjected or may subject the Company to any material liability under any Environmental Law;

(d) the Company has not received any written notice, demand, letter or claim relating to the Owned Real Property or the Leased Real Property alleging violation of or liability under any Environmental Law and there are no proceedings, actions, orders, decrees, injunctions or other claims, or to the knowledge of the Company, any threatened actions or claims, relating to or otherwise alleging material liability under any Environmental Law;

(e) to the knowledge of the Company, no underground storage tanks, formaldehyde foam insulation, asbestos-containing material, or polychlorinated biphenyls are located on the Owned Real Property or the Leased Real Property;

(f) the Company has delivered to Buyer copies of all environmental assessments, audits, studies, and other environmental reports in its possession or reasonably available to it relating to the Company or any of its current or former properties or operations;

(g) the Company has not agreed to assume, undertake or provide indemnification for any liability of any other person under any Environmental Law, including any obligation for corrective or remedial action; and

(h) the Company is not required to make any material capital or other material expenditures to comply with any Environmental Law nor to the knowledge of the Company is there any reasonable basis on which any Governmental Entity could take action that would required such capital or other expenditures.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an

“ERISA Affiliate”), and with respect to which the Company or any of its Subsidiaries has any material Liability (together the “Employee Plans”). With respect to each Employee Plan (as applicable), the Company has made available to Parent complete and accurate copies of (i) the most recent two years’ annual reports on Form 5500, including all schedules thereto; (ii) the most recent determination letter from the Internal Revenue Service for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the Internal Revenue Service or any office or representative of the Department of Labor or any similar Governmental Entity during the most recent 12 months relating to any compliance issues in respect of any such Employee Plan. No Employee Plan is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(b) Each Employee Plan has been maintained, operated and administered, in all material respects, in compliance with its terms and with all applicable Laws. Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made or accrued for under applicable Law and the terms of such Plan.

(c) Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, there are no Legal Proceedings relating to or seeking benefits under any Employee Plan that are pending or, to the knowledge of the Company, threatened against any Employee Plan, the assets of any trust under any Employee Plan, or the Company or any of its ERISA Affiliates. To the knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably be expected to be subject to any material liability relating to the Employee Plans (other than routine claims for benefits) under the terms of any Employee Plan, ERISA, the Code or any other applicable Law.

(d) To the knowledge of the Company, no fiduciary or party in interest of any Employee Plan has participated in, engaged in or been a party to any transaction relating to such Employee Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Employee Plan, neither the Company nor any of its ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), 502(i) or 502(l), nor, to the knowledge of the Company, is there a basis for any such claim.

(e) Except as set forth in any employment, retention, change in control, deferred compensation or severance agreement or arrangement between the Company or any of its Subsidiaries and any present or former employee or director, no Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(f) Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the Internal Revenue Service, and, to the knowledge of the Company, since the date of each most recent determination, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status.

(g) Except as expressly contemplated by this Agreement or as set forth in Section 3.17(g) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or individual providing services as an independent contractor of the Company or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(h) No deduction for federal income tax purposes is expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code including by reason of the transactions contemplated hereby.

Section 3.18 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or Collective Bargaining Agreement with respect to their respective employees with any labor organization, union, group, association, works council or other employee representative body. To the knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees. There are no lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to any employees of the Company or any of its Subsidiaries which would have a Company Material Adverse Effect nor have there been any such lockouts, strikes, slowdowns or work stoppages since January 1, 2003.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders relating to the employment of labor (including, without limitation, wage and hour Laws, Laws prohibiting discrimination in employment and Laws relating to employee notification and consultation, terms and conditions of employment practices and health and safety at work of employees).

Section 3.19 Real Property.

(a) Section 3.19(a) of the Company Disclosure Schedule contains (i) a list of each parcel of Owned Real Property and (ii) each parcel of Leased Real Property and includes all of the real property owned or leased by the Company or any of its Subsidiaries used in the conduct of the Company’s business. The Company has good and marketable fee simple title to the Owned Real Property free and clear of Liens, except for Permitted Encumbrances or as disclosed in Section 3.19(a) of the Company Disclosure Schedule and has a valid and subsisting leasehold estate in the Leased Real Property free and clear of Liens, except for Permitted Encumbrances or as disclosed on Section 3.19(a) of the Company Disclosure Schedule.

(b) The Company has provided Parent with a true, correct and complete copy of each Real Property Lease. All Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect as of the date hereof except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of Laws and general principles of equity, including, Laws and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law). Except as set forth on Schedule 3.19(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has assigned, subleased or otherwise hypothecated its interest as tenant in the Leased Real Property.

(c) The Company has valid options to purchase (i) the Gold Ranch Casino and related property pursuant to that certain Option to Purchase the Gold Ranch Casino Property and Improvements, The Leach Field Property, the Frontage Parcel, the California Lottery Station and the California Lottery Property, and the Right of First Refusal, dated as of December 27, 2001, by and among Prospector Gaming Enterprises, Inc., Target Investments,

L.L.C. and Last Chance, Inc., (ii) the Gold Ranch RV Business pursuant to that certain Option to Purchase All Assets of Gold Ranch RV Resort Business and Right of First Refusal, dated as of December 27, 2001, by and between Gold Ranch RV Resort, LLC, a Nevada limited liability company, and Last Chance, Inc., (iii) the RV Park Property pursuant to that certain Option to Purchase the RV Park Property and Right of First Refusal, dated as of December 27, 2001, by and between Prospector Gaming Enterprises, Inc. and Last Chance, Inc. and (iv) the Option to Purchase the RV Park, dated August 31, 2005, by and between Stags Leaps Partners, LLC and Dayton Gaming, Inc. (collectively, the “Option Agreements”). A true, complete and correct copy of each of the Option Agreements has been delivered to Parent. The Company has received no notice of any event, fact or circumstance which could result in a termination of the Company’s rights under the Option Agreements, and the Company has no knowledge of any event, fact or circumstance that could result in the termination of the Company’s rights under the Option Agreements. Other than pursuant to the Option Agreements, the Company and its Subsidiaries are not party to and do not have the benefit of any other option agreements to purchase real property or business operations.

Section 3.20 Assets; Personal Property. (i) The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses as presently conducted, and (ii) the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the business of the Company and its Subsidiaries as presently conducted, free and clear of all Liens, except, in the case of clauses (i) and (ii), for such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 3.21 Intellectual Property.

(a) Section 3.21(a) of the Company Disclosure Schedule sets forth a complete and correct list of the following Company IP owned or purported to be owned by the Company (the “Owned Company IP”): (i) all registered Trademarks and material unregistered Trademarks; (ii) domain name registrations; (iii) all issued patents and patent applications; and (iv) all registered Copyrights, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located, and (C) the application or registration number. Section 3.21(a) of the Company Disclosure Schedule identifies, with respect to domain names, the named owner and the registrar or equivalent Person with whom that domain name is registered. To the knowledge of the Company, the Owned Company IP is valid and enforceable.

(b) In each case in which the Company or any of its Subsidiaries has acquired ownership of any registered Trademarks, registered Copyrights, Patents, or domain name registrations currently included in the Owned Company IP from another Person (i) with respect to Patents, registered Trademarks, or registered Copyrights, the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, or their respective equivalents in the applicable jurisdiction, in each case in accordance with applicable Laws; and (ii) with respect to material domain names, the Company or any of its Subsidiaries has made or procured a transfer of the domain name in accordance with the procedure of the registrar.

(c) Section 3.21(c) of the Company Disclosure Schedule sets forth all material agreements (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company IP, or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company IP (collectively, the “Company IP Agreements”), other than licenses for off-the-shelf, mass-distributed software that has not been substantially customized solely for use by the Company and with respect to which the Company has not signed or otherwise executed any license or similar agreement. Neither the Company nor, to the knowledge of the Company, any third parties to the Company IP Agreements are in breach of any Company IP Agreements. There are no pending disputes regarding the scope of such Company IP Agreements, performance under the Company IP Agreements, or with respect to payments made or received under such Company IP Agreements. All Company IP Agreements are valid, binding and enforceable and are in full force and effect.

(d) The Company and its Subsidiaries own all right, title and interest in the Owned Company IP, free and clear of all Liens. The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company IP, and, to the knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. Without limiting the foregoing, the Company and its Subsidiaries have, and have enforced, a policy requiring employees and consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent.

(e) To the knowledge of the Company, none of the Company or any of its Subsidiaries has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property rights of any third party. To the knowledge of the Company, no person has infringed or otherwise violated or is infringing upon or otherwise violating any Company IP.

(f) No suit, claim, action, investigation or proceeding has been made, conducted, threatened or brought by a third party with respect to, and the Company has not been notified or become aware of, any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property rights of any third party. There is and in the past five (5) years has been no written claim (whether or not filed) challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company IP. The Company and its Subsidiaries are not subject to any Order of any Governmental Entity that restricts or impairs the use of any of their Intellectual Property.

(g) To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any material defects in the software and hardware used in their business as it is currently conducted that have not been fully resolved, including any error or omission in the processing of any data. The Company and its Subsidiaries have in place the disaster recovery plans and procedures described on Section 3.21(g) of the Company Disclosure Schedule.

(h) The Company’s and its Subsidiaries’ collection and dissemination of personal information in connection with their business has been conducted in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiaries and any applicable Law.

Section 3.22 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their employees, properties or assets, including, without limitation, policies of life, property, fire, workers’ compensation, products liability, and other casualty and liability insurance, that the Company believes is adequate for the operation of its business. Copies of all such material policies of insurance have been made available for review by Parent. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing material default or event which, with the giving of notice or lapse of time or both, would constitute a material default by any insured thereunder.

Section 3.23 Related Party Transactions. Except as set forth in the SEC Reports or in Section 3.23 of the Company Disclosure Schedule or for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

Section 3.24 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Stockholder Approval”), is the only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to adopt this Agreement and to approve the Merger and all other transactions contemplated by this Agreement.

Section 3.25 Brokers. Except for Mercanti Securities, LLC and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (true and correct copies of whose respective engagement letters have been furnished to Parent), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

Section 3.26 Opinion of Financial Advisors. The Company has received the opinion of Houlihan Lokey How ard & Zukin Financial Advisors, Inc., dated as of the date of this Agreement, to the effect that, as of such date and subject to the considerations set forth therein, the Per Common Share Amount is fair to the holders of Company Common Stock (other than Parent and Merger Sub) from a financial point of view, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.27. Complimentaries. None of the Company or any of its Subsidiaries is committed to any material complimentary arrangement for food or beverage for any of its guests or clients as of the Closing Date or for any period thereafter which has not been taken into account in determining its “current liabilities,” as determined in accordance with GAAP consistently applied and except in accordance with its prior practices.

Section 3.28. Customer Database. None of the Company or any of its Subsidiaries, and no employee, representative, affiliate, agent, officer or director thereof, has delivered, and none of the Company or any of its Subsidiaries has knowingly permitted any employee, representative, agent, officer, director or manager to deliver the customer database file or records of the Company or any of its Subsidiaries to a third party (other than mailing houses to process such information on its behalf) or allowed a third party access to the customer database files and records (other than the Parent or any of its employees, representatives, consultants and advisors). The customer database files and records of the Company and each of its Subsidiaries are updated and maintained regularly and shall be updated and maintained through the Closing Date in accordance with past practice.

Section 3.29. Inventories. Except for such exceptions that would not reasonably be expected to result in a Company Material Adverse Effect, all inventories of the Company and its Subsidiaries, including but not limited to promotional items and food and beverage items in any of the restaurants operated by the Company and its Subsidiaries as of the Closing Date and the inventory of any gift shop operated by the Company or any of its Subsidiaries, consist of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the consolidated financial statements or in the accounting records of the Company and its Subsidiaries as of the Closing Date, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.1 Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has delivered or made available to the Company complete and correct copies of the articles of incorporation and bylaws or other constituent documents, as amended to date, of Parent and Merger Sub.

Section 4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub, and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity.

Section 4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or other constituent documents of Parent or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound or (iii) assuming compliance with the matters referred to in Section 4.3(b), violate or conflict with any Order or Law applicable to Parent or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of any Governmental Entity is required on the part of Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Articles of Merger with the Secretary of State of the State of Nevada and such filings with Governmental Entities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) compliance with and such filings as may be required under applicable Gaming Laws (including those promulgated by the Nevada Gaming Authorities), (iii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control Laws and (v) such other Consents, the failure of which to obtain would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.4 Information Supplied. None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement or in any other documents to be filed with the SEC in connection with the transactions contemplated by this Agreement will, on each relevant filing date and on the date the Proxy Statement is first sent to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the time of the Company Stockholders Meeting, any event relating to Parent, Merger Sub or their officers, directors, representatives, agents or employees should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

Section 4.5 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties except for Legal Proceedings that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.6 Adequate Funds. Parent will have sufficient funds at the Effective Time for the funding of the Payment Fund and to perform its obligations with respect to the transactions contemplated by this Agreement.

Section 4.7 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All shares of capital stock of Merger Sub are owned directly by Parent.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company. Except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall conduct its and its Subsidiaries’ business in the ordinary course consistent with past practice and, to the extent consistent therewith, shall use commercially reasonable efforts to preserve intact its and its Subsidiaries’ current business organizations, keep available the service of its and its Subsidiaries’ current officers and key employees, preserve its and its Subsidiaries’ relationships with customers, suppliers and others having significant business dealings with it and its Subsidiaries. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or as described in Section 5.1 of the Company Disclosure Schedule, during the period from the date hereof to the Effective Time, the Company shall not, and shall not permit its Subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

(a) propose to adopt any amendments to or amend its articles of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or Subsidiary Securities (including, for the avoidance of doubt, restricted stock), except (i) pursuant to Stock Options outstanding prior to the date hereof in accordance with the existing terms of such Stock Options or pursuant to any award or grant already made under an Employee Plan prior to the date hereof, (ii) pursuant to the exercise of Warrants outstanding prior to the date hereof, (iii) the issuance of shares of restricted stock with a fair market value at the time of grant not to exceed $475,000 in the aggregate to the Company’s employees in the ordinary course of business consistent with past practice in connection with annual year-end performance reviews and equity awards and (iv) the issuance of up to 17,500 shares of restricted stock to the Company’s independent directors in accordance with the Company’s customary year-end awards;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities;

(d) other than cash dividends made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(f) except in connection with capital expenditures that do not trigger the thresholds set forth in Sections 5.1(p)(iii), (iv) and (v), (i) incur or assume any long-term or short-term debt or issue any debt securities except for (A) debt incurred under the Company’s existing credit agreement to fund operations of the business in the ordinary course of business consistent with past practice and (B) loans or advances to wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of wholly-owned Subsidiaries of the Company, (iii) make any loans, advances or capital contributions to or investments in any other Person except for travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or (iv) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Encumbrances);

(g) other than in the ordinary course of business, enter into, amend, modify, terminate (partially or completely), grant any waiver under, or give any consent with respect to, any Material Contract or license material to the Company other than in the ordinary course of business or as required by Law;

(h) undertake any action set forth in Section 3.10(l), except, in the case of employees other than the officers of the Company, (i) in response to offers of employment from third parties, (ii) in connection with the assumption by an employee of new duties or responsibilities, (iii) increases in compensation to employees of the Company in connection with annual year-end performance reviews in amounts consistent with the ordinary course consistent with past practices or (iv) to the minimum extent necessary to comply with Section 409A of the Code without increasing the benefits provided to any Person; provided, however, that in the case of the general managers of each of the Company’s properties, the Company shall consult with Parent prior to taking any such actions;

(i) forgive any loans to employees, officers or directors or any of their respective Affiliates or Associates;

(j) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other plan, agreement, contract or arrangement of the Company other than (i) matching contributions (including, without limitation, discretionary matching contributions) in accordance with the terms of any Employee Plan that is intended to qualify under Section 401(a) of the Code and (ii) deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans;

(k) enter into any Collective Bargaining Agreement;

(l) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for (i) obsolete equipment, (ii) inventory in the ordinary course of business or (iii) pursuant to existing contracts or commitments and slot participation agreements entered into after the date hereof in the ordinary course of business consistent with past practice;

(m) except as may be required as a result of a change in Law or in GAAP, make any change in any of the accounting principles or practices used by it;

(n) (i) make or change any material Tax election (unless required by applicable Law), (ii) settle or compromise any material federal, state, local or foreign income Tax liability, other than with respect to any proceeding relating to a Tax liability that (A) is in progress as of the date hereof or (B) is in an amount less than or equal to the liability or reserve that has been recorded with respect thereto on the Balance Sheet or (iii) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(o) (i) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (ii) modify, amend or exercise any right to renew any lease or sublease of real property;

(p) (i) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein, (ii) enter into any contract or agreement other than in the ordinary course of business which would be reasonably likely to result in a Company Material Adverse Effect, (iii) authorize, incur or commit to incur any new capital expenditure(s) at or adjacent to the Company’s Rail City Casino property in Sparks, Nevada, which individually deviates by more than $200,000 or in the aggregate deviates by more than $1,000,000 when compared to the amounts set forth in the budget for such expenditure in the budget set forth on Schedule 5.1(p)(iii) of the Company Disclosure Schedule; (iv) authorize, incur or commit to incur any other new capital expenditure(s) which individually deviates by more than $200,000 or in the aggregate deviates by more than $1,000,000 when compared to the amounts set forth in the budget for such expenditure in the budget set forth on Schedule 5.1(p)(iv) of the Company Disclosure Schedule or (v) authorize, incur or commit to incur any other new capital expenditure(s) for fiscal year 2007 which individually deviates by more than $200,000 or in the aggregate deviates by more than $1,000,000 when compared to the Company’s budget for capital expenditures adopted for fiscal 2007, which new budget shall not exceed five percent of the Company’s net revenue and shall be provided to Parent following adoption; provided, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts or commitments;

(q) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims, liabilities or obligations (i) reflected or reserved against in full in the financial statements of the Company and its Subsidiaries at December 31, 2005 or incurred since December 31, 2005 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and is in an amount of less than $200,000 individually or $1,000,000 in the aggregate;

(r) except as required by applicable Law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s) except as required by applicable Law, convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the Company Stockholders Meeting; or

(t) enter into a Contract to do any of the foregoing or knowingly take any action which results or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

Section 5.2 No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 5.3 Company Stockholders Meeting; Proxy Statement.

(a) The Company shall call a meeting of its stockholders (the “Company Stockholders Meeting”) to be held as soon as reasonably practicable for the purpose of obtaining the Stockholder Approval, and shall use its commercially reasonable efforts to cause such meeting to occur as soon as reasonably practicable. Subject to Section 5.4, the board of directors of the Company shall use commercially reasonable efforts to obtain the Stockholder Approval. In connection with such Company Stockholders Meeting, the Company shall promptly prepare and file with the SEC and mail to its stockholders as promptly as practicable the Proxy Statement and any amendments or supplements thereto.

(b) Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to the Company all information regarding Parent and its

Affiliates as may be required to be disclosed therein. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement, if and to the extent that it shall have become false or misleading in any material respect prior to the Company Stockholders Meeting. If any event with respect to Parent or Merger Sub, or with respect to information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement, shall occur which is required to be described in an amendment or supplement to the Proxy Statement, Parent and Merger Sub shall promptly advise the Company and cooperate with the Company in connection with the preparation of any materials required to be filed with the SEC in connection therewith. The Company shall cause the Proxy Statement, as so corrected, to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of such comments and shall consult with Parent, Merger Sub and their counsel prior to responding to such comments. Subject to the terms of this Agreement, the Proxy Statement shall contain the recommendation of the Company’s board of directors that the Company’s stockholders approve this Agreement and the Merger.

Section	5.4 No Solicitation.

(a) From and after the date of this Agreement until the termination of this Agreement pursuant to Article VII, the Company shall not, and it shall cause its Subsidiaries and its officers, directors and employees, and it shall use its reasonable best efforts to cause the investment bankers, attorneys, agents and representatives of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or take any action knowingly to facilitate or encourage the making, submission or announcement of any Acquisition Proposal or (ii) engage in any discussions or negotiations with, or furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford any access to the properties, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that has made or, to the knowledge of the Company, is seeking to make, an Acquisition Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.4(a) by any officer, director or employee of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.4(a) by the Company. Notwithstanding the foregoing, prior to the receipt of the Stockholder Approval, the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, may furnish information concerning the businesses, properties or assets of the Company or any of its Subsidiaries to any Person or group, including furnishing nonpublic information pursuant to an executed confidentiality agreement, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement, and may engage in discussions and negotiations with such Person or group concerning an acquisition only if: (A) such Person or group has submitted an unsolicited bona fide Acquisition Proposal which the board of directors of the Company determines in good faith is, or is reasonably likely to result in, a Superior Proposal, (B) the board of directors of the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties and (C) the Company promptly provides to Parent any material nonpublic information provided to such Person or group if such information has not been previously provided to Parent. The Company shall instruct its investment bankers, attorney, agents and other representatives that such Persons are not authorized to, and are instructed not to, take any action prohibited by this Section 5.4(a).

(b) The Company shall promptly (and in any event within 48 hours, but in any event prior to the same time on the next Business Day) notify Parent of any Acquisition Proposal, any material modifications thereto or any request for non-public information relating to the Company or its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent informed on a reasonably current basis of the status and details of any such Acquisition Proposal or request, and shall promptly (and in any event within 48 hours, but in any event prior to the same time on the next Business Day) provide to Parent a copy of all written materials subsequently provided to or by the Company in connection with such Acquisition Proposal or request.

(c) The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, agents and representatives of the Company and any of its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal, shall terminate any access of any such Third Party to any nonpublic information and shall request the return or destruction of any nonpublic information provided to any such Third Party in connection with any such activities, discussions or negotiations.

(d) Except as set forth in this Section 5.4(d), the board of directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to any Acquisition Proposal (subject to Section 7.1(d)(1)). Notwithstanding the foregoing, the board of directors of the Company shall be permitted to (x) take the actions described in clause (i) or (ii) of this Section 5.4(d) if (A) the Company has complied with this Section 5.4, (B) if any such actions are taken in response to an Acquisition Proposal (and only in such cases), the board of directors of the Company determines in good faith, after consultation with its independent financial advisors, that such Acquisition Proposal constitutes a Superior Proposal, (C) the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law (taking into consideration any proposal by Parent to amend the terms of this Agreement), and (D) the Company has provided Parent prior written notice of its intent to take any such action at least three Business Days prior to taking such action, or (y) enter into an agreement relating to an Acquisition Proposal that constitutes a Superior Proposal upon termination of this Agreement in accordance with Section 7.1(d)(i) and concurrent payment of the Termination Fee pursuant to section 7.2(a)(iii).

(e) Nothing contained in this Section 5.4 shall prohibit the Company or its board of directors, directly or indirectly through advisors, agents or other intermediaries, from taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure or recommendation to the Company’s stockholders if, after consultation with outside legal counsel, the board of directors determines in good faith that failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders or violate applicable law.

Section 5.5 Access to Information.

(a) From the date hereof to the Effective Time and subject to applicable Law, upon reasonable notice, the Company shall, and shall cause its officers, directors and employees to, (i) provide Parent, its lenders and their respective authorized representatives and agents (“Authorized Representatives”) with reasonable access during normal business hours to the facilities, properties, employees (including all accounting and finance personnel responsible for the preparation of the Company’s financial statements, internal controls, disclosure controls and procedures and financial reporting processes), books and records of the Company and its Subsidiaries and use commercially reasonable efforts to cause the Company’s and its Subsidiaries’ consultants and independent public accountants, to provide access to their work papers and such other information as Parent may reasonably request, (ii) furnish to Parent and its authorized representatives such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request; and (iii) furnish promptly to Parent a copy of each report, schedule or other document filed or received by the Company during such period pursuant to the requirements of the federal or state securities Laws.

In furtherance of the foregoing, from the date hereof until the Closing Date, the Company shall furnish to Parent on a monthly basis and within 25 days after the end of each calendar month (except for the months of March, June, September and December), unaudited balance sheets of the Company and its Subsidiaries, taken as a whole, and of each of the Company’s Subsidiaries, individually, as of the end of each such month, and the unaudited statements of operations for the month then ended (the “Subsequent Monthly Statements”) for such entities; provided that the financial statements furnished pursuant to this Section 5.5(a) (i) shall be complete and prepared in accordance with the books and records of the Company and its Subsidiaries, (ii) shall accurately reflect the assets, liabilities and financial condition and results of operations of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material, and (iii) shall have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto, and except that such Subsequent Monthly Statements may not contain footnotes). In addition, to the extent requested by Parent, the Company shall use its commercially reasonable efforts to permit Parent and its Authorized Representatives the right to access the real properties subject to the Option Agreements and to make inspections thereof and the right to inspect information relating to such real properties (to the extent available to the Company). The Authorized Representatives may perform such inspections and investigations as they deem reasonably appropriate, provided that information arising from such inspections and investigations is subject to the terms of the Confidentiality Agreement and provided further that the Authorized Representatives use diligent efforts to minimize interference with the Company’s business at its facilities and properties. Notwithstanding the forgoing, the Company shall not be required to provide any information as to which it notifies Parent that it reasonably believes it may not provide to Parent by reason of contractual or legal restriction.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.5 shall require the Company or its Affiliates to disclose any information to Parent if such disclosure would be in violation of applicable Laws or agreements.

(c) Parent shall, and shall cause its Affiliates and each of their respective officers, directors, employees, financial advisors, counsel and agents to hold all documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Letter Agreement entered into between the Company and Parent on February 2, 2006 (the “Confidentiality Agreement”).

Section 5.6 Governmental Filings. Each of Parent and the Company agrees to use its commercially reasonable efforts to (a) make any filings required or in Parent’s reasonable opinion advisable pursuant to the HSR Act and any applicable foreign antitrust, competition or merger control Laws or Gaming Laws with respect to the transactions contemplated hereby as promptly as practicable, (b) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and/or any such applicable foreign Law or Gaming Laws and (c) take all other actions necessary to cause the expiration or termination of the applicable waiting periods or to obtain any Consents under the HSR Act, such foreign Law and/or Gaming Laws, as soon as practicable. Each party shall keep the other parties promptly apprised of any communications with, and inquiries or requests for information from Governmental Entities in connection with such filings and shall permit the other parties to review any material communication given by it to, and consult with the other parties in advance of any meeting or conference with, any such Governmental Authority, and to the extent permitted by such applicable Governmental Entities, give the other parties the opportunity to attend and participate in such meetings and conferences. Nothing in this Agreement, however, shall require or be construed to require any party hereto, in order to obtain the consent or successful termination of any review of any such Governmental Entity regarding the transactions contemplated hereby, to sell or hold separate, or agree to sell or hold separate, before or after the Effective Time of the Merger, any material assets, businesses or any interests in any material assets or businesses, of Parent, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by Parent or the Company, of any material assets or businesses, or any interests in any material assets or businesses), or any material change in or restriction on the operation by Parent or the Company of any assets or businesses.

Section 5.7 Approvals and Consents. The parties shall cooperate with each other and use their commercially reasonable efforts to obtain all necessary Consents, including, without limitation, (a) all necessary Consents of any Governmental Entity including both those described in Section 5.6 and the Nevada Gaming Authority and (b) all Consents described in Section 3.5(b), in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, the parties hereto shall furnish information required in connection therewith and seek timely to obtain any such Consents.

Section 5.8 Employee Benefits.

(a) Parent agrees to provide, or to cause the Surviving Corporation to provide, for a period of 12 months after the Closing Date, employee benefits to employees of the Company or its Subsidiaries employed by the Surviving Corporation on and after the Closing Date that are substantially similar, in the aggregate, to the benefits provided under the Employee Plans (excluding those plans that relate to equity compensation) prior to the Closing Date.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to honor in accordance with their respective terms (as in effect on the date of this Agreement), all the Company’s employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter.

(c) With respect to any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), for all purposes of determining eligibility to participate and vesting but not for purposes of benefit accrual, service with the Company or any of its Subsidiaries shall be treated as service with Parent or any of its Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and its Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

Section 5.9 Public Announcements. The Company, Merger Sub and Parent shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to obtaining the other parties’ written consent, which consent shall not be unreasonably withheld or delayed, except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange or Nasdaq rule or any listing agreement of any party hereto.

Section 5.10 Indemnification; Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless, to the fullest extent permitted under applicable law (and Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, officer and employee of the Company and its Subsidiaries (collectively, the “Indemnified Persons”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, however, that Surviving Corporation shall not be required to indemnify any Indemnified Person pursuant hereto if it shall be determined that the Indemnified Person acted in bad faith and not in a manner such Indemnified Person believed to be in or not opposed to the best interests of the Company. The articles of incorporation of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation of the Surviving Corporation to contain, provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of the Company than are presently set forth in the Company’s articles of incorporation and bylaws.

(b) For a period of six years following the Effective Time, Parent shall cause the Surviving Corporation to maintain policies of directors’ and officers’ liability insurance covering each Person who is now or was a director or officer of the Company or any of its Subsidiaries with respect to claims arising from facts or events that occurred on or prior to the Effective Time and providing at least the same coverage and amounts and containing terms that in aggregate are not less advantageous to the insured parties than those contained in the policies of directors’ and officers’ liability insurance in effect as of the date hereof (the “Current Policy Coverage”); provided, however, that in no event shall the Surviving Corporation be required to expend, per annum, in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided, further, that if the annual premium required to provide the foregoing insurance exceeds 200% of the annual premium currently paid by the Company, the Surviving Corporation shall provide as much of such insurance as can be purchased for such premium, and, any present or former officer or director, upon reasonable written notice thereof from the Surviving Corporation, who desires to be covered by the Current Policy Coverage may so elect and shall be covered by the Current Policy Coverage so long as such former officer or director pays the portion of the premium for such policies in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 5.10. If the Company in its sole discretion elects, by giving written notice to Parent at least 60 days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company may purchase a “tail” or “runoff” policy that (i) has an effective term of up to six years from the Effective Time, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided that the premium for such “tail” or “run off” coverage shall not exceed 200% of the annual premium currently paid by the Company.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.10.

Section 5.11 Obligations of Merger Sub; Voting of Company Common Stock. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Parent shall vote any Shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholders Meeting.

Section 5.12 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) contesting any Legal Proceeding or Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (ii) executing any additional instruments necessary to consummate the transactions contemplated hereby and (iii) to the extent deemed necessary by the Parties, amending this Agreement to provide for the merger of the Company with and into Merger Sub and the continuation of Merger Sub as the surviving corporation in such merger. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

Section 5.13 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 5.14 Landlord Estoppels. The Company shall use commercially reasonable efforts to obtain from each landlord under a lease for the Leased Real Property for the benefit of Parent an estoppel certificate in the form required to be delivered by the landlord as specified in the underlying lease or, if no form is specified, an estoppel certificate, substantially in the form reasonably acceptable to the Company and Parent (the “Estoppel Certificate”) certifying (a) the status of the underlying lease for the Leased Real Property and of any amendments and addenda thereto and (b) the absence of any default by the Company or its Subsidiary, as tenant, under the lease for the Leased Real Property or, if any default is alleged to exist, the nature of such default.

Section 5.15 Option Agreement Estoppels. The Company shall, prior to the Effective Date, use its commercially reasonable efforts to obtain an estoppel certificate executed by each optionor under the Option Agreements pursuant to which the optionor certifies that (a) except as specified therein, the Option Agreement to which it is a party has not been amended and is in full force and effect, (b) the Company is not in default in the performance of any of its obligations under the Option Agreement, and (c) the transactions contemplated herein will not constitute an impermissible assignment of the option.

Section 5.16 Title Insurance.

(a) The Company shall use its commercially reasonable efforts to (i) deliver an updated title report for each Owned Real Property and Leased Real Property within fifteen (15) days after the date hereof and (ii) assist Parent in obtaining, on behalf of the Surviving Corporation, a policy of title insurance (the “Title Policy”) with respect to the Owned Real Property and the Leased Real Property designated on Schedule 5.16 (the “Significant Real Property”) in form and substance reasonably satisfactory to Parent.

(b) The Company shall use its commercially reasonably efforts to cause the Title Company to, promptly following the date hereof, deliver to Parent a current commitment from the Title Company setting forth the basis upon which the Title Company is willing to insure title to the Real Property (the “Title Commitment”); provided, however, that in no event shall the Company be required to execute a so-called mechanics’ lien or other indemnity to the Title Company in connection with the issuance of any title policies requested by the Parent, except that the Company will execute a so-called owner’s affidavit in form acceptable to the Company in its sole, but reasonable discretion, at the request of Parent in order to facilitate the issuance of any such title policy(ies). All costs and expense incurred by the Parties in connection with obtaining the Title Policies and Title Commitments pursuant to this Section 5.16 shall be borne equally by Parent and the Company.

Section 5.17 Environmental Reports.

(a) If required by Parent’s Lender (as defined below), the Company shall use commercially reasonable efforts to obtain and deliver to Parent Phase I Investigations (as defined below), which reports shall be dated no earlier than 6 months prior to the Closing Date, covering all of the Owned Real Property and the Leased Real Property. If the Phase I Investigations contain recommendations for further investigation of any Recognized Environmental Condition, as defined in the 2000 American Society of Testing and Materials (ASTM) standards for the performance of Phase I Environmental Site Assessments (ASTM E 1527-00 or if requested by Parent’s Lender, pursuant to the American Society for Testing and Materials Standard E 1527-05), and if Parent’s Lender reasonably believes that such conditions require additional investigation, then the remaining provisions of this Section 5.17 shall control. For purposes of this Section 5.17, “Lender” shall mean the lender of the financing necessary to fund the Payment Fund.

(b) In the event that Parent notifies the Company that (i) any Phase I Environmental Assessment pursuant to the American Society for Testing and Materials Standard E 1527-00 or if requested by Parent’s Lender, pursuant to the American Society for Testing and Materials Standard E 1527-05 (Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process) (each, a “Phase I Investigation”) delivered to Parent pursuant to Section 5.17(a) contain recommendations for further investigation of any Recognized Environmental Condition, and (ii) Parent’s Lender has informed Parent that a response to such further inquiries is required in order to consummate the financing necessary to fund the Payment Fund, the Company shall use commercially reasonable effort to cause to be carried out by an assessor (who shall be reasonably satisfactory to Parent) a Phase II Environmental Assessment pursuant to the American Society for Testing and Materials Standard E 1903-97 (2002) (Standard Guide for Environmental Site Assessments: Phase II Environmental Site Assessment Process) (each, a “Phase II Investigation”) on each parcel of real property with respect to which there was any such fact, matter or circumstance discovered or reported, and upon completion of such Phase II Investigations, if any, the Company shall provide copies to Parent of all reports and documents related thereto. All costs and expense incurred by the Parties in connection with the reports and investigations undertaken pursuant to this Section 5.17 shall be borne equally by Parent and the Company.

(c) The Company hereby agrees that any Phase I Investigation or Phase II Investigation provided to Parent by the Company pursuant to this Section 5.17 or otherwise may be provided to Parent’s advisers, representatives, underwriters and agents for the purposes of consummating the transactions contemplated by this Agreement and the financing therefor.

(d) If any Phase II Environmental Report delivered by the Company pursuant to Section 5.17(b) demonstrates that any Owned Real Property or Leased Real Property is not in compliance with all Environmental Laws applicable to such property or that environmental remediation may be required by any applicable Governmental Entity, then the Company shall promptly pursue any and all rights it may have for indemnification for the losses caused by such non-compliance or required remediation.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver (to the extent permitted by applicable Law) of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No provision of any applicable Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger.

(c) Regulatory Approvals. Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and all consents of any Governmental Entity required to have been obtained, including all necessary approvals under any applicable Gaming Laws, prior to the Effective Time with respect to the transactions contemplated hereby shall have been obtained.

Section 6.2 Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) (disregarding for purposes of this Section 6.2(a), all qualifications relating to materiality or Parent Material Adverse Effect) except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to the foregoing effect and a certificate signed on behalf of Merger Sub by an authorized executive officer of Merger Sub to the foregoing effect.

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time or waiver of the following further conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.4(a) through (d) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time and (ii) the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent that such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) (disregarding for purposes of this Section 6.3(a), all qualifications relating to materiality or Company Material Adverse Effect) except to the extent that any breaches thereof, whether individually or in the aggregate, would not have a Company Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or is reasonably expected to result in, a Company Material Adverse Effect.

(d) Warrants. Each of the Warrants shall have been exercised in full by the holders thereof or the Company shall have obtained consents in accordance with Section 2.12.

(e) Dissenting Stockholders. Holders of no more than ten percent (10%) of the Company Common Stock shall have perfected dissenters’ rights.

(f) Termination of Affiliate Contracts. The Company shall have terminated the Contracts set forth on Schedule 6.3(f).

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after obtaining the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if:

(i) the Merger shall not have been consummated by the date which is 9 months after the date hereof; provided, however, that such date may be extended by either party (by written notice thereof to the other party) up to and including the date which is 12 months after the date hereof in the event all conditions to effect the Merger other than one or more conditions set forth in Sections 6.1(b) and (c) have been or are capable of being satisfied at the time of each such extension (the latest applicable date shall be referred to herein as the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(i) if such party’s breach of this Agreement shall have been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date; or

(ii) (A) there shall be any applicable United States Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, that no party may terminate this Agreement pursuant to this Section 7.1(b)(ii)(A) if such party’s breach of this Agreement resulted in the application or imposition of such Law; or (B) any Governmental Entity having competent jurisdiction shall have issued a final Order or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action is or shall have become non-appealable; provided, that the party seeking to terminate pursuant to this Section 7.1(b)(ii)(B) shall have used its commercially reasonable efforts to challenge such Order or other action; or

(c) by either the Company or Parent, if the Stockholder Approval shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken;

(d) by the Company if:

(i) prior to obtaining the Stockholder Approval, (A) the board of directors of the Company shall have determined to accept a Superior Proposal and the Company shall have complied with Section 5.4(d)(D), (B) the board of directors of the Company, after taking into account any modifications to the terms of the Merger proposed by Parent and Merger Sub after receipt of the notice contemplated by Section 5.4(d)(D), continues to believe such other proposal constitutes a Superior Proposal and, after consultation with outside legal counsel, determines in good faith that the failure to accept such other proposal would result in a breach of its fiduciary duties to the Company’s stockholders under applicable law and (C) the Company shall have fully negotiated the final terms of such Superior Proposal; or

(ii) Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that any of the conditions set forth in Section 6.2(a) or (b) are not capable of being satisfied on or before the Outside Date, and such condition is either incapable of being satisfied by the Outside Date or is not cured on or before the Outside Date after 10 Business Days notice from the Company; provided, however, that the Company is not then in material breach of this Agreement;

(e) by Parent if:

(i) the board of directors of the Company shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company of this Agreement or the transactions contemplated hereby, including the Merger, (B) approved or recommended any Acquisition Proposal by a Third Party, or (C) entered into any letter of intent, agreement in principle, acquisition agreement or other agreement except any confidentiality agreement pursuant to Section 5.4(a) with respect to any Acquisition Proposal by a Third Party; or

(ii) the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, such that any of the conditions set forth in Section 6.3(a) or (b) are not capable of being satisfied on or before the Outside Date, and such condition is either incapable of being satisfied by the Outside Date or is not cured on or before the Outside Date after 10 Business Days notice from Parent; provided, however, that Parent is not then in material breach of this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement and abandonment of the Merger pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party (or its Affiliates, directors, officers or stockholders) to the other parties hereto; provided that, if such termination shall result from the willful failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to perform in all material respects any of its covenants contained in this Agreement, such party shall be fully liable for any and all Liabilities incurred or suffered by the other party as a result of such failure. The provisions of this Section 7.2, Section 5.5(c) and Article VIII shall survive any termination hereof pursuant to Section 7.1. Except as provided below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(b) The Company shall pay, or cause to be paid, to Parent an amount equal to Five Million Dollars ($5,000,000) (the “Termination Fee”), less any Parent Expense Reimbursement previously paid pursuant to Section 7.2(c):

(i) if this Agreement is terminated by either party pursuant to Section 7.1(b)(i) without the Company Stockholders Meeting having been convened and (A) following the date hereof but prior to the Outside Date, an Acquisition Proposal by a Third Party shall have been publicly announced or disclosed to the Company, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(ii) if this Agreement is terminated by either party pursuant to Section 7.1(c) and (A) following the date hereof but prior to the Company Stockholders Meeting an Acquisition Proposal has been publicly announced, and (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction;

(iii) if this Agreement is terminated by the Company pursuant to Section 7.1(d)(i), concurrently with such termination;

(iv) if this Agreement is terminated by Parent pursuant to Section 7.1(e)(i), within two Business Days after a demand for payment following such termination; or

(v) if this Agreement is terminated by Parent pursuant to Section 7.1(e)(ii) based on an intentional breach or failure by the Company and (A) following the date hereof an Acquisition Proposal by a Third Party has been publicly announced or disclosed to the Company and, (B) within 12 months of such termination, the Company shall have consummated an Alternative Transaction or entered into an agreement for an Alternative Transaction that is subsequently consummated, concurrently with the consummation of such Alternative Transaction.

For purposes of this Section 7.2(b), an “Alternative Transaction” means any transaction of the type referred to in the definition of Acquisition Proposal, provided the reference to 25% shall be deemed to be a reference to 50%.

(c) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(c), the Company shall pay, or cause to be paid, to Parent up to Two Million Five Hundred Thousand Dollars ($2,500,000) of Parent and Merger Sub’s actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys’ fees) (the “Supporting Materials”) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (the “Parent Expense Reimbursement”), within two Business Days of receipt of the Supporting Materials.

(d) The parties hereto agree that the Termination Fee and the Parent Expense Reimbursement are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that in the event that either the Termination Fee or the Parent Expense Reimbursement becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 7.2, the Termination Fee or the Parent Expense Reimbursement, as applicable, shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement; provided that if the Parent Expense Reimbursement is paid pursuant to Section 7.2(c) the Company may still be required to subsequently pay a portion of the Termination Fee pursuant to Section 7.2(b) in an amount equal to the Termination Fee less the Parent Expense Reimbursement previously paid pursuant to Section 7.2(c). If applicable, the Termination Fee shall not be payable more than once pursuant to Section 7.2(b) and in no event shall the Company be required to pay both the Termination Fee and the Parent Expense Reimbursement in an aggregate amount in excess of Five Million Dollars ($5,000,000).

(e) The Company acknowledges that Sections 7.2(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that Parent would not have entered into this Agreement without Sections 7.2(b) and (c); accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.2(b) or (c) and, in order to obtain such payment, Parent commences a suit which results in a final, non-appealable judgment or ruling against the Company for the fee set forth in Section 7.2(b) or (c), the Company shall pay to Parent Parent’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received by Parent. The Company acknowledges that it is obligated to pay to Parent any amounts due pursuant to Section 7.2(b) whether or not the stockholders of the Company have approved this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non-survival of Representations and Warranties. The representations and warranties made herein and in any document delivered pursuant hereto shall not survive beyond the Effective Time or a termination of this Agreement. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made (a) when delivered personally, (b) upon transmission and confirmation of receipt by a facsimile operator if sent by facsimile, (c) on the third Business Day after being mailed by certified mail (postage prepaid, return receipt requested) or (d) on the next Business Day after deposit with a recognized overnight courier guaranteeing next Business Day delivery, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Parent or Merger Sub:

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada 89118

Attention: Edward J. Herbst and Sean Higgins

Facsimile: (702) 798-8079

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Peter F. Ziegler, Esq.

Facsimile: (213) 229-7520

if to the Company to:

The Sands Regent

345 N. Arlington Avenue

Reno, Nevada 89501

Attention: Chief Executive Officer

Facsimile: (775) 348-6241

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attention: Patrick T. Seaver, Esq.

Facsimile: (714) 755-8290

Section 8.3 Expenses. Except as otherwise provided herein, each of the parties hereto will bear all legal, accounting, investment banking and other fees, expenses and costs incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.

Section 8.4 Amendment. This Agreement may be amended by action taken by Parent and by action taken by or on behalf of the respective boards of directors of Merger Sub and the Company at any time before the Effective Time; provided, however, that after the adoption of this Agreement and the approval of the Merger at the Company Stockholders Meeting, no amendment shall be made which would reduce the amount or change the kind of consideration to be received in exchange for the Shares upon consummation of the Merger. This Agreement may be amended only by an instrument in writing signed by each of the parties hereto.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (c) subject to the proviso of Section 8.4, waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only against such party and only if set forth in an instrument, in writing, signed by such party. The failure or delay by any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights nor shall any single or partial assertion of a right preclude any other or further assertion thereof or the exercise of any other right. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 8.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article II and Section 5.10, nothing in this Agreement express or implied is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto and any attempted assignment in violation of this Section 8.6 shall be null and void and of no effect, provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

Section 8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law thereof.

Section 8.8 Jurisdiction. The parties hereto agree that any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in (a) the courts of the State of Nevada or (b) the Federal courts of the United States of America located in the State of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such Legal Proceeding in any such court or that any Legal Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service or process on such party as provided in Section 8.2 shall be deemed effective service of process on such party. Each party waives any right to trial by jury with respect to any Legal Proceeding based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 8.9 Specific Performance. The parties hereby acknowledge and agree that money damages may not be a sufficient remedy for any breach of this Agreement and that each party shall be entitled to equitable relief, including injunction or specific performance, as a remedy for any such breach.

Section 8.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.11 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.12 Counterparts. This Agreement may be executed by facsimile in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This

Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 8.13 Entire Agreement. This Agreement (including the Company Disclosure Schedule), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and thereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

HERBST GAMING, INC.

By:	/S/ EDWARD J. HERBST
Name: Edward J. Herbst Title: Chairman, Chief Executive Officer and President

HGI-CASINOS, INC.

By:	/S/ EDWARD J. HERBST
Name: Edward J. Herbst Title: Chairman, Chief Executive Officer and President

THE SANDS REGENT

By:	/S/ FERENC B. SZONY
Name: Ferenc B. Szony Title: President and Chief Executive Officer

ANNEX B

PROXY

AND

VOTING AGREEMENT

THIS PROXY AND VOTING AGREEMENT (this “Agreement”), dated as of May 16, 2006, is entered into by and among Herbst Gaming, Inc., a Nevada corporation (“Parent”); HGI-Casinos, Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); Cornelius T. Klerk; David R. Grundy; Deborah Lundgren; Doug Hayes; Ferenc B. Szony; Jon N. Bengtson; Larry Tuntland; Louis J. Phillips; Pete Cladianos III; Pete Cladianos; Jr.; Robert J. Medeiros; Katherene Latham; Bradley Cladianos 1996 Trust; The Hannah Patricia Pauly Trust; The Pete Cladianos III Trust; The Antonia Cladianos II Grantor Retained Annuity Trust; The Leslie Cladianos Grantor Retained Annuity Trust; The Pete Cladianos Jr. Trust FBO Pete Cladianos III; The Katherene Johnson Latham Trust FBO Pete Cladianos III; The Katherene Johnson Latham Trust FBO Leslie Cladianos; The Pete Cladianos Jr. Trust FBO Leslie Cladia; The Pete Cladianos Jr. Trust FBO Antonia Cladianos II; The Katherene Johnson Latham Trust FBO Antonia Cladianos II; The Pete Cladianos Jr. Trust FBO Allison Cladianos; The Pete Cladianos Jr. Trust FBO Antonia Cladianos II Trust; The Pete Cladianos III Grantor Retained Annuity Trust; Antonia Cladianos; The Katherene J. Latham 1988 Trust; Katherene Renee Lundgren UNIFTRF MIN ACT NV; The Deborah R. Lundgren Family Trust; The Katherene Johnson Latham Trust FBO Katherene R. Lundgren; The Pete Cladianos Jr. FBO Katherene R. Lundgren; The Katherene Johnson Latham Trust FBO Gregory K. Lundgren; The Pete Cladianos Jr. Trust FBO Gregory K. Lundgen; The Katherene R. Lundgren Trust; The Gregory Kent Lundgren Trust and The Deborah R. Lundgren 1986 Trust; (such individuals and entities together, the “Stockholders” and each a “Stockholder”) and, with respect to Section 7(k) hereof only, The Sands Regent, a Nevada corporation (the “Company”)

RECITALS

WHEREAS, concurrently herewith, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, of even date herewith (as such agreement may hereafter be amended from time to time in conformity with the provisions thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the Company shall be the surviving corporation and become a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the Stockholders are the beneficial owners (as defined below) of shares of common stock, $0.10 par value per share, of the Company in such amounts as set forth in Annex A (such shares, together with all other shares of capital stock or other voting securities of the Company with respect to which each Stockholder has beneficial ownership as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company received pursuant to any change in the capital stock of the Company by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as “Stockholder Shares”); and

WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have requested that the Stockholders agree, and the Stockholders have each agreed, to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. For the purposes of this Agreement, terms not defined herein but used herein and defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless the context clearly indicates otherwise.

2. Voting Agreement. Each Stockholder hereby agrees with Parent and Merger Sub that, at any meeting of the Company’s stockholders, however called, such Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause all of their respective Stockholder Shares then outstanding to be counted as present thereat for purposes of establishing a quorum, and such Stockholder shall vote, or cause to be voted (or in connection with any written consent of the Company’s stockholders, act, or cause to be acted, by written consent, if so permitted) with respect to all Stockholder Shares that such Stockholder is entitled to vote or as to which such Stockholder has the right to direct the voting, as of the relevant record date, (i) in favor of the Merger Agreement and the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement and actions required in furtherance thereof and hereof; (ii) against any proposal that is intended to, or is reasonably likely to result in any of the conditions of the Parent’s or Merger Sub’s obligations under the Merger Agreement not being fulfilled; and (iii) against (A) any Acquisition Proposal (as defined in the Merger Agreement), or (B) the election of a group of individuals to replace a majority or more of the individuals presently on the Board of Directors of the Company; provided that if one or more individuals presently on the Board of Directors withdraws his or her nomination for reelection at any meeting of stockholders for the election of directors, such Stockholder may vote for a replacement director nominated by the Company’s Board of Directors for such individual(s); provided further that nothing in this Agreement shall be interpreted as obligating any Stockholder to exercise any options to acquire shares of capital stock of the Company.

3. Proxy.

(a) Each Stockholder hereby irrevocably (but subject to the termination provisions of Section 6 hereof) constitutes and appoints Parent, which shall act by and through Edward J. Herbst (the “Proxy Holder”), with full power of substitution, its true and lawful proxy and attorney-in-fact to vote at any meeting (and any adjournment or postponement thereof) of the Company’s stockholders called for purposes of considering whether to approve any transaction described in Section 2 hereof, or to execute a written consent of stockholders in lieu of any such meeting (if so permitted), all Stockholder Shares held by such Stockholder of record as of the relevant record date, in the manner specified in Section 2 hereof.

(b) The proxy and power of attorney granted herein shall be deemed to be coupled with an interest sufficient in law to support a proxy and shall revoke all prior proxies granted by each Stockholder which conflict with the proxy granted herein. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. Each Stockholder shall not grant any proxy to any person which conflicts with the proxy granted herein, and any attempt to do so shall be void. The power of attorney granted herein is a durable power of attorney and shall survive the insolvency, incapacity, death or liquidation of a Stockholder, as the case may be.

(c) If any Stockholder fails for any reason to vote his, her or its Stockholder Shares as required by Section 2 hereof, then the Proxy Holder shall have the right to vote the Stockholder Shares held by such Stockholder at any meeting of the Company’s stockholders and in any action by written consent of the Company’s stockholders in accordance with this Section 3. The vote of a Proxy Holder shall control in any conflict between a vote of such Stockholder Shares by a Proxy Holder and a vote of such Stockholder Shares by such Stockholder with respect to the matters set forth in Section 2 hereof.

4. Director and Officer Matters Excluded. Parent and Merger Sub acknowledge and agree that no provision of this Agreement shall limit or otherwise restrict any Stockholder with respect to any act or omission that a Stockholder may undertake or authorize in his or her capacity as a director or officer of the Company, including, without limitation, any vote that such Stockholder may make as a director or officer of the Company with respect to any matter presented to the Company Board.

5. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to, and covenants with, Parent and Merger Sub as follows:

(a) Title to Stockholder Shares. Each Stockholder is the beneficial owner (as defined in Rule 13(d)(3) promulgated under the Exchange Act, “beneficial owner”) of all the Stockholder Shares set forth in Annex A opposite such Stockholder’s name. Each Stockholder has sole voting power and the sole power of disposition with respect to all of his or her Stockholder Shares outstanding on the date hereof, and will have sole voting power and sole power of disposition with respect to all of his or her Stockholder Shares acquired after the date hereof upon the exercise, conversion or exchange of any option, warrant or convertible security owned or held by such Stockholder as of the date hereof, with no limitations, qualifications or restrictions on such rights. Each Stockholder is the sole record holder of his or her Stockholder Shares outstanding on the date hereof as set forth in Annex A opposite such Stockholder’s name.

(b) Power; Binding Agreement. Each Stockholder has the legal capacity, power and authority to enter into and perform all of his or her respective Stockholder obligations under this Agreement. The execution, delivery and performance of this Agreement by each Stockholder will not violate any agreement or court order to which such Stockholder is a party or is subject, including, without limitation, any voting agreement or voting trust. This Agreement has been duly and validly executed and delivered by each Stockholder and constitutes a valid and binding agreement upon each Stockholder, enforceable against such Stockholder in accordance with its terms, subject to general principles of equity.

(c) Restriction on Transfer, Proxies and Non-Interference; Stop Transfer. Except as expressly contemplated by this Agreement, during the term of this Agreement, no Stockholder shall, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of his or her Stockholder Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any Stockholder Shares which conflict with Section 3(a) hereof and the proxy granted herein or deposit any Stockholder Shares into a voting trust or enter into a voting agreement with respect to any Stockholder Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of his or her respective Stockholder obligations under this Agreement. Each Stockholder further agrees with and covenants to Parent that such Stockholder shall not request that the Company register the transfer of any certificate or uncertificated interest representing any of their Stockholder Shares, unless such transfer is made in compliance with this Agreement. Each Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

(d) No Consents. To his, her or its knowledge, the execution and delivery of this Agreement by each Stockholder does not, and the performance by each Stockholder of his, her or its obligations hereunder will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

(e) Notification of Parent. Each Stockholder hereby agrees, while this Agreement is in effect, to notify Parent and Merger Sub promptly of the number of any additional shares of capital stock and the number and type of any other voting securities of the Company acquired by such Stockholder, if any, after the date hereof.

(f) Reliance by Parent and Merger Sub. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(g) Sophistication. Each Stockholder acknowledges being an informed and sophisticated investor and, together with such Stockholder’s advisors, has undertaken such investigation as they have deemed necessary, including the review of the Merger Agreement and this Agreement, to enable the Stockholder to make an informed and intelligent decision with respect to the Merger Agreement and this Agreement and the transactions contemplated thereby and hereby.

(h) Permitted Transfers. Notwithstanding Section 5(c), any Stockholder that is a natural person shall have the right to transfer his or her Stockholder Shares to (1) any Family Member (as defined below); (2) the trustee or trustees of a trust for the benefit of such Stockholder and/or one or more Family Members; (3) the executor, administrator or personal representative of the estate of such Stockholder; (4) any guardian, trustee or conservator appointed with respect to the assets of such Stockholder or (5) any transferee approved by Parent; provided that in the case of any such transfer, the transferee shall, as a condition to such transfer, execute an agreement to be bound by the terms and conditions of this Agreement. “Family Member” means the Stockholder’s spouse, father, mother, issue (if living with the Stockholder), brother or sister.

6. Termination. This Agreement, including the voting agreement and proxy granted pursuant to Sections 2 and 3 hereof, shall terminate immediately upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time and (c) the date of any material modification, waiver or amendment to the Merger Agreement which reduces the Per Share Amount or extends the Outside Date beyond the date which is 12 months after the date hereof.

7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(b) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, and any attempted assignment in violation hereof shall be void.

(c) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses set forth below or to such other address as the party to whom notice is to be given may have furnished to the other parties hereto in writing in accordance herewith. Any such notice or communication shall be deemed to have been delivered and received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (C) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent, and (D) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted:

if to Parent or Merger Sub:

Herbst Gaming, Inc.

3440 West Russell Road

Las Vegas, Nevada 89118

Attention: Edward J. Herbst and Sean Higgins

Facsimile: (702) 798-8079

with a copy to:

Gibson, Dunn & Crutcher LLP

333 S. Grand Ave.

Los Angeles, California 90071

Attention: Peter F. Ziegler

Facsimile: (213) 229-7520

if to a Stockholder, to:

such address for the Stockholder as set forth on the

signature page hereto

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(e) Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, the parties agree to replace such provision with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

(f) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(g) Governing Law; Submission to Jurisdiction; Waivers; Consent to Service of Process; Waiver of Jury Trial. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Nevada without regard to the conflict of law principles thereof. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the courts of the State of Nevada to the fullest extent permitted by Applicable Law and each of the parties hereto hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 7(d). Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 7(g), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(h) Counterparts. This Agreement may be executed by facsimile and in multiple counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

(i) Further Assurances. At the request of any party to another party or parties to this Agreement, such other party or parties shall execute and deliver such instruments or documents to evidence or further effectuate (but not to enlarge) the respective rights and obligations of the parties and to evidence and effectuate any termination of this Agreement.

(j) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

(k) Company Stop Transfer Agreement. The Company hereby acknowledges the restrictions on transfer of the Stockholder Shares contained in Section 5(c) hereof. The Company agrees not to, and to instruct its transfer agent not to, register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Stockholder Shares, unless such transfer is made pursuant to and in compliance with this Agreement.

(l) Individual Performance. Notwithstanding anything in this Agreement to the contrary, no Stockholder shall be responsible or liable for the failure of any other Stockholder to comply with its obligations hereunder. Nothing in this Agreement shall be interpreted as creating a “group” (as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended) among the Stockholders.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

HERBST GAMING, INC.

By:	/s/ EDWARD J. HERBST
Name: Edward J. Herbst Title: Chairman, Chief Executive Officer and President

HGI-CASINOS, INC.

By:	/s/ EDWARD J. HERBST
Name: Edward J. Herbst Title: Chairman, Chief Executive Officer and President

STOCKHOLDERS:

/s/ CORNELIUS T. KLERK
Cornelius T. Klerk

Address:

/s/ DAVID R. GRUNDY
David R. Grundy

Address:

/s/ DEBORAH LUNDGREN
Deborah Lundgren

Address:

/s/    DOUG HAYES

Doug Hayes

Address:

/s/    FERENC B. SZONY

Ferenc B. Szony

Address:

/s/    JON N. BENGTSON

Jon N. Bengtson

Address:

/s/    LARRY TUNTLAND

Larry Tuntland

Address:

/s/    LOUIS J. PHILLIPS

Louis J. Phillips

Address:

/s/    PETE CLADIANOS III

Pete Cladianos III

Address:

/s/    PETE CLADIANOS, JR.

Pete Cladianos, Jr.

Address:

/s/    ROBERT J. MEDEIROS

Robert J. Medeiros

Address:

/s/    KATHERENE LATHAM

Katherene Latham

Address:

Bradley Cladianos 1996 Trust

/s/    DAVID R. GRUNDY

David R. Grundy

Pete Cladianos III

Trustee

The Hannah Patricia Pauly Trust

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Pete Cladianos III Trust

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Antonia Cladianos II Grantor Retained Annuity Trust

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Leslie Cladianos Grantor Retained Annuity Trust

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Pete Cladianos Jr. Trust FBO Pete Cladianos III

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Katherene Johnson Latham Trust FBO Pete Cladianos III

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Katherene Johnson Latham Trust FBO Leslie Cladianos

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Pete Cladianos Jr. Trust FBO Leslie Cladianos

/s/    PETE CLADIANOS JR.

Pete Cladianos Jr.

Trustee

The Pete Cladianos Jr. Trust FBO Antonia Cladianos II

/s/ PETE CLADIANOS JR.
Pete Cladianos Jr. Trustee

The Katherene Johnson Latham Trust FBO Antonia Cladianos II

/s/ PETE CLADIANOS JR.
Pete Cladianos Jr. Trustee

The Pete Cladianos Jr. Trust FBO Allison Cladianos

/s/ PETE CLADIANOS JR.
Pete Cladianos Jr. Trustee

The Pete Cladianos Jr. Trust FBO Antonia Cladianos II Trust

/s/ PETE CLADIANOS JR.
Pete Cladianos Jr. Trustee

The Pete Cladianos III Grantor Retained Annuity Trust

/s/ PETE CLADIANOS JR.
Pete Cladianos Jr. Trustee

Antonia Cladianos (held in street name Wachovia)

/s/ PETE CLADIANOS JR.
Pete Cladianos Jr. Trustee

The Katherene J. Latham 1988 Trust

/s/ KATHERENE J. LATHAM
Katherene J. Latham Trustee

Katherene Renee Lundgren UNIFTRF MIN ACT NV

/s/ DEBRA LUNDGREN
Debra Lundgren Custodian

The Deborah R. Lundgren Family Trust

/s/ DEBORAH R. LUNDGREN
Deborah R. Lundgren Trustee

The Deborah R. Lundgren Family Trust

/s/ DEBORAH R. LUNDGREN
Deborah R. Lundgren Trustee

The Katherene Johnson Latham Trust FBO Katherene R. Lundgren

/s/ DEBORAH R. LUNDGREN
Deborah R. Lundgren Trustee

The Pete Cladianos Jr. FBO Katherene R. Lundgren

/s/ DEBORAH LUNDGREN
Deborah Lundgren Trustee

The Katherene Johnson Latham Trust FBO Gregory K. Lundgren

/s/ DEBORAH LUNDGREN
Deborah Lundgren Trustee

The Pete Cladianos Jr. Trust FBO Gregory K. Lundgren

/s/ DEBORAH LUNDGREN
Deborah Lundgren Trustee

The Katherene R. Lundgren Trust

/s/ DEBORAH R. LUNDGREN
Deborah R. Lundgren Trustee

The Gregory Kent Lundgren Trust

/s/ DEBORAH R. LUNDGREN
Deborah R. Lundgren Trustee

The Deborah R. Lundgren 1986 Trust

/s/ DEBORAH R. LUNDGREN
Deborah R. Lundgren Trustee

The Deborah R. Lundgren 1986 Trust

/s/ DEBORAH R. LUNDGREN
Deborah R. Lundgren Trustee

ACKNOWLEDGED AND AGREED TO (with respect to Section 7(k)):
THE SANDS REGENT

By:	/s/ FERENC B. SZONY
Name: Ferenc B. Szony Title: President and Chief Executive Officer

ANNEX C

May 16, 2006

The Board of Directors of The Sands Regent

345 North Arlington Avenue

Reno, NV 89501

Dear Members of the Board of Directors:

We understand that The Sands Regent (the “Company”) is considering entering into an agreement and plan of merger (the “Merger Agreement”) with Herbst Gaming, Inc. (the “Acquiror”) pursuant to which a wholly owned subsidiary of the Acquiror will be merged with and into the Company (the “Merger”). We further understand that, pursuant to the terms of the Merger Agreement, each share of the Company’s common stock, par value $0.10 per share, issued and outstanding immediately prior to the effective time of the Merger will be converted into and represent the right to receive $15.00 in cash and without interest thereon (the “Consideration”). The proposed Merger and other related transactions referred to in the Merger Agreement and disclosed to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. (“Houlihan Lokey”) are referred to collectively herein as the “Transaction.” Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

You have requested that Houlihan Lokey provide an opinion (the “Opinion”) to the Board of Directors (the “Board”) as to whether, as of the date hereof, the Consideration to be received by the Company’s public stockholders in the Transaction is fair to such stockholders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the Company’s annual reports to shareholders and SEC filings on Form 10-K for the fiscal years ended June 30, 2001 through June 30, 2005, SEC filings on Form 10-Q for the periods ended September 30, 2005 and December 31, 2005, SEC filing on Form 8-K filed on May 8, 2006 (the “May 8-K”), and the draft form 10-Q dated March 31, 2006, which management has identified as being the most current financial statements available;

2.	reviewed Company-prepared forecasts for the fiscal periods 2006 through 2009;

3.	met with members of the Company’s Board of Directors to discuss the Transaction;

4.	met with certain members of the senior management of the Company to discuss the Transaction and the operations, financial condition, future prospects, and projected operations and performance of the Company;

5.	met with representatives of the Company’s investment bank to discuss certain matters;

Chicago • 123 North Wacker Drive, 4th Floor • Chicago, Illinois 60606-1700 • tel. 312.456.4700 • fax 312.346.0951
Los Angeles New York San Francisco Minneapolis Washington, D.C. Dallas Atlanta London

6.	reviewed the following agreements and documents:

a.	Agreement and Plan of Merger, by and among The Sands Regent, Herbst Gaming, Inc., and HGI-Casinos, Inc. dated May 16, 2006: and

b.	Proxy and Voting Agreement with the shareholders who are parties thereto; and

7.	conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company have advised us, and we have assumed, that the financial forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. With respect to the publicly available financial forecasts and projections for the Company referred to above, we have reviewed and discussed such forecasts with the management of the Company and have assumed, with your consent, that such forecasts and projections represent reasonable estimates and judgments of the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or facts that would make the information reviewed by us incomplete or misleading. We have reviewed the May 8-K relating to non-reliance on previously issued financial statements. We have reviewed the proposed adjustments to the Company’s interim financial statements referred to therein with the Company and have taken them into account in rendering the opinion set forth herein. We have assumed that these are the only adjustments to be made to the Company’s interim financial statements and that no additional errors exist. We have also assumed that the Company is not party to any material pending transaction, including, without limitation, any external financing, recapitalization, acquisition or merger, divestiture or spin-off (other than the Transaction).

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the agreements identified in item 6 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to all such agreements will perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the agreements provided to us, without any amendments or modifications thereto or any adjustment to the aggregate consideration. We have also relied upon and assumed, without independent verification, that all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or the expected benefits of the Transaction.

Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

We have not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

This Opinion is furnished for the use and benefit of the Board in connection with its consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to how such security holder should vote with respect to the Transaction.

In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of the Company and any other party that may be involved in the Transaction.

Houlihan Lokey, or its affiliates, have provided certain other financial advisory and investment banking services, unrelated to the current Transaction, for the Acquiror and have received fees for rendering such services, and we may continue to do so in the future.

We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Board the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or any other party other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders, or any other party, or (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on information received from the outside counsel to the Company and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the Company’s public stockholders in the Transaction is fair to such stockholders from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

ANNEX D

Section 92A.300 – 92A.500 of the Nevada Revised Statutes

92A.300. Definitions.

As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

92A.305. “Beneficial stockholder” defined.

“Beneficial stockholder” means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

92A.310. “Corporate action” defined.

“Corporate action” means the action of a domestic corporation.

92A.315. “Dissenter” defined.

“Dissenter” means a stockholder who is entitled to dissent from a domestic corporation’s action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive.

92A.320. “Fair value” defined.

“Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

92A.325. “Stockholder” defined.

“Stockholder” means a stockholder of record or a beneficial stockholder of a domestic corporation.

92A.330. “Stockholder of record” defined.

“Stockholder of record” means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee’s certificate on file with the domestic corporation.

92A.335. “Subject corporation” defined.

“Subject corporation” means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter’s rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

92A.340. Computation of interest.

Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

92A.350. Rights of dissenting partner of domestic limited partnership.

A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

92A.360. Rights of dissenting member of domestic limited-liability company.

The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

92A.370. Rights of dissenting member of domestic nonprofit corporation.

1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

92A.380. Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.

1. Except as otherwise provided in NRS 92A.370; and 92A.390, any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

(a) Consummation of a conversion or plan of merger to which the domestic corporation is a constituent entity:

(1) If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

(2) If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

(b) Consummation of a plan of exchange to which the domestic corporation is a constituent entity as the corporation whose subject owner’s interests will be acquired, if his shares are to be acquired in the plan of exchange.

(c) Any corporate action taken pursuant to a vote of the stockholders to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

(d) Any corporate action not described in paragraph (a), (b) or (c) that will result in the stockholder receiving money or scrip instead of fractional shares.

2. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.

92A.390. Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.

1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

(a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

(b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

(1) Cash, owner’s interests or owner’s interests and cash in lieu of fractional owner’s interests of:

(I) The surviving or acquiring entity; or

(II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner’s interests of record; or

(2) A combination of cash and owner’s interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

92A.400. Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.

1. A stockholder of record may assert dissenter’s rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter’s rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

2. A beneficial stockholder may assert dissenter’s rights as to shares held on his behalf only if:

(a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter’s rights; and

(b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

92A.410. Notification of stockholders regarding right of dissent.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters’ rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

2. If the corporate action creating dissenters’ rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters’ rights that the action was taken and send them the dissenter’s notice described in NRS 92A.430.

92A.420. Prerequisites to demand for payment for shares.

1. If a proposed corporate action creating dissenters’ rights is submitted to a vote at a stockholders’ meeting, a stockholder who wishes to assert dissenter’s rights:

(a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(b) Must not vote his shares in favor of the proposed action.

2. If a proposed corporate action creating dissenters’ rights is taken by written consent of the stockholders, a stockholder who wishes to assert dissenters’ rights must not consent to or approve the proposed corporate action.

3. A stockholder who does not satisfy the requirements of subsection 1 or 2 and NRS 92A.400 is not entitled to payment for his shares under this chapter.

92A.430. Dissenter’s notice: Delivery to stockholders entitled to assert rights; contents.

1. The subject corporation shall deliver a written dissenter’s notice to all stockholders entitled to assert dissenters’ rights.

2. The dissenter’s notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

(a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

(b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

(c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter’s rights certify whether or not he acquired beneficial ownership of the shares before that date;

(d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

(e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

92A.440. Demand for payment and deposit of certificates; retention of rights of stockholder.

1. A stockholder to whom a dissenter’s notice is sent must:

(a) Demand payment;

(b) Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice for this certification; and

(c) Deposit his certificates, if any, in accordance with the terms of the notice.

2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter’s notice, is not entitled to payment for his shares under this chapter.

92A.450. Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.

1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

2. The person for whom dissenter’s rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

92A.460. Payment for shares: General requirements.

1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

(a) Of the county where the corporation’s registered office is located; or

(b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

2. The payment must be accompanied by:

(a) The subject corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders’ equity for that year and the latest available interim financial statements, if any;

(b) A statement of the subject corporation’s estimate of the fair value of the shares;

(c) An explanation of how the interest was calculated;

(d) A statement of the dissenter’s rights to demand payment under NRS 92A.480; and

(e) A copy of NRS 92A.300 to 92A.500, inclusive.

92A.470. Payment for shares: Shares acquired on or after date of dissenter’s notice.

1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter’s notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment pursuant to NRS 92A.480.

92A.480. Dissenter’s estimate of fair value: Notification of subject corporation; demand for payment of estimate.

1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

92A.490. Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.

1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

(a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

(b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

92A.500. Legal proceeding to determine fair value: Assessment of costs and fees.

1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

(b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460; or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

PROXY

THE SANDS REGENT

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Ferenc B. Szony and Robert J. Medeiros, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of common stock of The Sands Regent, a Nevada corporation, which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at The Sands Regency Casino/Hotel, 345 North Arlington Avenue, Reno Nevada on August 28, 2006 at 10:00 a.m. local time, or any adjournment or postponement thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below:

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

^FOLD AND DETACH HERE^

Please Mark Here for Address Change or Comments ☐

SEE REVERSE SIDE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 16, 2006, by and among The Sands Regent, Herbst Gaming, Inc., and HGI-Casinos, Inc., a wholly owned subsidiary of Herbst Gaming, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	Proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) or postponement(s) thereof, the attorney-in-fact so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

Signature	Date	Signature	Date

NOTE: THIS PROXY SHOULD BE MARKED, DATED AND SIGNED BY THE STOCKHOLDER EXACTLY AS HIS, HER OR ITS NAME APPEARS HEREON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO INDICATE AND IF SHARES ARE HELD BY JOINT TENANTS OR AS COMMUNITY PROPERTY, BOTH SHOULD SIGN.

Please mark, sign and date your proxy card

and return it in the enclosed postage-paid envelope.

^ FOLD AND DETACH HERE ^